EXECUTION VERSION

$90,000,000
SENIOR SECURED SUPERPRIORITY
DEBTOR-IN-POSSESSION CREDIT, SECURITY AND GUARANTY AGREEMENT
Dated as of February 8, 2016

among
HORSEHEAD CORPORATION,
THE INTERNATIONAL METALS RECLAMATION COMPANY, LLC,
HORSEHEAD METAL PRODUCTS, LLC,
ZOCHEM INC.
and
HORSEHEAD HOLDING CORP.
as Borrowers,

THE GUARANTORS FROM TIME TO TIME PARTY HERETO,
THE LENDERS FROM TIME TO TIME PARTY HERETO,
as Lenders,

and
CANTOR FITZGERALD SECURITIES,
as Administrative Agent

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INTRODUCTION	1

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS	1

Section 1.01	Certain Defined Terms 1

Section 1.02	Computation of Time Periods 26

Section 1.03	Accounting Terms. 26

Section 1.04	Miscellaneous 26

Section 1.05	Québec Interpretation 27

ARTICLE II THE CREDIT FACILITY	27

Section 2.01	Advances 27

Section 2.02	Method of Borrowing. 28

Section 2.03	Fees. 29

Section 2.04	Repayment 30

Section 2.05	Interest 30

Section 2.06	Prepayments. 31

Section 2.07	Increased Costs. 31

Section 2.08	Payments and Computations. 33

Section 2.09	Taxes. 33

Section 2.10	Sharing of Payments, Etc 36

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Section 2.11	Applicable Lending Offices 36

Section 2.12	Intentionally Omitted. 36

Section 2.13	Mitigation Obligations; Replacement of Lenders. 36

Section 2.14	Termination of Commitments and Facility. 37

Section 2.15	[Reserved] 38

Section 2.16	Defaulting Lenders. 38

ARTICLE III CONDITIONS PRECEDENT	39

Section 3.01	Conditions Precedent to Initial Borrowing 39

Section 3.02	Conditions Precedent to Each Borrowing 41

Section 3.03	Determinations Under Sections 3.01 and 3.02 42

ARTICLE IV REPRESENTATIONS AND WARRANTIES	42

Section 4.01	Formation and Existence 42

Section 4.02	Power and Authority 42

Section 4.03	Authorization and Approvals 42

Section 4.04	Enforceable Obligations 43

Section 4.05	Financial Statements; No Material Adverse Effect. 43

Section 4.06	True and Complete Disclosure 43

Section 4.07	Litigation 43

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Section 4.08	Compliance with Laws 44

Section 4.09	No Default 44

Section 4.10	Properties and Contracts. 44

Section 4.11	Environmental Condition. 44

Section 4.12	Insurance. 45

Section 4.13	Taxes 46

Section 4.14	Pension Compliance. 46

Section 4.15	Security Interests 47

Section 4.16	Labor Relations 48

Section 4.17	[Reserved] 48

Section 4.18	Margin Regulations 48

Section 4.19	Investment Company 48

Section 4.20	OFAC Restrictions 48

Section 4.21	Reorganization Matters 48

ARTICLE V AFFIRMATIVE COVENANTS	49

Section 5.01	Preservation of Existence 49

Section 5.02	Compliance with Laws 49

Section 5.03	Maintenance of Property 50

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Section 5.04	Maintenance of Insurance. 50

Section 5.05	Payment of Taxes, Etc 50

Section 5.06	Reporting Requirements 50

Section 5.07	Other Notices 53

Section 5.08	Books and Records; Inspection 54

Section 5.09	Use of Proceeds 55

Section 5.10	Nature of Business 55

Section 5.11	Further Assurances in General 55

Section 5.12	Cash Management 56

Section 5.13	Risk Management Policy 56

Section 5.14	Collateral 56

Section 5.15	Compliance with Anti-Money Laundering and OFAC Laws. 56

Section 5.16	Maintenance of Liens 57

Section 5.17	[Reserved] 57

Section 5.18	Milestones 57

Section 5.19	Chief Restructuring Officer and Information Officer. 58

Section 5.20	Lender Conference Calls 58

ARTICLE VI NEGATIVE COVENANTS	58

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Section 6.01	Liens, Etc 58

Section 6.02	Debts, Guaranties and Other Obligations 59

Section 6.03	Merger or Consolidation 60

Section 6.04	Asset Sales 60

Section 6.05	Capital Expenditures and Investments 61

Section 6.06	Restricted Payments 62

Section 6.07	Prepayment or Modification of Debt 62

Section 6.08	Change in Nature of Business 63

Section 6.09	Transactions With Affiliates 63

Section 6.10	Agreements Restricting Liens and Distributions 63

Section 6.11	Limitation on Accounting Changes or Changes in Fiscal Periods 63

Section 6.12	Sale and Leaseback Transactions 64

Section 6.13	Other Debt 64

Section 6.14	Legal Status; Amendment of Organizational Documents 64

Section 6.15	Trading Limitations 64

Section 6.16	Additional Subsidiaries and Guarantors 64

Section 6.17	Intentionally Omitted 64

Section 6.18	Intentionally Omitted 64

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Section 6.19	Intentionally Omitted 65

Section 6.20	Intentionally Omitted 65

Section 6.21	Financial Covenants. 65

Section 6.22	Communications with Bankruptcy Court and Canadian Court 66

Section 6.23	Zochem 66

ARTICLE VII EVENTS OF DEFAULT	66

Section 7.01	Events of Default 66

Section 7.02	Optional Acceleration of Maturity 71

Section 7.03	[Reserved]. 72

Section 7.04	Non-exclusivity of Remedies 72

Section 7.05	Right of Set-off 72

Section 7.06	Application of Proceeds 73

ARTICLE VIII THE ADMINISTRATIVE AGENT	74

Section 8.01	Appointment and Authority 74

Section 8.02	Rights as a Lender 74

Section 8.03	Exculpatory Provisions 74

Section 8.04	Reliance by Administrative Agent 75

Section 8.05	Delegation of Duties 75

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Section 8.06	Resignation of Administrative Agent 76

Section 8.07	Non-Reliance on Administrative Agent and Other Lenders 76

SECTION 8.08	Indemnification 77

Section 8.09	Collateral Matters. 77

Section 8.10	[Reserved] 78

Section 8.11	Appointment for the Province of Québec 78

Section 8.12	Actions by Administrative Agent 79

ARTICLE IX MISCELLANEOUS	80

Section 9.01	Amendments, Etc 80

Section 9.02	Notices, Etc. 81

Section 9.03	No Waiver; Cumulative Remedies 83

Section 9.04	Costs and Expenses 83

SECTION 9.05	Indemnification 83

Section 9.06	Joint and Several Liability 85

Section 9.07	Successors and Assigns. 86

Section 9.08	Confidentiality. 88

Section 9.09	Execution in Counterparts 89

Section 9.10	Survival of Representations, etc 89

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Section 9.11	Severability 89

Section 9.12	Governing Law 89

Section 9.13	SUBMISSION TO JURISDICTION. 90

SECTION 9.14	WAIVER OF JURY TRIAL 90

Section 9.15	USA PATRIOT Act Notification 90

Section 9.16	Notice to Debtor; Entire Agreement. 90

Section 9.17	Incorporation of DIP Orders by Reference 91

Section 9.18	Force Majeure 91

Section 9.19	Zochem Limitations 91

ARTICLE X COLLATERAL	91

Section 10.01	Grant of Security Interest 91

Section 10.02	Perfection of Security Interest 93

Section 10.03	Right to Cure 93

Section 10.04	[Reserved] 94

Section 10.05	The Administrative Agent’s and Lenders’ Rights, Duties, and Liabilities 94

Section 10.06	Rights in Respect of Investment Property 94

Section 10.07	Remedies 95

ARTICLE XI GUARANTY	97

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Section 11.01	Guaranty; Limitation of Liability 97

Section 11.02	Guaranty Absolute 97

Section 11.03	Waivers and Acknowledgments 98

Section 11.04	Subrogation 99

Section 11.05	Continuing Guaranty; Assignments 100

Section 11.06	Release 100

EXHIBITS:
Exhibit A        -    Form of Assignment and Acceptance Agreement
Exhibit B        -    Form of Borrowing Request
Exhibit C        -    Form of Compliance Certificate
Exhibit D        -    Form of Variance Report
Exhibit E            Form of Note
Exhibit F         -    Form of Interim Order

SCHEDULES:
Schedule 1.01(a)    -    Permitted Disclosed Liens
Schedule 1.01(b)    -    Real Property
Schedule 1.01(c)    -    Competitors
Schedule 2.01        -    Commitments of the Lenders
Schedule 4.01        -    Equity Interests
Schedule 4.09        -    Known Defaults
Schedule 4.10(b)    -    Material Intellectual Property
Schedule 4.10(c)    -    Certain Contracts
Schedule 4.10(e)    -    Accounts
Schedule 4.11        -    Environmental Matters
Schedule 4.12        -    Insurance
Schedule 4.13            Taxes
Schedule 5.03            Maintenance of Property
Schedule 5.06(j)        Non-Financial Operating Metric Reporting
Schedule 5.10            Nature of Business
Schedule 6.02(b)    -    Existing Debt
Schedule 6.05        -    Existing Investments
Schedule 6.08            Change in Nature of Business
Schedule 6.09            Transactions with Affiliates
Schedule 6.10            Agreements Restricting Lien and Distributions
Schedule 9.02        -    Addresses for Notice

    x

SENIOR SECURED SUPERPRIORITY
DEBTOR-IN-POSSESSION CREDIT, SECURITY AND GUARANTY AGREEMENT
This Senior Secured Superpriority Debtor-In-Possession Credit, Security and Guaranty Agreement (this “Agreement”), dated as of February 8, 2016, is entered into by and between HORSEHEAD CORPORATION, a company organized under the laws of the State of Delaware (“Horsehead”), THE INTERNATIONAL METALS RECLAMATION COMPANY, LLC, a limited liability company organized under the laws of the State of Delaware (“INMETCO”), HORSEHEAD METAL PRODUCTS, LLC, a limited liability company organized under the laws of the State of North Carolina (“HMP”), ZOCHEM INC., a corporation incorporated pursuant to the Canada Business Corporations Act (“Zochem”) and HORSEHEAD HOLDING CORP., a corporation organized under the laws of the State of Delaware (“Horsehead Holding” and, together with Horsehead, INMETCO, HMP and Zochem, each a “Borrower” and, collectively, the “Borrowers”), THE GUARANTORS PARTY HERETO FROM TIME TO TIME, THE LENDERS PARTY HERETO FROM TIME TO TIME and CANTOR FITZGERALD SECURITIES, as Administrative Agent.
INTRODUCTION
A.    On February 2, 2016 (the “Petition Date”), the Borrowers (collectively, the “Debtors” and, each individually, a “Debtor”) commenced a case under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).
B.    From and after the Petition Date, each of the Debtors continues to operate its business and manage its property as a debtor and a debtor in possession pursuant to section 1107(a) and 1108 of the Bankruptcy Code.
C.    On the Petition Date, Horsehead Holding, in its capacity as foreign representative on behalf of the Debtors, commenced a recognition proceeding under Part IV of the Companies’ Creditors Arrangement Act (the “CCAA”) in the Ontario Superior Court of Justice (Commercial List) (the “Canadian Court”) to recognize in Canada the Chapter 11 Cases (as defined herein) as “foreign main proceedings” (the “Recognition Proceedings”).
D.    The Borrowers have requested that the Lenders make post-petition loans and advances and provide other financial or credit accommodations to the Debtors, and the Lenders have agreed, subject to the conditions set forth herein, to extend a senior secured multi-draw credit facility to the Borrowers, in an aggregate principal amount not to exceed $90,000,000.
F.    In consideration of the mutual covenants and agreements herein contained and of the loans, advances, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:
Article I
DEFINITIONS AND ACCOUNTING TERMS
Section 1.01    Certain Defined Terms. Any capitalized terms used in this Agreement that are not otherwise defined herein and are defined in Article 9 of the UCC shall have the meanings assigned to those terms by the UCC as of the date of this Agreement. Any terms used in the Agreement that are defined in the PPSA and pertaining to Collateral of the Borrowers located in Canada shall be construed and defined as set forth in the PPSA unless otherwise defined herein. As used in this Agreement, the following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Acceptable Lien” means, with respect to any Property of any Person, any Lien on such Property which (a) with respect to any Collateral exists in favor of the Administrative Agent for the benefit of the Secured Parties; (b) secures the payment and performance of the Obligations; and (c) is perfected and valid and enforceable against the Borrower Party that created such Lien in preference to, and has priority over, any Liens or other rights of any Person therein, except to the extent provided for in the DIP Order.
“Administration Charge” means the charge granted in the Supplemental Order on the Debtors’ property in Canada in favor of the Information Officer and its counsel to secure the payment of the reasonable fees and expenses of such parties, in an amount not to exceed CAD $100,000.
“Administrative Agent” means Cantor Fitzgerald Securities and any successor in such capacity appointed pursuant to Section 8.06.
“Administrative Office” means the offices of the Administrative Agent at the addresses specified on Schedule 9.02 or such other office, branch, subsidiary, affiliate or correspondent bank as the Administrative Agent may from time to time specify to the Borrower.
“Administrative Questionnaire” means an administrative questionnaire in a form approved by the Administrative Agent.
“Advance” means an advance in Dollars by a Lender to any Borrower as part of a Borrowing.
“Affiliate” of any Person, means any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person. The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.
“Agreement” is defined in the preamble to this Agreement.
“Annual Financials” has the meaning set forth in Section 5.06(a).
“Anti-Money Laundering Laws” means any laws or regulations relating to money laundering or terrorist financing, government sanction and “know your client” laws, including, without limitation, the Bank Secrecy Act, 31 U.S.C. sections 5301 et seq.; the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56 (a/k/a the USA Patriot Act); Laundering of Monetary Instruments, 18 U.S.C. Section 1956; Engaging in Monetary Transactions in Property Derived from Specified Unlawful Activity, 18 U.S.C. Section 1957; the Financial Recordkeeping and Reporting of Currency and Foreign Transactions Regulations, 31 C.F.R. Part 103; the Proceeds of Crime (money laundering) and Terrorist Financing Act (Canada); and any similar laws or regulations currently in force or hereafter enacted.
“Applicable Lending Office” means (a) with respect to any Lender, the office, branch, subsidiary, affiliate or correspondent bank of such Lender specified in its Administrative Questionnaire or such other office, branch, subsidiary, affiliate or correspondent bank as such Lender may from time to time specify to the Borrowers and the Administrative Agent from time to time and (b) with respect to the Administrative

Agent, the address specified for such Person on Schedule 9.02 or such other address or correspondent bank as shall be designated by such party in a notice to the other parties to this Agreement.
“Approval” and “Consent” mean, with respect to any consent or approval sought by Borrowers and given by the Administrative Agent or a Lender, the writings executed by such Person that (a) authorize Borrowers to take the action for which the consent or approval is sought and (b) set forth the conditions, if any, upon which the consent or approval is given by such Person. “Approve” and “Approved” have the correlative meanings.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Asset Disposition” means the disposition, whether by sale, lease, license, transfer, loss, damage, destruction, condemnation or otherwise, of any or all of the Property of any Borrower Party or their Subsidiaries.
“Assignment and Acceptance” shall mean an Assignment and Assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.06), and accepted by the Administrative Agent, in substantially the form of Exhibit A.
“Availability Period” means the period from and including the first Business Day on which each of the conditions precedent set forth in Section 3.01 have been satisfied (or waived in accordance with Section 9.01) to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.
“Bankruptcy Code” is defined in the recitals to this Agreement.
“Bankruptcy Court” is defined in the recitals to this Agreement.
“BIA” means the Bankruptcy and Insolvency Act (Canada), as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all official rules, regulations and interpretations thereunder or related thereto.
“Borrower” and “Borrowers” are each defined in the preamble to this Agreement.
“Borrower Party” means each Borrower and Guarantor, and “Borrower Parties” means all such Persons.
“Borrowers’ Agent” has the meaning set forth in Section 9.02(g).
“Borrowing” means a borrowing consisting of simultaneous Advances made by each Lender pursuant to Section 2.01.
“Borrowing Date” means the date on which any Advance is made hereunder.
“Borrowing Request” means a borrowing request in the form of the attached Exhibit B signed by a Responsible Officer.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York, New York.

“CAD $” means Canadian dollars.
“Canadian Court” is defined in the recitals to this Agreement.
“Canadian Pension Plans” means the Zochem Inc. Hourly Employees Retirement Income Plan and the Zochem Inc. Salaried Employees Retirement Income Plan.
“Canadian Security Documents” means (a) a general security agreement by Zochem in favor of the Administrative Agent including without limitation a lien against intellectual property rights, and (b) a charge/mortgage by Zochem charging the real property municipally known as 1 Tilbury Court, Brampton, Ontario.
“Capital Expenditures” means all expenditures in respect of the purchase or other acquisition of any fixed or capital asset that, in conformity with GAAP, are or are required to be included as capital expenditures on the consolidated statement of cash flows of the Borrower Parties and their Subsidiaries, including, without limitation, land, buildings and equipment, but excluding any such expenditure made in connection with the replacement or restoration of fixed or capital assets to the extent financed with insurance proceeds paid on account of the loss of or damage to, with awards of compensation arising from the taking by condemnation or eminent domain of, or with the proceeds of any other disposition of (to the extent permitted under this Agreement), such fixed or capital assets.
“Capital Lease” of a Person means any lease of any Property by such Person as lessee that would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person; provided, however, that, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, any leases that were not capital leases when entered into but are recharacterized as capital leases due to a change in accounting rules after the Closing Date shall for all purposes of this Agreement not be treated as Capital Leases.
“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities convertible into such equity.
“Capitalized Lease Obligation” shall mean any obligations of any Borrower Party under a Capital Lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; provided, however, that, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, any obligations that were not required to be included on the balance sheet of the Borrower as capital lease obligations when incurred but are recharacterized as capital lease obligations due to a change in accounting rules after the Closing Date shall for all purposes of this Agreement not be treated as Capitalized Lease Obligations.
“Carve-Out” shall have the meaning set forth in the applicable DIP Order.
“Cash Equivalents” means (a) securities with maturities of 180 days or less from the date of acquisition insured or fully guaranteed or insured by the United States Government or any agency thereof, and (b) overnight deposits in money market accounts held in the United States with any Lender or with any commercial bank domiciled in the United States having capital and surplus in excess of $500,000,000.
“Cash Management Order” means that certain Interim Order (I) Authorizing the Debtors to (A) Continue to Operate Their Cash Management Systems, (B) Honor Certain Prepetition Obligations Related thereto, (C) Maintain Existing Business Forms, and (D) Continue to Perform Intercompany Transactions, and (ii) Granting Related Relief filed with the Bankruptcy Court on February 3, 2016 at Docket No. 58, as

such order may be amended, supplemented or modified in a manner not adverse to the Administrative Agent or Lenders.
“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Borrowers or any of their Subsidiaries.
“CCAA” is defined in the recitals to this Agreement.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption of, or taking effect of, any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, guidelines or directives thereunder or issued in connection therewith and (y) all rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means the occurrence of any of the following: (a) one hundred percent (100%) of the Equity Interests of any Borrower (other than Horsehead Holding) is no longer owned or controlled (directly or indirectly) by Horsehead Holding (other than Horsehead Zinc), (b) one hundred percent (100%) of the Equity Interests of any Subsidiary of a Borrower (other than Horsehead Zinc) is no longer owned or controlled by a Borrower, (c) ninety-nine percent (99%) of the Equity Interests of Horsehead Zinc is no longer owned or controlled by a Borrower, (d) any merger, consolidation or sale of substantially all of the property or assets of any Borrower Party, or (e) with respect to Horsehead Holding, any Person or related group of Persons (other than such Person or an Affiliate of such Person) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d‑3 under the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of Horsehead Holding’s outstanding securities.
For purposes of this definition, “controlled by” shall mean the power of any person, direct or indirect (i) to vote one hundred percent (100%) or more of the Equity Interests having ordinary voting power for the election of directors (or the individuals performing similar functions) of any Person or (ii) to direct or cause the direction of the management and policies of any Person by contract or otherwise.
“Chapter 11 Cases” means the chapter 11 cases of the Borrower and the Guarantors which are being jointly administered under the Bankruptcy Code and are pending in the Bankruptcy Court.
“Chief Restructuring Officer” shall have the meaning set forth in Section 5.19(a).
“Closing Date” means February 8, 2016.
“Code” means the United States Internal Revenue Code of 1986, as amended, and any successor statute.
“Collateral” means, collectively, all Property pledged, mortgaged, assigned, granted or otherwise subjected to a Lien under any of this Agreement or any other Security Documents, and any proceeds therefrom.

“Commitment” means, collectively, the Initial Commitment and Subsequent Commitment. The aggregate amount of the Commitments as of the Closing Date is $90,000,000.
“Commitment Fee” has the meaning set forth in Section 2.03(c).
“Committee” means, collectively, if applicable, the official committee of unsecured creditors and any other official committee formed, appointed or approved in any Chapter 11 Case and each of such committees shall be referred to herein as a “Committee”.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute or any regulations promulgated thereunder.
“Competing Guaranty” has the meaning set forth in Section 9.06(b).
“Compliance Certificate” means a Compliance Certificate signed by a Financial Officer of the Borrowers in substantially the form of the attached Exhibit C.
“Consummation Date” means the date of the substantial consummation (as defined in section 1101 of the Bankruptcy Code and which for purposes of this Agreement shall be no later than the effective date) of a Reorganization Plan that is confirmed pursuant to an order of the Bankruptcy Court and recognized by an order of the Canadian Court.
“Contract Rate” means 14.00% per annum.
“Credit Agreement Transfer Percentage” means a fraction (expressed as a percentage), (i) the numerator of which is the aggregate principal amount of the Senior Secured Notes held by the Lenders as of the Closing Date and (ii) the denominator of which is the aggregate principal amount of the Commitments as of the Closing Date. As of the Closing Date, the Credit Agreement Transfer Percentage is 191.8722222%. The Administrative Agent shall have no obligation to ascertain or monitor the Credit Agreement Transfer Percentage.
“Debt” means, for any Person, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) amount raised under or liabilities in respect of any note purchase or acceptance credit facility; (c) the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person; (d) obligations under any Hedge Agreement; (e) Capitalized Lease Obligations; (f) any other transaction (including forward sale or purchase agreements, and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the Ordinary Course of Business which are not represented by a promissory note or other evidence of indebtedness and which are not more than ninety (90) days past due), including prepayments received for the sale of Inventory or the providing of services by a Borrower Party for which the delivery of Inventory or the providing of services is more than two (2) months after the date of prepayment; (g) Debt of others secured by a Lien on Property now or hereafter owned or acquired by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such Debt shall have been assumed by such Person or is limited in recourse; and (h) all Guarantees of such Person in respect of any of the foregoing; provided, that Debt shall not include trade payables and accrued expenses outstanding as of the Petition

Date, which are not paid pursuant to the First Day Orders. The amount of any Debt under any Hedge Agreement on any date shall be deemed to be the Termination Value thereof as of such date.
“Debtor” is defined in the recitals to this Agreement.
“Debtor Relief Laws” means the Bankruptcy Code of the United States the BIA, the CCAA, the Winding-Up and Restructuring Act (Canada), the Canada Business Corporations Act and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, adjustment, composition, winding-up or similar debtor relief Legal Requirements of the United States or Canada or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of its Advances within two Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrowers in writing prior to the Borrowing Date that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrowers, the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrowers, to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrowers), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) upon delivery of written notice of such determination to the Borrowers and each Lender.
“DIP Budget” means, collectively, (a) a forecast delivered by the Borrowers to the Administrative Agent and the Lenders commencing on the week that the Petition Date occurs (the “Initial DIP Budget”) detailing the Borrower Parties’ anticipated weekly cash receipts and disbursements (including a line item for Professional Fees) and anticipated weekly cash flow projections and “Cumulative Accrued but Unpaid Professional Fees”, on a consolidated basis for the Borrower Parties, together with a written set of assumptions supporting such projections, for the thirteen week period commencing with the week that the Petition Date occurs in form and substance satisfactory to the Required Lenders in their sole discretion and (b) the most recent supplement to such forecast, and all intervening supplements to such forecast, delivered in accordance with Section 5.06(h) as approved by the Required Lenders in their sole discretion; provided, that no such supplements to such forecast under clause (b) above shall become the DIP Budget unless the Required Lenders in their sole discretion approve such supplement to such forecast becoming the DIP Budget (and to the extent that such supplement to such forecast is not approved, the DIP Budget that is then in effect shall continue to constitute the DIP Budget for all purposes of this Agreement); provided, further, that the DIP Budget shall not provide for any payments in connection with the termination of the Macquarie Credit Agreement or any other similar payments to the lenders under the Macquarie Credit Agreement, Macquarie or any of their Affiliates unless approved by the Required Lenders in their sole discretion; provided, further, that the DIP Budget shall reflect (i) the advance of the Zochem Loan directly to Zochem, and the payment directly by Zochem of all Obligations attributable to the Zochem Loan; and (ii) the advance of the U.S. Loan directly to the U.S. Borrowers, and the payment directly by the U.S. Borrowers of all Obligations attributable to the U.S. Loan.
“DIP Order” means the Interim Order or Final Order, as applicable under the circumstances.
“DIP Recognition Orders” means the Interim DIP Recognition Order and Final DIP Recognition Order, as applicable under the circumstances.
“Dispose” means to transfer in an Asset Disposition.
“Disqualified Stock” means any Capital Stock of a Person or any of its Subsidiaries that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise (a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (b) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part or (c) is convertible or exchangeable at the option of the holder thereof for Debt or Disqualified Stock, on or prior to, in the case of clause (a), (b) or (c), 91 days after the Scheduled Maturity Date.
Notwithstanding the preceding sentence:
(1)    any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Horsehead Holding to repurchase such Capital Stock upon the occurrence of a Change of Control or an asset sale will not constitute Disqualified Stock so long as the right to have such Capital Stock repurchased upon a Change of Control or asset sale are no more favorable to the holders thereof than the requirements set forth;
(2)    any Capital Stock issued to any plan for the benefit of employees of Horsehead Holding or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Horsehead Holding or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations; and
(3)    any Capital Stock held by any future, current or former employee, director, manager or consultant (or their respective trusts, estates, investment funds, investment vehicles or immediate family members) of Horsehead Holding, any of its Subsidiaries or any parent in each case upon the termination of employment or death of such person pursuant to any stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by Horsehead Holding or its Subsidiaries.
“Dollars” and “$” means the lawful money of the United States of America.
“EBITDA-R” for any period means, with respect to any Person, an amount equal to (a) Net Income of such Person and its Subsidiaries on a consolidated basis, calculated from financial statements prepared in accordance with GAAP plus (b) to the extent deducted in determining Net Income, the sum of (i) Interest Expense of such Person and its Subsidiaries, (ii) provision for income taxes of for such Person and its Subsidiaries, (iii) depreciation and amortization of such Person and its Subsidiaries, (iv) unrealized gains and losses on hedge transaction positions, non-cash compensation expenses, one-time charges to Net Income and all other non-cash charges, in each case of such Person and its Subsidiaries, (v)  charges, fees, costs, commissions and expenses incurred during such period in connection with this Agreement, the other Loan Documents, the Chapter 11 Cases, any reorganization plan in connection with the Chapter 11 Cases, any exit credit agreements, and any and all transactions contemplated by the foregoing, including the write-off of any receivables, the termination or settlement of executory contracts, professional and accounting costs, fees and expenses, operational restructuring costs, fees and expenses, management incentive, employee retention or similar plans (in each case to the extent such plan is approved by the Bankruptcy Court to the extent required), litigation costs and settlements, asset write-downs, income and gains recorded in connection with the corporate reorganization of such Person and its Subsidiaries, (vi) solely with respect to INMETCO, the charges, fees, costs and expenses in connection with, and a pro forma adjustment for actual lost revenues resulting from, a single furnace shutdown during the life of the Facility; provided that, the aggregate amount added pursuant to this clause (vii) shall not exceed $2,000,000 during the life of the Facility, (viii) any intercompany charges incurred by Horsehead for administrative services provided to Horsehead Holding and its Subsidiaries, and (ix) solely with respect to Zochem, any costs or expenses incurred in connection with the funding of the Canadian Pension Plans.
“EBITDA-R Test Period” means each period beginning on February 1, 2016 and ending on the last day of each calendar month occurring thereafter.
“Eligible Assignee” means (a) a Lender or Affiliate of a Lender, (b) a fund or funding vehicle either managed by, serviced by or associated with a Lender or a Lender’s Affiliate, and (c) any other Person (other than a natural person) approved by the Administrative Agent, such approval not to be unreasonably withheld or delayed; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include any (i) Borrower Party, any Borrower Party’s Affiliates or Subsidiaries or (ii) any of Borrower Party’s competitors identified on Schedule 1.01(c) hereto (such list to be approved by the Required Lenders in their sole discretion).
“Environment” means soil, land surface, or subsurface strata, surface waters, groundwaters, stream sediments, ambient and other air, atmosphere, plant and animal life, or other environmental media or natural resources.
“Environmental Event” means the existence of an Environmental Liability (other than those items listed on Schedule 4.11) of any Borrower Party that could reasonably be expected to have a Material Adverse Effect.
“Environmental Law” means all applicable federal, provincial, territorial, state, local (including by-laws) and foreign laws (including common law), treaties, regulations, rules, Permit, ordinances, codes, decrees, judgments, directives, and orders (including consent orders), in each case, relating to protection of the Environment, natural resources, human health and safety or the presence, Release of, or exposure to,

Hazardous Materials, or the generation, manufacture, processing, radiation, vibration, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.
“Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Environmental Permit” means any Permit under any Environmental Law.
“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any person, or any obligations convertible into or exchangeable for, or giving any person a right, option or warrant to acquire, such equity interests or such convertible or exchangeable obligations.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Borrower Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrowers or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrowers or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate; (g) the failure to make a required contribution to any Plan that would result in the imposition of a Lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a Lien or encumbrance; there being or arising any “unpaid minimum required contribution” or “accumulated funding deficiency” (as defined or otherwise set forth in Section 4971 of the Code or Title I of ERISA), whether or not waived; or the filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code with respect to any Plan or (h) an event or condition with respect to any Pension Plan that has resulted or could reasonably be expected to result in any Pension Plan having its registration revoked or refused for the purposes of any administration of any relevant pension benefits regulatory authority or being required to pay any Taxes under any Legal Requirements.
“Events of Default” has the meaning set forth in Section 7.01.

“Excluded Accounts” has the meaning set forth in Section 10.01.
“Excluded Collateral” has the meaning set forth in Section 10.01.
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) Taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income Taxes), by any jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which any Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by any Borrower under Section 2.13), any withholding Tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.09(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from any Borrower with respect to such withholding Tax pursuant to Section 2.09(c),(d) any United States Federal withholding Taxes imposed under FATCA and (e) any Other Connection Taxes. Notwithstanding anything to the contrary contained in this definition, “Excluded Taxes” shall not include any withholding Tax imposed at any time on payments made by or on behalf of any Borrower if the Borrower is not a resident of the United States for Tax purposes to any Lender or Administrative Agent hereunder or under any other Loan Document, provided that such Lender, such Administrative Agent shall have complied with Section 2.09(e).
“Exit Premium” has the meaning set forth in Section 2.03(d).
“Extensions of Credit” means, as to any Lender at any time, an amount equal to the sum of the aggregate principal amount of all Advances made or deemed made by such Lender then outstanding.
“Facility” means the credit facility described in Section 2.01.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any of its successors.
“Fee Letter” means a letter dated as of even date hereof between the Borrower Parties and Cantor Fitzgerald Securities.
“Final DIP Recognition Order” means an order of the Canadian Court in the Recognition Proceedings, in form and substance satisfactory to the Borrowers, Administrative Agent and the Lenders in their sole discretion, recognizing and enforcing the Final Order in Canada.
“Final Order” means an order of the Bankruptcy Court in the Chapter 11 Cases, in form and substance satisfactory to the Borrowers, Administrative Agent and the Lenders in their sole discretion, authorizing and approving on a final basis, among other things, the borrowings by the Borrowers under the Facility.

“Financial Officer” means the Vice President – Finance and/or Corporate Controller or, if any, the Chief Restructuring Officer, if any, of Borrower.
“First Day Orders” has the meaning set forth in Section 3.01(d).
“Fiscal Year” means an accounting period beginning on January 1st and ending on December 31st of each year.
“Foreclosure Sale” has the meaning set forth in Section 7.06.
“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which any Borrower is resident for Tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Fraudulent Transfer Laws” has the meaning set forth in Section 9.06(b).
“Fund” means any Person (other than a natural Person) that is, or will be, engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the Ordinary Course of Business.
“GAAP” means United States generally accepted accounting principles applied on a consistent basis.
“Governmental Authority” means the government of the United States of America, Canada or any other nation, or of any political subdivision thereof, whether state, provincial, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank, or other entity exercising executive, legislative, judicial, Taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Greywolf” means Greywolf Capital Management, LP.
“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt or other obligation of the payment or performance of such Debt or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation, or (iv) entered into for the purpose of assuring in any other manner the owner of such Debt or other obligation of the payment or performance thereof or to protect such owner against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Debt or other obligation of any other Person, whether or not such Debt or other obligation is assumed by such Person; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the Ordinary Course of Business. The amount of any Guarantee shall be deemed to be an amount equal to the least of (x) the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, (y) if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith or (z) the fair market value of the property subject to the relevant Lien to the extent the obligations secured by such property are otherwise non-recourse to such Person. The term “Guarantee” as a verb has a corresponding meaning.
“Guaranteed Obligations” shall have the meaning set forth in Section 11.01(a).
“Guarantors” means (a) the Borrowers, (b) to the extent that the Debt of Horsehead Zinc owing to CCM Community Development IV LLC and Bank of America CDE III, LLC under each of the Horsehead Zinc Loan Agreements, as applicable, is repaid in full, Horsehead Zinc and (c) each Subsidiary that becomes a party to this Agreement on or after the Closing Date.
“Guaranty” means the guaranty in Article XII.
“Hazardous Material” means, without limitation, any waste, substance, product, or other material (whether solid, liquid, gas or mixed), which is or becomes identified, listed, published, or defined as a hazardous substance, hazardous waste, hazardous material, toxic substance, radioactive material, oil, or petroleum products or byproducts, or which is regulated by, or the use or disposal of which is otherwise governed under, subject to regulation, investigation, limitation, control, or remediation under or pursuant to any Environmental Law.
“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, whether on a spot basis or otherwise, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Hedges and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, and (c) any other derivative agreement or other similar agreement or arrangement (including any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act) (any such master agreement, together with any schedules, exhibits, confirmations, addenda and annexes thereto, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“HMP” is defined in the preamble of this Agreement.
“Horsehead” is defined in the preamble of this Agreement.
“Horsehead Holding” is defined in the preamble of this Agreement.
“Horsehead Zinc” means Horsehead Zinc Recycling, LLC, a South Carolina limited liability company.
“Horsehead Zinc Loan Agreements” means , collectively, (i) the Loan Agreement, dated as of May 29, 2009, among Horsehead Zinc and CMM Community Development IV LLC and (ii) the Loan Agreement, dated as of May 29, 2009, among Horsehead Zinc and Bank of America CDE III, LLC, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Indemnified Liabilities” shall have the meaning set forth in Section 9.05 hereof.
“Indemnified Taxes” means (a) any Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Borrower Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Independent Auditor” means Grant Thornton LLP or any other independent auditor registered with the Public Company Account Oversight Board that the Borrowers may appoint.
“Information Officer” means Richter Advisory Group Inc. in its capacity as court-appointed information officer of the Debtors in connection with the Recognition Proceedings.
“Initial Commitment” means, as to each Lender, its obligation to (a) make Advances to the Borrowers pursuant to Section 2.01, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Initial Commitment” or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto opposite the caption “Initial Commitment”, as such amount may be adjusted from time to time in accordance with this Agreement, including pursuant to Section 2.16. The aggregate amount of the Initial Commitments as of the Closing Date is $31,800,000.
“Initial DIP Budget” shall have the meaning set forth in the definition of “DIP Budget”.
“Initial Financial Statements” means (a) the audited combined balance sheets and related statements of income or operations, shareholders’ equity and cash flows of Horsehead Holding and its consolidated Subsidiaries, on a consolidated basis, for the Fiscal Year ended December 31, 2014, including the notes thereto, (b) the unaudited combined balance sheets and related statements of income or operations of Horsehead Holding and its consolidated Subsidiaries, on a consolidated and consolidating basis, for the quarter ended September 31, 2015, (c) the unaudited combined monthly balance sheets and related statements of income or operations of Horsehead Holding and its consolidated Subsidiaries, on a consolidated and consolidating basis, for the months ended October 31, 2015 and November 31, 2015.
“Initial Recognition Order” means an order of the Canadian Court, in form and substance acceptable to the Borrowers, the Administrative Agent and the Lenders in their sole discretion, among other things, recognizing the Chapter 11 Cases as foreign main proceedings under Part IV of the CCAA.
“INMETCO” is defined in the preamble of this Agreement.
“Intellectual Property” shall mean property constituting under any applicable Legal Requirement a patent, patent application, copyright, trademark, service mark, trade name, mask work, trade secret or license or other right to use any of the foregoing.
“Interest Expense” means, for any Person, the sum of all interest charges (including under Capital Leases and all amortization of debt discount and expense and other deferred financing charges) of such Person and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP plus all fees payable in respect of the issuance of standby letters of credit for the account of such Person and its consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP.
“Interim DIP Recognition Order” shall have the meaning set forth in Section 3.01(c).
“Interim Order” shall have the meaning set forth in Section 3.01(c).

“Interim Recognition Order” an order of the Canadian Court, in form and substance acceptable to the Lenders, among other things, granting an interim stay in Canada.
“Inventory” means has the meaning given to such term in the UCC plus Waelz oxide, calcine and zinc owned by a Borrower Party.
“Investment” of any Person means any (a) loan, advance (other than commission, travel and similar advances to officers, representatives and employees, drawing accounts and similar expenditures or prepayments or deposits made in the Ordinary Course of Business and included in the DIP Budget (including permitted variances)) to, or guarantee or assumption of Debt of a purchase or other acquisition of any other debt or interest in, another Person, or extension of credit that constitutes Debt of the Person to whom it is extended; (b) contribution of capital by such Person; (c) stocks, bonds, mutual funds, partnership interests, notes (including structured notes), debentures or other securities owned by such Person; (d) any deposit accounts; and (e) certificates of deposit owned by such Person (but excluding Capital Expenditures of such Person determined in accordance with GAAP).
“Investment Grade Rating” of a Person means that such Person has a minimum investment grade rating on its senior unsecured debt securities of at least BBB- as determined by S&P and Baa3 as determined by Moody’s.
“IRS” means the United States Internal Revenue Service.
“ITA” means the Income Tax Act (Canada), as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.
“Legal Requirement” means, as to any Person, any law, statute, ordinance, decree, award, order, writ, judgment, injunction, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority which is binding on such Person.
“Lenders” means the lenders listed on the signature pages of this Agreement and any other person that has become a party hereto pursuant to an Assignment and Acceptance; provided that, the term “Lenders” shall not include any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance.
“Lien” shall mean, with respect to any asset, (a) any mortgage, debenture, deed of trust, lien (statutory or other), pledge, assignment, preference, deposit arrangement, encumbrance, easement, hypothec, charge, security interest, priority or other security or preferential arrangement of any kind or nature whatsoever, whether voluntary or involuntary in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Loan Documents” shall mean this Agreement, any Notes issued pursuant to Section 2.02(e), if any, the Security Documents, the Fee Letter and any other agreement or instrument executed and delivered by a Borrower Party, all as amended, restated, supplemented or modified from time to time.
“Macquarie” means Macquarie Bank Limited and any of its successors or Affiliates.
“Macquarie Adequate Protection Claims” has the meaning set forth in the applicable DIP Order.

“Macquarie Credit Agreement” means that certain Credit Agreement, dated as of June 30, 2015, among Horsehead, INMETCO, HMP, the lenders from time to time party thereto and Macquarie Bank Limited, as administrative agent, as amended, restated, supplemented or otherwise modified from time to time.
“Material Adverse Effect” shall mean a material adverse effect upon (a) the business, operations, Properties, financial condition, assets or liabilities of the Borrower Parties and their Subsidiaries, taken as a whole, other than any change, event or occurrence, arising individually or in the aggregate, from (i) events leading up to the commencement of the Chapter 11 Cases or the Recognition Proceedings and (ii) events that would reasonably be expected to result from the filing or commencement of the Chapter 11 Cases or the Recognition Proceedings or the announcement of the filing or commencement of the Chapter 11 Cases or the Recognition Proceedings, (b) the ability of any Borrower Party to perform its obligations under any Loan Document to which it is a party, or (c) the legality, validity or enforceability against any Borrower Party of any of the Loan Documents or the rights or remedies of the Administrative Agent or the Secured Parties thereunder.
“Maturity Date” means the earlier of (a) the Scheduled Maturity Date, (b) the earlier of (i) the date upon which the Interim Order expires or (ii) twenty-one (21) days after the Petition Date, in either case, if the Final Order and Final DIP Recognition Order have not been entered prior to the expiration of such period, (c) the Consummation Date, (d) the closing of any sale of assets, which when taken together with all asset sales completed since the Closing Date, constitutes a sale of all or substantially all of the assets of the Borrower Parties and (e) the date on which all Advances become due and payable and the Commitments are terminated under the Loan Documents, whether by acceleration or otherwise.
“Maximum Rate” means the maximum nonusurious interest rate under applicable law (determined under such laws after giving effect to any items which are required by such laws to be construed as interest in making such determination, including without limitation if required by such laws, certain fees and other costs).
“Moody’s” means Moody’s Investors Service, Inc.
“Mooresboro Facility” means the zinc smelter and refinery facility located in Mooresboro, North Carolina.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA to which any Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“Net Cash Proceeds” means

(a)
in connection with any Asset Disposition of any Collateral (other than Asset Dispositions pursuant to Section 6.04(a), (b), (c), (d), (e), (g), (i), (j) or (k)), 100% of the cash proceeds received by any Borrower Party or any of its Subsidiaries after the Closing Date, whether from a single transaction or a series of related transactions, net of the sum of (i) the principal amount of any Debt that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Debt under the Loan Documents), together with any applicable premium, penalty, interest and breakage costs, (ii) the reasonable and customary out-of-pocket expenses incurred by such Borrower Party or such Subsidiary in connection with such transaction to the extent paid to a Person that is not a Borrower Party, (iii) taxes paid or, reasonably estimated at the time of such Asset Disposition, provided, that, if the amount of any estimated taxes pursuant to this subclause (iii) exceeds the amount of taxes actually required to be paid in cash in respect of such Asset Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds, and (iv) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Disposition (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); provided, that so long as (i) no Default to the knowledge of any Borrower Party or Event of Default shall have occurred and be continuing, (ii) the Borrowers have delivered to Administrative Agent prior written notice of the Borrowers’ intention to apply such net cash proceeds received pursuant to this clause (a) to the costs of replacement of the properties or assets that are the subject of such Asset Disposition or the cost of purchase or construction of other assets (other than current assets) useful in the business of the Borrower Parties, and (iii) the Borrower Parties or their Subsidiaries, as applicable, complete such replacement, purchase, or construction within 180 days after the initial receipt of such net cash proceeds, Borrower Parties or their Subsidiaries shall have the option to apply such monies to the costs of replacement of the assets that are the subject of such Asset Disposition or the costs of purchase or construction of other assets (other than current assets) useful in the business of the Borrower Parties or their Subsidiaries unless and to the extent that such 180-day period shall have expired without such replacement, purchase or construction being made or completed, in which case, such net cash proceeds shall be paid to Administrative Agent and applied in accordance with Section 2.06(b)(i).

(b)
in connection with the incurrence, issuance or sale of any Debt by any Borrower Party or any of its Subsidiaries (other than Debt permitted to be incurred under Section 6.03), 100% of the cash proceeds received by any Borrower Party or any of its Subsidiaries, net of any reasonable costs incurred in connection with such transaction, to the extent paid or payable to non-Affiliates; including (i) underwriting discounts and commissions, (ii) taxes, (iii) reasonable and customary out-of-pocket fees, costs and expenses, in each case, incurred by such Borrower Party or such Subsidiary in connection therewith; and

(c)
in connection with any Casualty Event with respect to any Collateral, 100% of the cash insurance proceeds received after the Closing Date (excluding insurance proceeds included in the Initial DIP Budget) by any Borrower Party or any of its Subsidiaries, net of any reasonable costs incurred in connection with such Casualty Event, including (i) all reasonable out-of-pocket fees, costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation and (ii) taxes paid or reasonably estimated at the time of such Casualty Event to be payable as a result of any gain recognized in connection with such Casualty Event; provided further that, if the amount of any estimated taxes pursuant to this subclause (ii) exceeds the amount of taxes actually required to be paid in cash in respect of such Casualty Event, the aggregate amount of such excess shall constitute Net Cash Proceeds; provided, (i) so long as no Default to the knowledge of any Borrower Party or Event of Default shall have occurred and be continuing, (ii) the Borrowers have delivered Administrative Agent prior written notice of the Borrowers’ intention to apply such net cash proceeds received pursuant to this clause (b) to the costs of replacement of the properties or assets that are the subject of such Casualty Event or the cost of purchase or construction of other assets (other than current assets) useful in the business of the Borrower Parties or their Subsidiaries, and (iii) the Borrower Parties or their Subsidiaries, as applicable, complete such replacement, purchase, or construction within 180 days after the initial receipt of such net cash proceeds, the Borrower Parties or their Subsidiaries shall have the option to apply such net cash proceeds in an aggregate amount not to exceed $500,000 to the costs of replacement of the assets that are the subject of such Casualty Event or the costs of purchase or construction of other assets (other than current assets) useful in the business of the Borrower Parties or their Subsidiaries unless and to the extent that such 180 day period shall have expired without such replacement, purchase or construction being made or completed, in which case, such net cash proceeds shall be paid to Administrative Agent and applied in accordance with Section 2.06(b)(i).
“Net Guarantee Fee” means (i) the U.S. Guarantee Fee less (ii) the Zochem Guarantee Fee, which shall result in a single net payment from the U.S. Borrowers to Zochem.
“Net Income” means for any period and with respect to any Person, the net income for such period for such Person after taxes as determined in accordance with GAAP.
“Note” has the meaning given to such term in Section 2.02(e).
“Obligations” means (a) the due and punctual payment by the Borrowers of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Advances, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations of the Borrowers under this Agreement and each of the other Loan Documents, including obligations to pay the fees, expense reimbursement obligations (including with respect to attorneys’ fees and disbursements (in Canada on a full indemnity basis)) and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding); and (b) the due and punctual payment and performance of all the monetary obligations of each other Borrower Party under or pursuant to each of the Loan Documents (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).
“OFAC” means the United States Department of Treasury Office of Foreign Assets Control.
“OFAC Laws” means any laws, regulations, and executive orders relating to the economic sanctions programs administered by OFAC, including without limitation, the International Emergency Economic Powers Act, 50 U.S.C. sections 1701 et seq.; the Trading with the Enemy Act, 50 App. U.S.C. sections 1 et seq.; and the Office of Foreign Assets Control, Department of the Treasury Regulations, 31 C.F.R. Parts 500 et seq. (implementing the economic sanctions programs administered by OFAC).
“OFAC SDN List” means the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC.
“OFAC Violation” has the meaning assigned to such term in Section 5.15 of this Agreement.
“Ordinary Course of Business” shall mean with respect to any Borrower Party, operations in connection with environmental services, metals processing and metals reclamation and all related activities incidental thereto entered into in the ordinary course of business.
“Other Connection Taxes” means with respect to any recipient of a payment under any Loan Document, Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan Document or a loan made under or pursuant to any Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.13(b)).
“Participant” has the meaning set forth in Section 9.06(f).
“Payment Date” means the first (1st) Business Day of each month during the term of this Agreement, commencing on March 1, 2016.
“PBA” means the Pension Benefits Act (Ontario) as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder, or any similar law of another province in Canada governing the Canadian Pension Plans.
“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
“Participant” has the meaning set forth in Section 9.06(f).
“Pension Plan” means (i) any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and is sponsored or maintained by any Borrower or any ERISA Affiliate or to which any Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time and the Borrowers and / or their ERISA Affiliates could have liability, or (ii) any other pension benefit plan or similar arrangement applicable to employees of a Borrower Party, including the Canadian Pension Plans.
“Permit” means any permit, license, order, approval or other authorization under any Legal Requirement.
“Permitted Encumbrances” shall mean:
(a)    Liens in favor of the Administrative Agent for the benefit of the Secured Parties;
(b)    Liens for Taxes, assessments, governmental charges and other claims which are not delinquent, being Properly Contested or otherwise not required to be paid pursuant to Section 5.05;
(c)    deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance;
(d)    deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of borrowed money), leases, statutory obligations, surety and appeal bonds, letters of credit, reimbursement obligations and other obligations of like nature arising in the Ordinary Course of Business;

(e)    Liens arising by virtue of the rendition, entry or issuance against any Borrower Party or any Subsidiary, or any property of any Borrower Party or any Subsidiary, of any judgment, writ, order, or decree for so long as each such Lien (i) would not constitute an Event of Default under Section 7.01(f) or being Properly Contested and (ii) is at all times junior in priority to any Liens in favor of the Administrative Agent;
(f)    Carriers’ warehousemen’s, mechanics’, workers’, construction, materialmen’s or other like Liens arising in the Ordinary Course of Business with respect to obligations which are not overdue by more than 45 days, which are being Properly Contested or otherwise not required to be paid pursuant to Section 5.05;
(g)    easements (including, without limitation, reciprocal easement agreements and utility agreements), encroachments, rights-of-way, covenants, consents, reservations, defects or irregularities in title, variations, zoning, and other restrictions, charges or encumbrances (whether or not recorded) affecting the Real Property, if applicable, and which do not, individually or in the aggregate (i) materially interfere with the occupation, use or enjoyment by the applicable Borrower Party of its business or property so encumbered and (ii) do not materially and adversely affect the value of such Real Property;
(h)    Liens arising from the precautionary UCC or PPSA financing statements filed under any lease or license permitted by this Agreement;
(i)    Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto arising in the Ordinary Course of Business;
(j)    customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code of banks or other financial institutions where any Borrower Party maintains deposits (other than deposits intended as cash collateral) in the Ordinary Course of Business;
(k)    Liens existing as of the Closing Date and disclosed on Schedule 1.01(a) and any “adequate protection liens” expressly provided by the DIP Orders and the Administration Charge;
(l)    the Carve-Out;
(m)    Asset Dispositions permitted by Section 6.04 (to the extent constituting a Lien);
(n)    netting and other offset rights granted by a Borrower Party to customers and suppliers in the Ordinary Course of Business on or with respect to payment and other obligations owed by such Borrower Party to such customers or suppliers;
(o)    Liens on currency, cash, cash equivalents, short term investments, commodities deposited by a Borrower Party as collateral under any Hedge Agreements with the counterparty thereto arising in the Ordinary Course of Business;
(p)    Liens on commodity accounts, deposit accounts and securities accounts which are granted to a broker, bank, clearing house, exchange or other financial institution securing obligations to such Person as a matter of Law pursuant to applicable clearing house or exchange rules, or under any required account agreement between a Borrower Party or its Subsidiaries and such Person including (i) Liens in respect of fees, expenses, returned items, service charges or margin requirements relating to any such account, and (ii) Liens arising as a matter of Law in connection with amounts owing to any such account arising from the liquidation or close-out of such account or any contracts or transactions relating to or contained in such account.
(q)    Liens arising in the Ordinary Course of Business (i) incurred in connection with the storage or shipping of goods or assets (or related assets and proceeds thereof) which Liens are in favor of the warehouse holding or shipper of such goods or assets and only attach to such goods or assets and (ii) in favor of customs and revenue authorities arising as a matter of Law to secure payment of any duties payable by any Borrower Party in connection with the importation of goods;
(r)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the Ordinary Course of Business to the extent such Liens do not attach to any assets other than the goods subject to such arrangements;
(s)    any interest or title of a lessor or sublessor under any lease or sublease or license or sublicense in the Ordinary Course of Business covering only the assets so leased, subleased, licensed or sub-licensed; and
(t)    other Liens on assets securing obligations not exceeding $150,000 in the aggregate at any time.
“Permitted Liens” has the meaning set forth in Section 6.01.
“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.
“Petition Date” is defined in the recitals to this Agreement.
“Physical Purchase Transaction” means a transaction for the physical purchase or sale of Inventory by a Borrower Party.
“Plan” means either a Pension Plan or a Multiemployer Plan.
“Pledged Collateral” shall have the meaning set forth in Section 10.06.
“PNC Cash Collateral” shall have the meaning set forth in the applicable DIP Order.
“PNC L/C Cash Collateral” shall have the meaning set forth in the applicable DIP Order.
“PPSA” means the Personal Property Security Act (Ontario), the Civil Code of Québec or any other applicable Canadian federal, provincial or territorial statute pertaining to the granting, perfecting, priority or ranking of security interests, liens, hypothecs on personal property, and any successor statutes, together with any regulations thereunder, in each case as in effect from time to time. References to sections of the PPSA shall be construed to also refer to any successor sections.
“Prepetition Indebtedness” means the Debt of the Borrower Parties outstanding immediately prior to the Petition Date.

“Pro Rata Share” means the ratio (expressed as a percentage) of such Lender's unused Commitments and aggregate outstanding Advances at such time to the aggregate unused Commitments and aggregate outstanding Advances of all Lenders at such time. As used in relation to any specific Advance, the “Pro Rata Share” shall be determined as of the date of the Advance and shall be adjusted to reflect any assignments under Section 9.06.
“Professional Fees” shall have the meaning set forth in the DIP Order.
“Properly Contested” shall mean, in the case of any Debt or Lien, as applicable, of any Person (including any Taxes) that is not paid as and when due or payable by reason of such Person’s bona fide dispute concerning its liability to pay same or concerning the amount thereof, (i) such Debt or Lien, as applicable, is being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (ii) such Person has established appropriate reserves as shall be required in conformity with GAAP; (iii) the non-payment of such Debt will not have a Material Adverse Effect; (iv) no Lien is imposed upon any of such Person’s assets with respect to such Debt unless such Lien is at all times junior and subordinate in priority to the Liens in favor of the Administrative Agent (except only with respect to property taxes that have priority as a matter of applicable state law) and enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; (v) if such Debt or Lien, as applicable, results from, or is determined by the entry, rendition or issuance against a Person or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review; and (vi) if such contest is abandoned, settled or determined adversely (in whole or in part) to such Person, such Person forthwith pays such Debt and all penalties, interest and other amounts due in connection therewith.
“Property” of any Person means any interest of such Person in any property or asset (whether real, personal or mixed, tangible or intangible).
“Real Property” shall mean all of each Borrower Party’s right, title and interest in and to the owned and leased premises identified on Schedule 1.01(b) hereto or which is hereafter owned or leased by any Borrower Party.
“Recognition Proceedings” has the meaning set out in the recitals.
“Regulation T, U or X “ means Regulation T, U or X of the Federal Reserve Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, representatives and advisors of such Person and of such Person's Affiliates.
“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the Environment or within or upon any building, structure, facility or fixture.
“Reorganization Plan” means a chapter 11 plan of reorganization in any of the Chapter 11 Cases of the Borrowers or the Borrower Parties.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA.

“Required Lenders” means, as of any date of determination, one or more Lenders holding more than 75% of the aggregate unpaid principal amount of Advances and unused Commitments at such time; provided that the Advances and unused Commitments of any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Responsible Officer” means, with respect to each Borrower, the President, Chief Financial Officer, General Counsel or, if any, Chief Restructuring Officer of such Borrower.
“Restricted Payment” means: (a) the declaration or making by any Borrower Party or any of its Subsidiaries of any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interest of such Person; (b) any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in such Borrower Party or any Subsidiary thereof or any option, warrant or other right to acquire any such Equity Interests in any Borrower Party of any Subsidiary thereof; and (c) any payment by such Borrower Party or any Subsidiary thereof of any management, consulting or similar fees to any Affiliate, whether pursuant to a management agreement or otherwise.
“Risk Management Policy” means the risk management policy of the Borrower Parties.
“S&P” means Standard & Poor's Ratings Services, a division of The McGraw Hill Companies, Inc., or any successor that is a national credit rating organization.
“Sale and Leaseback Transaction” means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.
“Scheduled Maturity Date” means the twelve-month anniversary of the Closing Date.
“Secured Parties” means the Administrative Agent, the Lenders and their Related Parties.
“Security Documents” means this Agreement, the Canadian Security Documents, DIP Orders, DIP Recognition Orders and each other document, instrument or agreement executed in connection therewith or otherwise executed in order to secure all or a portion of the Obligations.
“Senior Secured Indenture” means the Indenture, dated as of July 26, 2012, among Horsehead Holding, the subsidiary guarantors from time to time party thereto and U.S. Bank National Association, as trustee and collateral agent.
“Senior Secured Noteholders” means each holder of the Senior Secured Notes.
“Senior Secured Notes” means the 10.50% Senior Secured Notes due 2017 issued under the Senior Secured Indenture.
“Senior Secured Notes Collateral Agent” means the “Collateral Agent” as defined in the Senior Secured Indenture.
“Senior Secured Notes Transfer Percentage” means a fraction (expressed as a percentage), (i) the numerator of which is the aggregate principal amount of the Commitments as of the Closing Date and (ii) the denominator of which is the aggregate principal amount of the Senior Secured Notes held by the Lenders as of the Closing Date. As of the Closing Date, the Senior Secured Notes Transfer Percentage is 52.1180184%.

The Administrative Agent shall have no obligation to ascertain or monitor the Senior Secured Notes Transfer Percentage.
“STA” means the Securities Transfer Act, 2006 (Ontario) or any other applicable Canadian Federal, Provincial or Territorial statute pertaining to the holding and transfer of securities and other financial assets including procedures for taking security over such items, and any successor statutes, together with any regulations thereunder, in each case as in effect from time to time. References to sections of the STA shall be construed to also refer to any successor sections.
“Subsequent Commitment” means, as to each Lender, its obligation to (a) make Advances to the Borrowers pursuant to Section 2.01, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Subsequent Commitment” or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto opposite the caption “Subsequent Commitment”, as such amount may be adjusted from time to time in accordance with this Agreement, including pursuant to Section 2.16. The aggregate amount of the Subsequent Commitments as of the Closing Date is $58,200,000.
“Subsidiary” of a Person means any corporation, association, partnership or other business entity of which more than 50% of the outstanding Equity Interests having by the terms thereof ordinary voting power under ordinary circumstances to elect a majority of the board of directors or Persons performing similar functions (or, if there are no such directors or Persons, having general voting power) of such entity (irrespective of whether at the time Equity Interests of any other class or classes of such entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person.
“Superpriority Claim” means a claim against a Borrower Party in any of the Chapter 11 Cases that is a superpriority administrative expense claim having priority over any or all administrative expenses and other claims of the kind specified in, or otherwise arising or ordered under, any sections of the Bankruptcy Code (including, without limitation, sections 105, 326, 328, 330, 331, 503(b), 507(a), 507(b), 546, 726, 1113 and/or 1114 thereof), whether or not such claim or expenses may become secured by a judgment Lien or other non-consensual Lien, levy or attachment.
“Supplemental Order” means an order of the Canadian Court, in form and substance acceptable to the Borrowers, the Administrative Agent and the Lenders in their sole discretion, among other things, granting customary additional relief in the Recognition Proceedings.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to Tax or penalties applicable thereto.
“Termination Date” means the date all of the following have occurred: indefeasible repayment of all Obligations in full and in cash and the complete performance of all other Obligations (other than inchoate indemnity obligations and similar obligations that survive the termination of this Agreement), the termination of the Commitments and the Facility, the indefeasible payment of all other Obligations and the termination or expiration of other commitments of, and transactions and agreements with, all Secured Parties.
“Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such agreements or transactions and any cash collateral held by the counterparty thereto, (a) for any date on or after the date such agreements or transactions have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such agreements or transactions, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such agreements or transactions (which may include a Lender or any Affiliate of a Lender).
“Test Period” means (i) the two week period commencing on February 7, 2016, (ii) the three week period commencing on February 7, 2016, (iii) the four week period commencing on February 7, 2016 and (iv) each rolling four week period thereafter.
“Transfer” has the meaning set forth in Section 9.07(g)(i).
“U.S.” and “United States” mean the United States of America and territories thereof.
“U.S. Borrowers” means the Borrowers other than Zochem.
“U.S. Guarantee Fee” means the guarantee fee payable by the U.S. Borrowers to Zochem to provide adequate, arm’s-length consideration to Zochem on account of the pledge of Zochem’s assets in support of, and Zochem’s liability for, the U.S. Loan and the Adequate Protection Liens, in an amount equal to the sum of (i) 1% of the U.S. Loan, (ii) 1% of the amount outstanding under the Macquarie Credit Agreement, and (iii) .5775% of the claims under the Senior Secured Notes.
“U.S. Loan” means that portion of the Facility being advanced directly to the U.S. Borrowers, with respect to which the U.S. Borrowers shall directly pay any associated Obligations, which shall be equal to the total amount of the Facility less the Zochem Loan.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Trustee” means the United States Trustee for the Chapter 11 Cases assigned by the Bankruptcy Court.
“UCC” means the Uniform Commercial Code as in effect on the date hereof in the State of New York, as amended from time to time, and any successor statute.
“Unfunded Pension Liability” means the excess of the benefit liabilities of a Pension Plan under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Sections 412 and 430 of the Code for the applicable plan year.
“Unused Commitment Fee” has the meaning set forth in Section 2.03(a).
“Variance Report” means a report, in each case certified by a Responsible Officer of each Borrower, in substantially the form of the attached Exhibit D, delivered in accordance with Section 5.06(g), showing actual disbursements, actual cash receipts and accrued Professional Fees for the applicable Test Period as of the end of the week immediately preceding the week during which such Variance Report is delivered and the variance (as a percentage) of such amounts from the corresponding anticipated amounts therefor set forth in the applicable DIP Budget.
“Zochem” is defined in the preamble of this Agreement.

“Zochem Credit Agreement” means that certain Revolving Credit and Security Agreement, dated as of April 29, 2014, among Zochem, the guarantors from time to time party thereto, the lenders from time to time party thereto and PNC Bank, National Association, as agent, as amended, restated, supplemented or otherwise modified from time to time.
“Zochem Guarantee Fee” means the guarantee fee payable by Zochem to the U.S. Borrowers to provide adequate, arm’s-length consideration to the U.S. Borrowers on account of the pledge of the U.S. Borrowers’ assets in support of, and the U.S. Borrowers’ liability for, the Zochem Loan, in an amount equal to 1% of the Zochem Loan.
“Zochem Limitation Period” means any period in which (i) any Obligations of Zochem under any Guaranty in connection with the Loan Documents or (ii) any Lien, pledge and security interests granted by Zochem pursuant to the Security Documents, in each case, are subject to any limitations pursuant to the applicable DIP Order.
“Zochem Loan” means that portion of the Facility being disbursed directly to Zochem, with respect to which Zochem shall directly pay any Obligations, which shall be equal to the amount of the Facility (and any associated PIK Fees or PIK Interest) necessary to repay the borrowings under the Zochem Credit Agreement, reduced by the amount of the Net Guarantee Fee.
Section 1.02    Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.
Section 1.03    Accounting Terms.
(a)    For purposes of this Agreement, all accounting terms not otherwise defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Initial Financial Statements.
(b)    If at any time any Accounting Change (as defined below) would affect the computation of any requirement set forth in any Loan Document, and either any Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such requirement shall continue to be computed in accordance with GAAP prior to such Accounting Change and (ii) the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such requirement made before and after giving effect to such Accounting Change. “Accounting Changes” means: (A) changes in accounting principles required by GAAP and implemented by the Borrowers; and (B) changes in accounting principles recommended by the Borrowers’ accountants.
(c)    In addition, all calculations and defined accounting terms used herein shall, unless expressly provided otherwise, when referring to any Person, refer to such Person on a consolidated basis and mean such Person and its consolidated subsidiaries.
Section 1.04    Miscellaneous. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (g) whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of a Borrower Party, such words are intended to signify that a Responsible Officer of a Borrower Party has actual knowledge or awareness of a particular fact or circumstance or that a Responsible Officer of a Borrower Party, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance and (h) for purposes of determining compliance with any provision of this Agreement which requires a determination of whether a certain action or transaction is included in the DIP Budget, permitted under the DIP Budget, or any other analogous phrase, the projections set forth in the DIP Budget as in effect at the time of the applicable action or transaction shall be used to determine compliance.
Section 1.05    Québec Interpretation. For all purposes pursuant to which the interpretation or construction of this Agreement may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (a) “personal property” shall include “movable property,” (b) “real property” shall include “immovable property,” (c) “tangible property” shall include “corporeal property,” (d) “intangible property” shall include “incorporeal property,” (e) “security interest,” “mortgage” and “lien” shall include a “hypothec,” “prior claim” and a “resolutory clause,” (f) all references to filing, registering or recording under the UCC or PPSA shall include publication under the Civil Code of Quebec, (g) all references to “perfection” of or “perfected” liens or security interest shall include a reference to an “opposable” or “set up” lien or security interest as against third parties, (h) any “right of offset,” “right of setoff” or similar expression shall include a “right of compensation,” (i) “goods” shall include corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall include a “mandatary,” (k) “construction liens” shall include “legal hypothecs,” (l) “joint and several” shall include solidary, (m) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault,” (n) “beneficial ownership” shall include “ownership on behalf of another as mandatary,” (o) “easement” shall include “servitude,” (p) “priority” shall include “prior claim,” (q) “survey” shall include “certificate of location and plan,” and (r) “fee simple title” shall include “absolute ownership”.

ARTICLE II
THE CREDIT FACILITY
Section 2.01    Advances.
(a)    Subject to the terms and conditions set forth herein and the DIP Order, each Lender agrees, severally and not jointly, solely to the extent requested by the Borrowers pursuant to Section 2.02, (i) to make an Advance in a single drawing to the applicable Borrowers on the Closing Date in an aggregate principal amount not to exceed such Lender’s Initial Commitment and (ii) to make Advances to the applicable Borrowers from time to time on any Business Day during the Availability Period, in principal amounts set forth in the line item in the DIP Budget for aggregate Advances permitted to be borrowed for the applicable week (with amounts set forth in the DIP Budget that are not borrowed during the applicable week available to be borrowed at a subsequent week) and not to exceed such Lender’s unfunded Subsequent Commitment; provided, that, in each case, no such Advance shall result in such Lender’s Advances exceeding such Lender’s Initial Commitment or Subsequent Commitment, as applicable. Each Borrowing shall be in an aggregate amount of not less than $5,000,000 or such lesser amount as specified in the DIP Budget and shall consist of Advances made on the same day by the Lenders ratably according to their respective Commitments. The Borrowers shall be permitted to request only one Advance per week.
(b)    Amounts paid or prepaid in respect of Advances may not be reborrowed.
(c)    Notwithstanding anything to the contrary contained herein (and without affecting any other provision here), upon a Lender’s election pursuant to Section 2.03(c) to fund the Advance on the Closing Date with original issue discount, the funded portion of the Advance to be made on the Closing Date by such Lender (i.e. the amount advanced by such Lender to a Borrower on the Closing Date) shall be equal to the principal amount of such Advance less 4.50% of the aggregate Commitment of such Lender (it being agreed that the full principal amount of such Advance will be deemed outstanding on the Closing Date and the Borrowers shall be obligated to repay 100% of the principal amount of such Advance as provided hereunder).
Section 2.02    Method of Borrowing.
(d)    Procedure for Borrowing. Each Borrowing, other than the Borrowing on the Closing Date, shall be made pursuant to a Borrowing Request, given not later than 1:00 p.m. (New York time) five (5) Business Days prior to the requested Borrowing Date, to the Administrative Agent at the Administrative Office. The Administrative Agent shall give to each Lender prompt notice on the day of receipt of a timely Borrowing Request. The Borrowing Request shall be in writing specifying (A) the Borrowing Date (which shall be a Business Day), (B) the aggregate amount of such Borrowing and (C) the number and location of the account to which funds are to be disbursed. Each Lender shall make available its Pro Rata Share of such Borrowing before 2:00 p.m. (New York time) on the Borrowing Date in immediately available funds to the Administrative Agent at its Applicable Lending Office or such other location as the Administrative Agent may specify by notice to the Lenders. Except as otherwise permitted by subsection (c) hereof, after the Administrative Agent's timely receipt of such funds and upon fulfillment or waiver of the applicable conditions set forth in Article III, the Administrative Agent will promptly make such funds available to the applicable Borrower promptly, and in any event prior to the close of business on the day any timely payment is made at such account as the applicable Borrower shall specify in writing to the Administrative Agent. In addition to the applicable conditions set forth in Article III unless waived by the Required Lenders, each request for a Borrowing shall be a representation by the Borrowers that, after giving effect to such requested Borrowing on the applicable Borrowing Date, the Borrowers are in compliance with Section 3.02 hereof.
(e)    Notices Irrevocable. Each Borrowing Request delivered by a Borrower shall be irrevocable and binding on the Borrowers.
(f)    [Reserved].
(g)    Lender Obligations Several. The failure of any Lender to make an Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, to make its

Advance on the applicable Borrowing Date. No Lender shall be responsible for the failure of any other Lender to make an Advance to be made by such other Lender on any applicable Borrowing Date.
(h)    Noteless Agreement; Evidence of Indebtedness.
(i)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from the Advances made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(ii)    The Administrative Agent shall maintain accounts in which it will record (A) the amount of each Advance made hereunder, (B) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (C) the amount of any sum received by the Administrative Agent hereunder from the Borrowers and each Lender’s share thereof.
(iii)    The entries maintained in the accounts maintained pursuant to paragraphs (i) and (ii) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Obligations in accordance with their terms.
(iv)    Any Lender may request that the Advances owing to such Lender be evidenced by a promissory note (a “Note”) in substantially the form of Exhibit E. In such event, the Borrowers shall execute and deliver to such Lender such Notes payable to the order of such Lender and its registered assigns and in substantially the form of Exhibit E. Thereafter, the Advances evidenced by such Notes and interest thereon shall at all times (including after any assignment pursuant to Section 9.06) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 9.06, except to the extent that any such Lender or assignee subsequently returns any such Notes for cancellation and requests that such Advances once again be evidenced as described in paragraphs (i) and (ii) above. In the event of any conflict between any Note and the Register, the Register shall control.
Section 2.03    Fees.
(a)    Unused Commitment Fees. Borrowers agree to pay to the Administrative Agent for the account of each Lender other than a Defaulting Lender a commitment fee (a “Unused Commitment Fee”) on the average daily amount of such Lender’s unfunded Commitment from the Closing Date until the Maturity Date (or earlier termination of the Commitments), calculated at a rate per annum equal to 4.00%. The Unused Commitment Fees payable pursuant to this clause (a) are due monthly in arrears on the Payment Date of each calendar month commencing with the first Payment Date following the Closing Date and on the Maturity Date (or earlier termination of the Commitments).
(b)    Agent’s Fees. Borrowers agree to pay to the Administrative Agent such fees as may have been separately agreed to between the Borrowers and the Administrative Agent as set forth in the Fee Letter.
(c)    Commitment Fee/OID. Borrowers agree to pay to each Lender a fee (the “Commitment Fee”) in an amount equal to 4.50% of such Lender’s Commitment in cash or original issue discount (such original issue discount to be credited to the account of such Lender in accordance with Section 2.01(c)), at the election of each Lender made by notice given to the Administrative Agent no later than one (1) Business Day prior to the Closing Date. Such fee is fully earned as of the Closing Date and shall be payable on the initial funding of the Advances under this Agreement.
(d)    Exit Premium. Each repayment or prepayment of any Advances shall be accompanied by an exit premium of 2.50% (the “Exit Premium”) of the principal amount of Advances so repaid or prepaid, whether such prepayment or repayment is optional or mandatory, whether occurring prior to or after an Event of Default or whether occurring upon acceleration or otherwise.
(e)    Generally. All such fees shall be paid on the dates due, in immediately available Dollars to the Administrative Agent for distribution promptly, if and as appropriate, among the Lenders or directly to the Lenders, as applicable. Once paid, absent manifest error, none of these fees shall be refundable under any circumstances.
Section 2.04    Repayment. The Borrowers hereby unconditionally promise to pay to the Administrative Agent for the account of and ratable benefit of each Lender the outstanding principal amount of the Advances on the Maturity Date.
Section 2.05    Interest. The Borrowers hereby unconditionally promise to pay interest on the unpaid principal amount of each Advance made by each Lender to it from the date of such Advance until such principal amount shall be paid in full, a rate per annum equal to the Contract Rate, payable in arrears in cash on the Payment Date of each calendar month and on the Maturity Date.
(a)    Interest Rate Limitation and Usury Recapture.
(i)    Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the Maximum Rate. If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to prepay the principal of the Advances or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
(ii)    In the event the rate of interest chargeable under this Agreement at any time (calculated after giving effect to all items charged which constitute “interest” under applicable laws, including fees and margin amounts, if applicable) is greater than the Maximum Rate, the unpaid principal amount of the Advances shall bear interest at the Maximum Rate until the total amount of interest paid or accrued on the Advances equals the amount of interest which would have been paid or accrued on the Advances if the stated rates of interest set forth in this Agreement had at all times been in effect.
(iii)    In the event, upon payment in full of the Advances and termination of the Commitments and the Facility, the total amount of interest paid or accrued under the terms of this Agreement and the Advances is less than the total amount of interest which would have been paid or accrued if the rates of interest set forth in this Agreement had, at all times, been in effect, then the Borrowers shall, to the extent permitted by applicable law, pay the Administrative Agent for the account of the Lenders an amount equal to the difference between (i) the lesser of (A) the amount of interest which would have been charged on its Advances if the Maximum Rate had, at all times, been in effect and (B) the amount of interest which would have accrued on its Advances if the rates of interest set forth in this Agreement had at all times been in effect and (ii) the amount of interest actually paid under this Agreement on its Advances.
(b)    Default Interest. Notwithstanding the foregoing, if any Event of Default shall have occurred and is continuing, at the election of the Required Lenders, the Borrowers shall pay interest, after as well as before judgment, at a rate per annum equal to (x) in the case of principal of any Advances, 2.00% plus the rate otherwise applicable to such Advance as provided in the preceding paragraphs of this Section or (y) in the case of any other amount, 2.00% plus the rate otherwise applicable to Advance as provided in the preceding paragraphs of this Section.
Section 2.06    Prepayments.
(a)    Optional. The Borrowers may elect to prepay, in whole or in part, without penalty or premium (except as otherwise provided in Section 2.03(d) and Section 2.07) any of the Advances owing by it to the Lenders, after giving prior written notice of such election, by 3:00 p.m. (New York time) three (3) Business Days prior to such prepayment, to the Administrative Agent stating the proposed date and aggregate principal amount of such prepayment, accrued interest and other amounts to be paid in connection therewith. If any such notice is given, the Administrative Agent shall give prompt notice thereof to each Lender and the Borrowers shall prepay Advances comprising part of the same Borrowing in whole or ratably in part in an aggregate principal amount equal to the amount specified in such notice, together with accrued interest to the date of such prepayment on the principal amount prepaid and amounts required to be paid pursuant to Section 2.03(d) and Section 2.07 as a result of such prepayment being made on such date; provided, however, that each partial prepayment shall be in an aggregate principal amount not less than $1,000,000 (or such lesser amount as may then be outstanding). Any amounts required to be paid pursuant to Section 2.03(d) and Section 2.07 in connection with such prepayment shall be due and payable on the date such prepayment is made.
(b)    Mandatory Prepayments of Advances.
(i)    Mandatory Prepayments. Within three (3) Business Days of receipt by any Borrower Party and/or any of its Subsidiaries of any Net Cash Proceeds, the Borrowers shall prepay the Advances in a principal amount equal to 100% of the Net Cash Proceeds. Nothing contained in this shall permit the Borrower or any of its Subsidiaries to make any Asset Disposition other than in accordance with Section 6.04.
(ii)    Interest and Costs of Prepayments. Each prepayment pursuant to this Section 2.06 shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts required to be paid pursuant to Section 2.03(d) and Section 2.07 as a result of such prepayment being made on such date. The Borrower shall give prompt prior written notice of such mandatory prepayment to the Administrative Agent, stating the proposed date of such mandatory prepayment and the aggregate principal amount, accrued interest and other amounts to be paid in connection therewith.
(c)    Ratable Payments; Effect of Notice. Each payment of any Advance pursuant to this Section 2.06 or any other provision of this Agreement shall be made in a manner such that all Advances comprising part of the same Borrowing are paid in whole or ratably in part. All notices given pursuant to this Section 2.06 shall be irrevocable and binding upon the Borrowers.

Section 2.07    Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:
(iii)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or the Administrative Agent (except any reserve requirement reflected in the additional interest payable under Section 2.05(b));
(iv)    subject any Lender or the Administrative Agent to any Tax of any kind whatsoever with respect to this Agreement, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes covered by Section 2.09 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or
(v)    impose on any Lender or the Administrative Agent any other condition, cost or expense affecting this Agreement;
and the result of any of the foregoing shall be to increase the cost to such Lender or the Administrative Agent, or to reduce the amount of any sum received or receivable by such Lender or the Administrative Agent hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the Administrative Agent, the Borrowers will pay to such Lender or the Administrative Agent, as the case may be, such additional amount or amounts as will compensate such Lender or the Administrative Agent, as the case may be, for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Advances made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender or the Administrative Agent setting forth the amount or amounts necessary to compensate such Lender or its holding company or the Administrative Agent, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrowers shall be conclusive absent manifest error. The Borrowers will pay such Lender or the Administrative Agent, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender or the Administrative Agent to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Administrative Agent’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or the Administrative Agent pursuant to this Section for any increased costs incurred or reductions suffered more than 360 days prior to the date that such Lender or the Administrative Agent, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 360 day period referred to above shall be extended to include the period of retroactive effect thereof).
Section 2.08    Payments and Computations.
(a)    Payment Procedures. The Borrowers shall make each payment under this Agreement not later than 12:00 Noon (New York time) on the day when due to the Administrative Agent at the Administrative Agent’s Applicable Lending Office in immediately available funds. Each Advance shall be repaid and each payment of interest thereon and fees shall be paid in Dollars. All payments shall be made without setoff, deduction, or counterclaim. The Administrative Agent will promptly thereafter, and in any event prior to the close of business on the day any timely payment is made, cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to the Administrative Agent, or a specific Lender pursuant to Section 2.03, 2.05, 2.06, 2.07, 2.08, 2.09 or 2.10, but after taking into account payments effected pursuant to Section 9.04), in accordance with each Lender’s Pro Rata Share of the Borrowing to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Offices, in each case to be applied in accordance with the terms of this Agreement.
(b)    Computations. All computations of interest and fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. For the purpose of the Interest Act (Canada), the yearly rate of interest to which any rate calculated on the basis of a period of time is different from the actual number of days in the year (360 days for example) is equivalent in the stated rate multiplied by the actual number of days in the year (365 or 366 days) and divided by the number of days in the shorter period (360 days, in the example). Each determination by the Administrative Agent of an interest rate shall be conclusive and binding for all purposes, absent manifest error.
(c)    Non-Business Day Payments. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be.
Section 2.09    Taxes.
(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Borrower Party hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Taxes, provided that if any Borrower Party shall be required by any applicable Legal Requirement to deduct or withhold any Taxes from such payments, then, (i) if such Tax is an Indemnified Tax, the sum payable shall be increased as necessary so that after making all required deductions (including deductions and withholdings applicable to additional sums payable under this Section) the Administrative Agent, or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions and withholdings been made, (ii) such Borrower Party shall make such deductions and withholdings and (iii) such Borrower Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with such Legal Requirements.
(b)    Payment of Other Taxes by the Borrowers. Without limiting the provisions of paragraph (a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with any applicable Legal Requirement.

(c)    Indemnification by the Borrowers. The Borrowers shall, and do hereby, indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Administrative Agent or such Lender or required to be withheld or deducted from a payment to the Administrative Agent or such Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(d)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Borrower Party to a Governmental Authority, such Borrower Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)    Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which the Borrowers are resident for Tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrowers (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Legal Requirements as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
Without limiting the generality of the foregoing, any Lender that is a U.S. Person shall deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding.
Without limiting the generality of the foregoing, in the event that the Borrowers are resident for Tax purposes in the United States, and upon the Borrowers’ reasonable request, any Foreign Lender shall deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrowers or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
(i)    in the case of a Foreign Lender claiming the benefits of an income Tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such Tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such Tax treaty,

(ii)    duly completed copies of Internal Revenue Service Form W-8ECI,
(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or W-8BEN-E,
(iv)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner; or
(v)    any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers to determine the withholding or deduction required to be made.
If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(f)    Treatment of Certain Refunds. If the Administrative Agent or a Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Borrower Party pursuant to this Section 2.09 or with respect to which any Borrowers has paid additional amounts pursuant to this Section 2.09, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section with respect to the Taxes giving rise to such refund), net of all out of pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrowers, upon the request of the Administrative Agent or such Lender, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrowers or any other Person. Notwithstanding anything to the contrary in this paragraph, in no event will the Administrative Agent or any Lender be required to pay any amount to any Borrower pursuant to this paragraph the payment of which would place the Administrative Agent or any Lender in a less favorable net after-Tax position than the Administrative Agent or any Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Borrower or any other Person.
(g)    Treatment of Fees. The Borrower Parties, Lenders, and Administrative Agent agree to treat, (i) the Commitment Fee and Exit Premium as original issue discount for U.S. federal income Tax purposes and (ii) the Unused Commitment Fee as an amount akin to option premium pursuant to section 1.1441-2(b)(2)(i) of the treasury regulations. The Borrower Parties, Lenders, and Administrative Agent shall not take any position or action inconsistent with such treatment or characterization.
Section 2.10    Sharing of Payments, Etc. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Advances or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Advances and accrued interest thereon or other such obligations greater than its Pro Rata Share, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Advances and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Advances and other amounts owing them, provided that: (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances to any assignee or participant, other than to a Borrower Party or any of its’ Subsidiaries or Affiliates (as to which the provisions of this paragraph shall apply). Each Borrower Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Borrower Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Borrower Party in the amount of such participation.
Section 2.11    Applicable Lending Offices. Each Lender may book its Advances at the Applicable Lending Office selected by such Lender and may change its Applicable Lending Office from time to time upon written notice to the Administrative Agent. All terms of this Agreement shall apply to such Applicable Lending Office and the Advances shall be deemed held by each Lender for the benefit of such Applicable Lending Office. Each Lender may, by written notice to the Administrative Agent and the Borrowers, designate replacement or additional Applicable Lending Offices through which Advances will be made by it and for whose account repayments are to be made.
Section 2.12    Intentionally Omitted.
Section 2.13    Mitigation Obligations; Replacement of Lenders.

(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 2.07, or requires the Borrowers to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.09, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.07 or 2.09, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower will pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Lender requests compensation under Section 2.07, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.09, or if any Lender is a Defaulting Lender, then such Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that: (i) a Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 9.06; (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Advances from the assignee (to the extent of such outstanding principal and accrued interest and fees) or any Borrower (in the case of all other amounts Documents including any amounts under Section 2.07); (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.07 or payments required to be made pursuant to Section 2.09, such assignment will result in a reduction in such compensation or payments thereafter; and (iv) such assignment does not conflict with Legal Requirements. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling any Borrower to require such assignment and delegation cease to apply.
(c)    Return of Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent, or such Lender.
Section 2.14    Termination of Commitments and Facility.
(a)    The Commitment of each Lender shall terminate on the Maturity Date unless previously terminated. For the avoidance of doubt, the aggregate amount of Commitments shall automatically be reduced, upon the making of any Advances, by the principal amount of such Advances.
(b)    The Borrowers may elect to terminate the Commitments after giving prior written notice of such election, by 3:00 p.m. (New York time) at least three (3) Business Days prior to the Business Day of such termination, to the Administrative Agent stating the proposed date of such termination. If any such notice is given, the Administrative Agent shall give prompt notice thereof to each Lender. All notice given pursuant to this Section 2.14(b) shall be irrevocable and binding upon the Borrowers.
(c)    Any termination of the Commitments pursuant to this Section 2.14 shall be permanent, with no obligation of the Lenders to reinstate such Commitments.
(d)    Upon the Termination Date, the Administrative Agent and the Lenders each agree that they shall cooperate with the Borrower Parties (at the Borrower Parties’ sole cost and expense) in the prompt release, assignment or termination of any Liens, security interests or Security Documents, all as reasonably requested by the Borrower Parties.
Section 2.15    [Reserved].
Section 2.16    Defaulting Lenders.
(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Legal Requirements:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.01.
(ii)    Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 7.05), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; third, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by any Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and fourth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.
(b)    Defaulting Lender Cure. If the Borrowers and the Administrative Agent agree in writing that a Defaulting Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Share, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
ARTICLE III
CONDITIONS PRECEDENT
Section 3.01    Conditions Precedent to Initial Borrowing. The obligation of each Lender to make an Advance requested to be made on the Closing Date in accordance with the terms hereof is subject to the satisfaction or waiver in accordance with Section 9.01 of each of the following conditions precedent:
(i)    Documentation. On the Closing Date, the Administrative Agent and the Lenders shall have received the following, each dated on such day, duly executed by all the parties thereto, each in form and substance reasonably satisfactory to the Administrative Agent, the Lenders and the Borrower Parties:
(i)    this Agreement and all attached Exhibits and Schedules;
(ii)    a Note, if requested by any Lender pursuant to Section 2.02(e) payable to the order of such requesting Lender;
(iii)    (A) the Canadian Security Documents (provided that, for greater certainty, (i) any real property mortgages shall be duly executed and delivered, in the proper form for filing with the applicable governmental agency, but not required to be registered, and (ii) any requisite consents required to permit the filing of the mortgages with the applicable governmental agency shall be delivered), (B) UCC and PPSA financing statements in proper form for filing in each applicable jurisdiction for all the Borrower Parties, and (C) lien, judgment, and, where customarily conducted, tax searches conducted on the Borrower Parties reflecting no Liens other than Permitted Liens against any of the Collateral;
(iv)    a certificate from the Borrowers, signed by a Responsible Officer, stating that (A) all representations and warranties of the Borrower Parties set forth in this Agreement and in the other Loan Documents are or were true and correct in all material respects as of the specified date of such representation or warranty (provided that such materiality qualifier shall not apply if such representation or warranty is already subject to a materiality qualifier); (B) no Default has occurred and is continuing; and (C)  the conditions in this Section 3.01 have been met or waived in accordance with Section 9.01;
(v)    copies of the certificate or articles of incorporation, certificate of formation or other equivalent organizational documents, including all amendments thereto, of each Borrower Party, certified as of a recent date by the Secretary of State (or other applicable Governmental Authority) of the state of its organization;
(vi)    a certificate of the Secretary or Assistant Secretary or other officer of the Borrowers certifying (A) that attached thereto is a true and complete copy of the by-laws, limited liability company agreement or other equivalent organizational documents of each Borrower Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the members, Board of Directors or applicable governing body of each Borrower Party authorizing the execution, delivery and performance by each Borrower Party of the Loan Documents to which such Borrower Party is a party and, in the case of the Borrowers, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C)

that the certificate of formation or articles of incorporation or other equivalent organizational documents of each Borrower Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (vii) below, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document, Borrowing Request or any other document delivered in connection herewith on behalf of a Borrower;
(vii)    certificates from the appropriate Governmental Authority certifying as to the good standing, status, existence and authority of each of the Borrower Parties their respective jurisdictions;
(viii)    such customary legal opinions of counsel to the Borrowers and the other Borrower Parties, addressed to the Administrative Agent and the Lenders and concerning such matters as the Lenders may reasonably request;
(ix)    a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.04;
(x)    the Fee Letter in form and substance reasonably satisfactory to the parties thereto;
(xi)    the Initial DIP Budget;
(xii)    the Lenders and the Administrative Agent shall have received prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act; and
(xiii)    the Initial Financial Statements.
(j)    Payment of Fees. The Borrowers shall have paid the fees required to be paid to the Administrative Agent and the Lenders on the Closing Date and all invoiced reasonable out-of-pocket other costs and expenses which have been invoiced and are payable pursuant to Section 9.04 (including (i) the invoiced reasonable out-of-pocket legal fees and expenses of Akin Gump Strauss Hauer & Feld LLP, Cassels Brock & Blackwell LLP, counsel to the Lenders and the ad hoc committee of Senior Secured Noteholders, (ii) the invoiced reasonable out-of-pocket legal fees and expenses of Dechert LLP, counsel to Greywolf, (iii) the invoiced reasonable out-of-pocket legal fees and expenses of Shipman & Goodwin LLP, counsel to the Administrative Agent and (iv) the invoiced reasonable out-of-pocket fees and expenses of Moelis & Company, financial advisor to the Lenders and the ad hoc committee of Senior Secured Noteholders.
(k)    Interim Order and Interim DIP Recognition Order. The Administrative Agent and Lenders shall have received a certified copy of (i) an order entered by the Bankruptcy Court in substantially the form of Exhibit F or with such changes as may be acceptable to the Administrative Agent and the Lenders in their sole discretion, on the one hand, and Borrowers, on the other hand (the “Interim Order”), which Interim Order (x) shall have been entered on the docket of the Bankruptcy Court no later than three (3) Business Days after the Petition Date and (y) shall be in full force and effect and shall not have been vacated, stayed, reversed, modified or amended in any respect without the written consent of the Lenders and (ii) an order issued by the Canadian Court in such form as may be acceptable to the Administrative Agent and the Lenders in their sole discretion (the “Interim DIP Recognition Order”), which Interim DIP Recognition Order (x) shall have been issued by the Canadian Court no later than four (4) Business Days after the Petition Date and (y) shall be in full force and effect and shall not have been vacated, stayed, reversed, modified or amended in any respect without the written consent of the Lenders. For the avoidance of doubt the Interim DIP Recognition Order may be part of the Supplemental Order.
(l)    First Day Orders. The “first day” orders (including, without limitation, any motions related to the Loan Documents, cash management and any critical vendor or supplier motions, but excluding retention applications), in form, scope and substance reasonably satisfactory to the Lenders and their counsel, on the one hand, and the Borrower Parties, on the other hand, shall have been entered in the Chapter 11 Cases and recognized by order of the Canadian Court in form and substance reasonably satisfactory to the Lenders (the “First Day Orders”).
(m)    Canadian Court Orders. The Initial Recognition Order and Supplemental Order in form, scope and substance reasonably satisfactory to the Lenders shall have been granted by the Canadian Court in the Recognition Proceeding and shall not be vacated, amended, stayed, modified or reversed without the consent of the Required Lenders or subject to appeal or leave for appeal.
(n)    Zochem Credit Agreement. The Borrowers shall provide evidence reasonably satisfactory to the Administrative Agent and the Lenders that the Zochem Credit Agreement and all transactions entered into in connection with such agreement shall be terminated, all obligations thereunder shall be paid in full and all Liens granted in connection therewith shall be released, in each case, substantially contemporaneously with the occurrence of the Closing Date.
(o)    ITA. Neither the Administrative Agent nor any of the Lenders shall have received any order or demand in respect of any of the Borrowers under Section 224.1(1) of the ITA or any similar provincial law.
Section 3.02    Conditions Precedent to Each Borrowing. The obligation of each Lender to make an Advance on the occasion of each Borrowing and on the Closing Date during the Availability Period shall be subject to the delivery of a Borrowing Request as provided in Section 2.02(a) and the further conditions precedent that on the Borrowing Date, the following statements shall be true (and each of the giving of the applicable Borrowing Request and the acceptance by any Borrower of the proceeds of such funding shall constitute a representation and warranty by the Borrowers that on the date of such funding, or the date of such issuance or increase such statements are true):
(f)    the representations and warranties contained in Article IV and in each other Loan Document are correct in all material respects (provided that such materiality qualifier shall not apply if such representation or warranty is already subject to a materiality qualifier in Article IV or such other Loan Document) immediately prior to, and after giving effect to, such funding;
(g)    no Default or Event of Default has occurred and is continuing or would result from such funding or from the application of the proceeds therefrom;
(h)    the making of the funding shall not violate any requirement of law and shall not be enjoined, temporarily, preliminarily or permanently;
(i)    the DIP Order and DIP Recognition Order shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed in any adverse respect without the consent of the Required Lenders;

(j)    the funding shall not cause the aggregate amount of the Advances to exceed the amount then authorized by the DIP Order, as the case may be, and any order modifying, reversing, staying or vacating either such order shall not have been entered; and
(k)    the funding shall not cause the aggregate amount of the Advances to exceed the aggregate amount permitted under the DIP Budget or this Agreement and the use of the proceeds of such Advance shall be in compliance in all material respects with this Agreement.
Section 3.03    Determinations Under Sections 3.01 and 3.02. For purposes of determining compliance with the conditions specified in Sections 3.01 and 3.02, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Borrowings.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
Each Borrower represents and warrants each of the following to the Administrative Agent and the Lenders, on and as of the Closing Date and immediately after giving effect to the making of the Advances and the other financial accommodations on the Closing Date and on and as of each date as required by Section 3.02(a) and subject in all respects to the entry of the DIP Orders and the First Day Orders and the terms thereto:
Section 4.01    Formation and Existence. Each of the Borrower Parties is duly formed, validly existing, and in good standing under the laws of the jurisdiction of its formation and in good standing and qualified to do business in each jurisdiction where its ownership or lease of Property or conduct of its business requires such qualification and where a failure to be so qualified could reasonably be expected to have a Material Adverse Effect. As of the Closing Date, no Borrower Party owns, directly or indirectly, any Equity Interests, except as set forth on Schedule 4.01.
Section 4.02    Power and Authority. Subject to any restriction arising on account of Borrower Parties’ status as a “debtor” under the Bankruptcy Code or any restriction on the Borrower Parties as result of the Recognition Proceedings and any required approvals of the Bankruptcy Court, each of the Borrower Parties has the requisite power and authority to own its material assets and carry on its business in all material respects and execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution, delivery, and performance by each Borrower Party of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby (a) to the extent applicable, have been duly authorized by all necessary organizational action, (b) do not and will not (i) to the extent applicable, contravene the terms of any such Person's organizational documents, (ii) violate any Legal Requirement, or (iii) conflict with or result in any breach or contravention of, or the creation of any Lien (except Liens arising under the Loan Documents and Permitted Liens) under (A) the provisions of any indenture, material instrument or material agreement to which such Borrower Party is a party or is subject, or by which it, or its Property, is bound, in each case, not subject to the automatic stay under the Chapter 11 Cases or executed after the Petition Date or (B) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject.
Section 4.03    Authorization and Approvals. Except for the entry of the Interim Order and Interim DIP Recognition Order (or Final Order and Final DIP Recognition Order, as applicable), no authorization, approval, consent, exemption, or other action by, or notice to or filing with, any Governmental Authority is necessary or required on the part of any Borrower Party in connection with the execution, delivery and performance by, or enforcement against, any Borrower Party of this Agreement and the other Loan Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby, except actions by, and notices to or filings with, Governmental Authorities that may be required in the Ordinary Course of Business from time to time, that may be required to comply with the express requirements of the Loan Documents (including, without limitation, to release existing Liens on the Collateral or to comply with requirements to perfect, and/or maintain the perfection of, Liens created for the benefit of the Secured Parties) or that have already been obtained.
Section 4.04    Enforceable Obligations. Subject to entry of the Interim Order and Interim DIP Recognition Order (or Final Order and Final DIP Recognition Order, as applicable), this Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Borrower Party that is a party thereto. Subject to the entry of the Interim Order and Interim DIP Recognition Order (or Final Order and Final DIP Recognition Order, as applicable) and subject thereto, this Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of each Borrower Party that is a party thereto, enforceable against such Borrower Party in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or similar law affecting creditors' rights generally or general principles of equity.
Section 4.05    Financial Statements; No Material Adverse Effect.
(e)    The Initial Financial Statements and each of the financial statements delivered pursuant to Section 5.06(a), (b) and (c), were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and subject to the absence of footnotes and year-end adjustments; (ii) fairly present the consolidated financial condition of Horsehead Holding and its Subsidiaries as of the date thereof and their consolidated results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and subject to the absence of footnotes and year-end adjustments; and (iii) to the extent required by GAAP, show all material Debt and other liabilities, direct or contingent, of each Borrower Party as of the date thereof, including liabilities for taxes, material commitments and Debt.
(f)    Except for the Chapter 11 Cases and the Recognition Proceedings and the facts disclosed in the filings made in connection therewith (including any filing with the SEC prior to the Petition Date), since the Petition Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
Section 4.06    True and Complete Disclosure. No written information, report, financial statement, exhibit or schedule (excluding projections, estimates, pro forma financial information and general industry or market data) furnished by or, to the knowledge of any Borrower Party, on behalf of any Borrower Party to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain, as of the date furnished (taken as a whole and as supplemented), any material misstatement of fact or omitted, omits or will omit, as of the date furnished, to state any material fact necessary to make the statements therein, taken as a whole, in the light of the circumstances under which they were, are or will be made, not materially misleading. No representation or warranty is made with respect to any projections, estimates and pro forma financial information provided by or on behalf of any Borrower Party except that such projections, estimates, and pro forma financial information furnished by any Borrower Party were prepared in good faith on the basis of assumptions, data information, tests or conditions believed to be reasonable at the time such projections, estimates, and pro forma financial information were furnished.
Section 4.07    Litigation. Except for the Chapter 11 Cases and the Recognition Proceedings, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Responsible Officer after reasonable inquiry, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any Borrower Party, or any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or the transactions contemplated hereby or thereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.
Section 4.08    Compliance with Laws. Except as permitted by an order of the Bankruptcy Court, none of the Borrower Parties, their respective Subsidiaries or any of their respective properties is in violation of, nor will the continued operation of their properties as currently conducted violate, any Legal Requirement (including any applicable Environmental Law) or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority in neither case that would reasonably be expected to have a Material Adverse Effect.
Section 4.09    No Default. Except to the extent resulting from the filing of the Chapter 11 Cases and the Recognition Proceedings and except as described in Schedule 4.09, none of the Borrower Parties is a party to any agreement or instrument or subject to any corporate restriction that has resulted or could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
Section 4.10    Properties and Contracts.
(a)    Each of the Borrower Parties and their respective Subsidiaries has good title to, or valid leasehold interests in, or the right to use, the Real Property and all personal property material to its business, free and clear of all Liens, except for Permitted Liens and other minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.
(b)    Each of the Borrower Parties and their respective Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other Intellectual Property material to its business, and the use thereof by such Borrower Party or Subsidiary does not to such Borrower Party's knowledge infringe upon the rights of any other Person. The nature and ownership or licensing of all Intellectual Property material to any Borrower Party on the Closing Date is set forth on Schedule 4.10(b).
(c)    A true and complete list of all consignment agreements to which any Borrower Party is a party on the Closing Date are set forth on Schedule 4.10(c).
(d)    Except as set forth on Schedule 4.10(e), no Borrower Party maintains any deposit accounts (as defined in the UCC), securities entitlement accounts (as defined in the UCC), securities account (as such term is defined in the STA), commodities accounts, or postal boxes as of the Closing Date.
Section 4.11    Environmental Condition.
(d)    Except as set forth on Schedule 4.11, and, with respect to representations and warranties made on the Closing Date, each of the Borrower Parties and their respective Subsidiaries (i) have obtained

(or timely applied for) all Environmental Permits necessary for the ownership and operation of their respective Properties and the conduct of their respective businesses; (ii) have been and are in compliance with all terms and conditions of such Environmental Permits and with all other requirements of applicable Environmental Laws; (iii) have not received written notice or have knowledge of any violation or alleged violation of any Environmental Law or such Environmental Permits; and (iv) are not subject to any actual or contingent action (including by governmental agencies and employees), lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement or written notice of potential or actual responsibility or violation (including laws or requirements relating to health or safety of employees) which seeks to impose liability under any Environmental Law, in each case, which could not reasonably be expected to result in an Environmental Liability of any Borrower Party or Subsidiary in excess of $5,000,000. Except as set forth on Schedule 4.11, with respect to representations or warranties made after the Closing Date, each of the Borrower Parties and their respective Subsidiaries (i) have obtained all Environmental Permits necessary for the ownership and operation of their respective Properties and the conduct of their respective businesses; (ii) have been and are in compliance with all terms and conditions of such Environmental Permits and with all other requirements of applicable Environmental Laws; (iii) have not received written notice of any violation or alleged violation of any Environmental Law or such Environmental Permits; and (iv) are not subject to any actual or contingent action (including by governmental agencies and employees), lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement or written notice of potential or actual responsibility or violation (including laws or requirements relating to health or safety of employees) which seeks to impose liability under any Environmental Law, except, in any such case where the resulting Environmental Liability of any Borrower Party or Subsidiary from a breach of the same would not reasonably be expected to exceed $5,000,000.
(e)    Except as set forth on Schedule 4.11, none of the present or, to the knowledge of the Borrower Parties, previously owned or operated Properties of the Borrower Parties or any of their respective present or former Subsidiaries, wherever located, (i) has been placed on or proposed to be placed on the National Priorities List, CERCLIS, or their state or local analogs, nor has any Borrower Party or any of its Subsidiaries received written notification of the designation, listing or identification of any Property of any Borrower Party or any of its present or former Subsidiaries as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, or other response activity under any Environmental Laws (except as such activities may be required by permit conditions) by the Borrower Parties; (ii) is subject to a Lien, arising under or in connection with any applicable Environmental Laws, that attaches to any revenues or to any Property owned or operated by any Borrower Party or any of its present Subsidiaries, wherever located; or (iii) has been the site of any Release of Hazardous Materials from present or past operations which has caused at the site or at any third‑party site any condition that has resulted in or could reasonably be expected to result in the need for Response (as defined under any applicable Environmental Law) by the Borrower Parties and none of the Borrower Parties or, to the knowledge of the Borrower Parties, any of their present or former Subsidiaries has generated or transported or has caused to be generated or transported Hazardous Materials to any third party site which could reasonably be expected to result in in an Environmental Liability of any Borrower Party or Subsidiary in excess of $5,000,000.
(f)    Except as set forth on Schedule 4.11, there are no existing requirements under applicable Environmental Laws under which any Borrower Party or any of its Subsidiaries has liabilities in excess of $5,000,000.
Section 4.12    Insurance.

(e)    Schedule 4.12 sets forth a true, complete and correct list of all insurance maintained by the Borrower Parties or by the Borrower Parties for their respective Subsidiaries as of the Closing Date. As of such date, such insurance is in full force and effect and all premiums have been duly paid.
(f)    The properties of each Borrower Party and its respective Subsidiaries are insured with, to the knowledge of the Borrower Parties, financially sound and reputable insurance companies not Affiliates of any Borrower Party (or through self-insurance consistent with industry practices), in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Borrower Party or Subsidiary operates.
Section 4.13    Taxes. Except as set forth on Schedule 4.13, the Borrower Parties and their Subsidiaries have filed all Federal, state, provincial, territorial and other Tax returns and reports required to be filed and except to the extent prohibited by the automatic stay of § 362 of the Bankruptcy Code (or applicable provision in Canada), and have paid all Federal, state, provincial and other Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being Properly Contested or not otherwise required to be paid pursuant to Section 5.05. There is no proposed Tax assessment against any Borrower Party or any Subsidiary thereof other than those for Taxes not yet payable or being Properly Contested or not otherwise required to be paid pursuant to Section 5.05.
Section 4.14    Pension Compliance.
(c)    Each of the Borrower Parties and their ERISA Affiliates is in material compliance with the applicable provisions of ERISA, the Code, the PBA and the ITA and the regulations and published interpretations thereunder to the extent of the applicability of such laws, regulations and interpretations to any Borrower Party or any ERISA Affiliate of a Borrower Party.
(d)    Each Pension Plan other than the Canadian Pension Plans is in material compliance with the applicable provisions of ERISA, the Code or other Federal or state laws. The Canadian Pension Plans are in material compliance with the applicable provisions of the PBA and the ITA. Each Pension Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto, or such plan is maintained on a prototype document for which a favorable opinion letter has been issued by the IRS, and, to the best knowledge of any Borrower Party, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Canadian Pension Plan has been established, registered, amended, funded, invested and administered in material compliance with the terms of such Canadian Pension Plans, the PBA, the ITA and applicable collective agreements. Each Borrower Party and each ERISA Affiliate have made all required contributions to each Multiemployer Plan, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Pension Plan. All liabilities under each Pension Plan are fully funded, on both a going concern and solvency basis, in accordance with the terms of the respective Pension Plans and the most recent actuarial report filed with respect to each Pension Plan. Without limiting the generality of the foregoing, all liabilities under each Canadian Pension Plan are fully funded, on both a going concern and solvency basis, in accordance with the PBA, the ITA and terms of the respective Canadian Pension Plans except as disclosed in the most recent actuarial reports filed in respect of each Canadian Pension Plan with any applicable Governmental Authority pursuant to the PBA and the ITA and disclosed to the Administrative Agent and the Lenders. As of the Closing Date, no Borrower Party is a party or participant in any Pension Plan or Multiemployer Plan except a 401(k) plan and except for the Canadian Pension Plans.

(e)    (i) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in liability of any Borrower Party or any of its ERISA Affiliates in excess of $500,000; (ii) except for the Canadian Pension Plans (but only in respect of the Zochem Salaried Employees Retirement Income Plan in the amount of CAD $181,499 as reflected in such Canadian Pension Plan’s most recently completed actuarial valuation report completed as of December 31, 2015), no Pension Plan has any Unfunded Pension Liability; (iii) all required contributions to the Canadian Pension Plans have been remitted to the custodian or trustee thereof when due; (iv) neither any Borrower Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability under Title IV of ERISA with respect to any Pension Plan other than premiums due and not delinquent under Section 4007 of ERISA; (v) neither any Borrower Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (vi) neither any Borrower Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.
(f)    No condition exists and no event or transaction has occurred with respect to any Plan that could reasonably be expected to result in any Borrower Party incurring any liability, fine or penalty which could be expected to have a Material Adverse Effect.
Section 4.15    Security Interests.
(a)    This Agreement and the other Loan Documents, upon execution and delivery thereof by the parties thereto and entry of the applicable DIP Order or DIP Recognition Order (and subject to the terms therein), will create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and the proceeds thereof, which security interest shall be deemed valid and perfected as of the Closing Date by entry of the DIP Orders or DIP Recognition Orders with respect to each Borrower Party and which shall constitute continuing Liens on the Collateral having priority over all other Liens on the Collateral, securing all the Obligations, other than the Carve-Out and as otherwise set forth in the applicable DIP Order or DIP Recognition Orders. The Lenders shall not be required to file or record (but shall have the option and authority to file or record) any financing statements, mortgages, notices of Lien or similar instruments, in any jurisdiction or filing office or to take any other action in order to validate, perfect or establish the priority of the Liens and security interest granted by or pursuant to this Agreement, any other Loan Document or the DIP Orders or DIP Recognition Orders.
(b)    Pursuant to Section 364(c)(1) of the Bankruptcy Code, the Obligations of the Borrower Parties shall at all times constitute allowed senior administrative expenses against each of the Borrower Parties in the Chapter 11 Cases (without the need to file any proof of claim or request for payment of administrative expense), with priority over any and all other administrative expenses, adequate protection claims (other than the Macquarie Adequate Protection Claims), diminution claims and all other claims against the Loan Parties, now existing or hereafter arising, of any kind or nature whatsoever, including, without limitation, all administrative expenses of the kind specified in sections 503(b) and 507(b) of the United States Bankruptcy Code, and over any and all other administrative expense claims arising under Sections 105, 326, 328, 330, 331, 503(b), 506(c) (with any claims arising under Section 506(c) only subject to the entry of the Final Order), 507(a), 507(b), 546, 726, 1113 and 1114 of the Bankruptcy Code, whether or not such expenses or claims may become secured by a judgment Lien or other non-consensual Lien, levy or attachment, which allowed claims shall for purposes of section 1129(a)(9)(A) of the United States Bankruptcy Code be considered administrative expenses allowed under section 503(b) of the United States

Bankruptcy Code, and which shall be payable from and have recourse to all pre- and post-petition property of the Borrower Parties and their estates and all proceeds thereof, including, without limitation, and subject to entry of the Final Order, any proceeds of Avoidance Actions, subject, as to priority, only to the Carve-Out, the Administration Charge, the Macquarie Adequate Protection Claims and as otherwise set forth in the applicable DIP Order.
Section 4.16    Labor Relations. There (a) is no material unfair labor practice complaint pending against any Borrower Party or any of their respective Subsidiaries or, to the knowledge of any Borrower Party or any Subsidiary, threatened in writing against any of them, before any Governmental Authority, (b) is no material strike, lockout, slowdown, work disruption, labor dispute or stoppage against any Borrower Party or any of their respective Subsidiaries pending or, to the knowledge of any Borrower Party or any Subsidiary, threatened in writing and (c) is no material organizing activity, union certification or representation petition existing with respect to the employees of any Borrower Party or any of their respective Subsidiaries. No material grievance or arbitration arising out of or under any collective bargaining agreement is pending against any of the Borrower Parties or any of their respective Subsidiaries or, to the knowledge of any Borrower Party or any Subsidiary, threatened in writing against any of them. The Borrower Parties and their respective Subsidiaries have not been in violation of the Fair Labor Standards Act, the Employment Standards Act, or any other applicable federal, state, provincial, territorial, local or foreign law, except where such violation, either individually or in the aggregate, could not reasonably be expected to be material. All payments due from any Borrower Party or any Subsidiary thereof, or for which any claim may be made against any Borrower Party or any Subsidiary thereof, on account of wages, vacation pay, benefits, pension obligations and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Borrower Party or such Subsidiary. The consummation of the transactions contemplated hereby will not give rise to any additional right or obligation, termination, negotiation or consent under any collective bargaining agreement or any employment agreement to which any Borrower Party or any Subsidiary thereof is bound.
Section 4.17    [Reserved].
Section 4.18    Margin Regulations. None of the Borrower Parties is engaged and will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U), or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of any Advance will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry any margin stock (within the meaning of Regulation U) or to refinance any Debt originally incurred for such purpose, or for any other purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U and X.
Section 4.19    Investment Company. None of the Borrower Parties or any Subsidiary thereof is required to be registered as an “investment company” under the Investment Company Act of 1940.
Section 4.20    OFAC Restrictions. No Borrower Party, nor Subsidiary of a Borrower Party, (a) appear on the OFAC SDN List; (b) are included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the persons or entities referred to or described in the OFAC SDN List; or (c) have conducted business with or engaged in any transaction with any Person named on any of the OFAC SDN List or any Person included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the Persons referred to or described in the OFAC SDN List.

Section 4.21    Reorganization Matters.

(a)    The Chapter 11 Cases were commenced on the Petition Date in accordance in all material respects with applicable law and proper notice thereof and the proper notice of (x) the motion seeking approval of the Loan Documents and the Interim Order and, as applicable, the Final Order, (y) the hearing for the approval of the Interim Order, and (z) when applicable, the hearing for the approval of the Final Order will be given; provided that the Borrowers shall give, on a timely basis as specified in the Interim Order or the Final Order, as applicable, all notices required to be given to all parties specified in the Interim Order or Final Order, as applicable.
(b)    The Recognition Proceedings were commenced on the Petition Date in accordance with all applicable law and proper notice thereof and the proper notice of (x) the application for the Interim Recognition Order, the Initial Recognition Order and the Supplemental Order, (y) the hearing for the Interim DIP Recognition Order, and (z) the hearing for the Final DIP Recognition Order will be given, provided that the Borrowers shall give, on a timely basis, all notices required to be given in connection with the Interim DIP Recognition Order or the Final DIP Recognition Order, as applicable.
(c)    After the entry of the Interim Order (and subject to the terms therein), and with respect to Collateral in Canada, the Interim DIP Recognition Order and pursuant to and to the extent provided in the Interim Order and the Interim DIP Recognition Order, the Obligations will be secured by a valid and perfected first priority Lien on all of the Collateral, subject, as to priority only, to the Carve-Out, the Permitted Prepetition Liens (as defined in the Interim Order), the Macquarie Adequate Protection Claims (as defined in the Interim Order) and as otherwise set forth in the applicable DIP Order.
(d)    The Interim Order and the Interim DIP Recognition Order (with respect to the period prior to entry of the Final Order and the Final DIP Recognition Order) or the Final Order and the Final DIP Recognition Order (with respect to the period on and after entry of the Final Order and the Final DIP Recognition Order), as the case may be, is in full force and effect has not been reversed, stayed, modified or amended in an adverse manner without the Required Lenders’ consent.
(e)    Each DIP Budget and all projected consolidated balance sheets, income statements and cash flow statements of the Borrower and its Subsidiaries delivered to the Administrative Agent were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed in good faith by the Borrower to be fair in light of the conditions existing at the time of delivery of such report or projection.

ARTICLE V
AFFIRMATIVE COVENANTS
Until the Termination Date, each Borrower shall, and shall cause each of its Subsidiaries and any other Borrower Party to:
Section 5.01    Preservation of Existence. Except as permitted by Section 6.03, (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Legal Requirements of the jurisdiction of its formation, (b) take all reasonable action to obtain, preserve, renew, extend, maintain and keep in full force and effect all rights, privileges, permits, licenses, authorizations, privileges, patents, copyrights, trademarks, trade names and franchises necessary to the conduct of its business, except for any such actions which, if not taken, could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect and (c) qualify and remain qualified as a foreign entity in each jurisdiction in which qualification is necessary in view of its business and operations or the ownership of its Properties to the extent the failure to qualify could reasonably be expected to have a Material Adverse Effect.
Section 5.02    Compliance with Laws. Except as expressly permitted by any applicable Governmental Authority (including any order of the Bankruptcy Court), comply with all material Legal Requirements (including, without limitation, applicable Environmental Laws and ERISA) applicable to it or to its business or property except in such instances in which such Legal Requirement is being contested in good faith by appropriate proceedings or where the failure to comply with such Legal Requirement would not reasonably be expected to result in a Material Adverse Effect.
Section 5.03    Maintenance of Property. Except as set forth in Schedule 5.03, (a) maintain and preserve all Property material to the conduct of their business (taken as a whole) and keep such Property in good repair, working order and condition (subject to ordinary wear and tear, casualty and condemnation), (b) from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times, and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities in light of the business needs of the Borrower Parties.
Section 5.04    Maintenance of Insurance.
(g)    Maintain with insurance companies not Affiliates of any Borrower Party or their respective Subsidiaries, insurance with respect to its Properties and business of such types and in such amounts as are set forth in Schedule 4.12. Such insurance companies shall, to the knowledge of the Borrower Parties, be financially sound and reputable. Unless a Borrower provides Lender with appropriate evidence of the insurance coverage required by this Agreement, the Administrative Agent may (but shall not be required to) upon five (5) Business Days’ prior written notice to the Borrowers purchase insurance at Borrowers’ expense to protect the Administrative Agent’s and the Lenders interests in the Collateral and to maintain the insurance required by this Agreement. This insurance may, but need not, protect Borrower Parties’ interests. The coverage purchased by such agent may not pay any claim made by a Borrower Party or any claim that is made against a Borrower Party in connection with a Borrower Party’s Property or any required insurance policy.
(h)    (i) Cause all such policies covering any Collateral to be endorsed or otherwise amended to include a customary lender's loss payable and mortgagee endorsement in favor of the Administrative Agent; (ii) cause all such policies covering liability to be endorsed or otherwise amended to include a customary loss payee or additional insured endorsement in favor of the Secured Parties; (iii) deliver copies of insurance certificates to the Administrative Agent as of the Closing Date; cause each such policy to provide that it shall not be canceled, modified or not renewed upon not less than 30 days' (10 days' for non-payment of premium) prior written notice thereof by the insurer to the Administrative Agent; and (iv) deliver to the Administrative Agent, prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of an insurance certificate evidencing such renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent) together with evidence reasonably satisfactory to the Administrative Agent of payment of the premium therefor and insurance certificates and endorsements for such renewal or replacement policy, meeting the requirements above.

Section 5.05    Payment of Taxes, Etc. In accordance with the Bankruptcy Code and CCAA and subject to any required approval by an applicable order of the Bankruptcy Court, or Canadian Court, as applicable, the Borrower Parties shall pay and discharge as the same shall become due and payable all of its material obligations and liabilities in accordance with their terms, including (a) all Taxes imposed upon it or upon its income or profits or in respect of its Property and (b) all lawful claims which, if unpaid, might by law become a Lien upon its Property, in each case, unless being Properly Contested or subject to the automatic stay under the Chapter 11 Cases.
Section 5.06    Reporting Requirements.
(h)    Annual Financials. Not later than 150 days after the end of each Fiscal Year of Horsehead Holding, deliver to the Administrative Agent for further distribution to each Lender and the advisors to the Lenders, the audited consolidated balance sheet and related statements of operations, statements of income, members’ or shareholders' equity and cash flows of the Horsehead Holding and its Subsidiaries with consolidating schedules (the “Annual Financials”) as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by the Independent Auditor with a statement to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Horsehead Holding and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
(i)    Monthly Financials. As soon as available and in any event not later than (x) 15 days after the end of each month of each Fiscal Year of Horsehead Holding (or in the case of the fiscal month ending January 31, 2016, 25 days), deliver to the financial advisor and counsel to the Lenders and the Lenders who are subject a confidentiality agreement reasonably acceptable to the Borrower and (y) 25 days after the end of each month of each Fiscal Year of Horsehead Holding, deliver to the Administrative Agent for further distribution to each Lender and make publicly available (including through filing with the Bankruptcy Court), (A) the consolidated and consolidating balance sheets of Horsehead Holding and its Subsidiaries as at the end of such month and (B) the consolidated balance sheet of Horsehead Holding and its Subsidiaries as at the end of such month, in each case with the related statements of income or operations and members’ or shareholders' equity for such month and for the portion of such Fiscal Year then ended, setting forth in comparative form for each fiscal month beginning with the first month following the Closing Date, the figures for the corresponding month of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail and certified by a Responsible Officer of the Borrowers as fairly presenting in all material respects the financial condition, results of operations and shareholders' equity of the Borrower Parties and their consolidated Subsidiaries on a consolidated and consolidating basis in accordance with GAAP consistently applied;
(j)    Compliance Certificates. (i) Concurrently with the delivery of the financial statements referred to in Sections 5.06(a) and (b), deliver to the same Persons as such financial statements are delivered to pursuant to Sections 5.06(a) and (b) and make publicly available (including through filing with the Bankruptcy Court), a duly completed Compliance Certificate signed by a Responsible Officer of Borrower;
(k)    USA Patriot Act and Anti-Money Laundering laws. Promptly, following a request by any Lender or the Administrative Agent, deliver all documentation and other information that such Lender or the Administrative Agent reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and Anti-Money Laundering Laws;

(l)    Periodic Reports. Promptly after the same become available, deliver to the Administrative Agent for further distribution to each Lender and the advisors to the Lenders copies of all periodic reports distributed by Horsehead Holding to any national securities exchange, as applicable;
(m)    Other Information. Deliver to the Administrative Agent for further distribution to each Lender and the advisors to the Lenders such other information respecting the business or Properties, or the condition or operations, financial or otherwise, of the Borrower Parties and their respective Subsidiaries as the Administrative Agent or any Lender may from time to time reasonably request;
(n)    Variance Reports. As soon as available, but in any event no later than the third Business Day of each calendar week (commencing with the calendar week ending February 13, 2016), deliver to the Administrative Agent for further distribution to each Lender and the advisors to the Lenders a Variance Report for the applicable Test Period as of the end of the immediately preceding calendar week;
(o)    DIP Budget. As soon as available, but in any event no later than the third Business Day of every other calendar week (commencing with the calendar week ending February 20, 2016), deliver to the Administrative Agent for further distribution to each Lender and the advisors to the Lenders a DIP Budget setting forth on a weekly basis for the next thirteen weeks (commencing with the calendar week in which such DIP Budget is delivered) an updated forecast of the information contained in the Initial DIP Budget or the previously delivered DIP Budget for such period and a written set of supporting assumptions;
(p)    Reports filed with the Bankruptcy Court and the Canadian Court. Deliver to the Administrative Agent for further distribution to each Lender and the advisors to the Lenders copies of all monthly reports, projections, or other written information respecting each of the Borrower Parties’ business or financial condition or prospects as well as all pleadings, motions, applications and judicial information filed by or on behalf of the Borrower with the Bankruptcy Court or the Canadian Court or provided by or to the U.S. Trustee (or any monitor or interim receiver, if any, appointed in any Chapter 11 Case) or the Committee or the Information Officer in the Recognition Proceedings, at the time such document is filed with the Bankruptcy Court, the Canadian Court or provided by or to the U.S. Trustee (or any monitor or interim receiver, if any, appointed in any Chapter 11 Case) Committee or the Information Officer, as applicable;
(q)    Non-Financial Operating Metric Reporting. As soon as available and in any event not later than (x) 15 days after the end of each month of each Fiscal Year of Horsehead Holding, deliver to the financial advisor and counsel to the Lenders and the Lenders who are subject a confidentiality agreement reasonably acceptable to the Borrower and (y) 25 days after the end of each month of each Fiscal Year of Horsehead Holding, deliver to the Administrative Agent for further distribution to each Lender and make publicly available (including through filing with the Bankruptcy Court), the items specified in Schedule 5.06(j); and
(r)    Canadian Pension Plan Matters. Promptly upon receipt of same, deliver to the Administrative Agent for further distribution to each Lender and the advisors to the Lenders any correspondence or notice received by any Borrower Party from any Governmental Authority in respect of any Canadian Pension Plan in any way relating or referring to an actuarial valuation, a wind-up, a change or possible change to required contribution amounts, or an acceleration of the requirement to perform an actuarial valuation report.
Notwithstanding anything to the contrary in Section 5.06(f), no Borrower Party shall be required to provide, disclose or otherwise allow inspection of (i) materials which constitute non-financial trade secrets or non-financial, proprietary information unless the Lender receiving such materials is subject to a confidentiality agreement reasonably satisfactory to the Borrowers, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective designees or representatives) is prohibited by law or any binding agreement with a Person that is not an Affiliate of a Borrower or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product.
Documents required to be delivered pursuant to Section 5.06(a) or (e) (to the extent any such documents are included in materials otherwise filed with the SEC or the Bankruptcy Court) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrowers post such documents, or provides a link thereto on the Borrowers’ website on the Internet and provides notice thereof to the Administrative Agent (for further distribution to each Lender and the advisors to the Lenders); or (ii) on which such documents are posted on the Borrowers’ behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that: (i) the Borrowers shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to a Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrowers shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
Section 5.07    Other Notices. To the extent the same is not otherwise notified to the Administrative Agent in connection with proper notices and filings with the Bankruptcy Court, promptly deliver to the Administrative Agent (for distribution to each Lender and the advisors to the Lenders) prompt written notice to the knowledge of any Borrower Party of the following:
(a)    Defaults. The occurrence of any Default or Event of Default;
(b)    Litigation. The filing or commencement of, or any threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against any Borrower Party or any Subsidiary thereof that could reasonably be expected to result in liability of any Borrower Party or any Subsidiary thereof in an aggregate amount exceeding $500,000;
(c)    ERISA Events. The occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of any Borrower Party or any ERISA Affiliate in an aggregate amount exceeding $500,000;
(d)    Environmental Notices. (i) any Environmental Liability that could reasonably be expected to exceed $5,000,000, and (ii) a copy of any form of notice, summons or citation received from any Governmental Authority or any other Person, concerning (A) material violations or alleged violations of Environmental Laws, which seeks to impose material Environmental Liabilities therefor, (B) any notice of potential responsibility under any Environmental Law which could reasonably be expected to result in Environmental Liabilities in excess of $5,000,000, or (C) the filing of a Lien other than a Permitted Lien upon, against or in connection with any Borrower Party or any of its Subsidiaries, or any of their leased or owned material Property, wherever located, due to a violation or alleged violation of an Environmental Law;

(e)    Collateral. Furnish to the Administrative Agent and each Lender, (i) not less than 5 Business Days prior to any such event, written notice of (A) any change in any Borrower Party's corporate name, (B) any change in any Borrower Party's identity or jurisdiction of formation, and (C) any change in any Borrower Party's Federal Taxpayer Identification Number or organizational identification number, and (ii) within 5 Business Days of occurrence of any such event, written notice of (A) any loss, damage, or destruction to the Collateral in the amount of $2,500,000 or more, not covered by insurance, and (B) any and all default notices received under or with respect to any leased location or public warehouse where Collateral is located;
(f)    Material Changes. Any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect;
(g)    Debt. The incurrence of any Debt, other than Debt permitted under this Agreement;
(h)    Material Adverse Effect. Any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect;
(i)    Governmental Disputes. Any material dispute that arises between any Borrower Party and any Governmental Authority;
(j)    Risk Management Policy Violations or Changes. Any material violations of or changes to the Risk Management Policy or the entering of any fixed price Physical Purchase Transaction in excess of one year or any fixed price Physical Purchase Transaction for a volume in excess of 100 metric tons per month;
(k)    Permits. The revocation, suspension, forfeiture, or expiration of any material Permit of any Borrower Party.
Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action such Person has taken and proposes to take with respect thereto.
Section 5.08    Books and Records; Inspection. (a) Keep proper records and books of account in which full, true and correct entries will be made in accordance with GAAP and in material conformity with all Legal Requirements, reflecting all financial transactions and matters involving the assets and business of the Borrower Parties and their respective Subsidiaries; (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Borrower Party or any of its Subsidiaries, as the case may be; (c) from time to time during regular business hours upon reasonable prior notice, permit representatives, independent contractors and operational consultants of the Administrative Agent and each Lender (i) to visit and inspect any of its Properties, including a collateral audit and field exam of the Accounts, Inventory and other Collateral by Lenders’ independent engineer or consultant at Borrowers’ expense, including, without limitation, an inspection and review of the books and records of the Borrower Parties, a review of all proprietary trading activity, a systems review, including, without limitation, to assess the quality, level and risks associated with the Collateral, plant designs and tours of plants and equipment; provided that, other than as expressly set forth in Section 9.04 unless an Event of Default exists Borrower shall not have to pay for such Lenders’ independent engineer or consultant more than once in any three (3) month period, (ii) to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom and (iii) to discuss its affairs, finances and accounts with its directors, officers, independent public accountants, brokers, representatives, creditors, counterparties to Hedge Agreements and auditors, all at the expense of the Borrowers and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to Borrower (provided that, during the existence of a Default to the knowledge of the Borrower Parties or Event of Default, no prior notice will be required); (d) instruct its brokers and auditors to provide information reasonably requested by Administrative Agent or any Lender and (e) have reasonable access to vendors and technical advisors. Notwithstanding anything to the contrary in Section 5.08, no Borrower Party shall be required to provide, disclose or otherwise allow inspection of (i) materials which constitute non-financial trade secrets or non-financial, proprietary information to any Lender not subject to a confidentiality agreement reasonably satisfactory to the Borrowers, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective designees or representatives) is prohibited by law or any binding agreement with a Person that is not an Affiliate of a Borrower or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product. The Administrative Agent and the Lenders shall give the Borrowers the opportunity to participate in any discussions with such Person’s independent public accountants, vendors and technical advisors.
Section 5.09    Use of Proceeds. Consistent with the DIP Budget (including permitted variances), use the proceeds of the Advances on the Closing Date for (i) the repayment in full of all obligations outstanding under the Zochem Credit Agreement, (ii) the payment of the Net Guarantee Fee, (iii) the payment of fees and expenses incurred through the Closing Date in connection with the Loan Documents, (iv) general corporate purposes of the Borrower Parties substantially in accordance with the DIP Budget (including permitted variances), (v) obligations benefiting from the Carve-Out, and (vi) payment of other amounts permitted under the DIP Budget (including permitted variances). In accordance with the DIP Budget (including permitted variances), use the proceeds of the Advances on or after the Closing Date for (i) payment of administrative expenses for goods and services in the Ordinary Course of Business (other than Professional Fees) and other expenses (other than Professional Fees) in accordance with the DIP Budget (including any permitted variances), (ii) payment of amounts owing to the Administrative Agent, the Lenders (including fees and expenses reimbursable under this Agreement or the other Loan Documents) and (iii) payment of obligations benefiting from (x) the Carve-Out and (y) other agreements of the Borrower Parties as may be agreed to by the Required Lenders, to the extent such obligations are approved by the Bankruptcy Court (and the Canadian Court, as applicable). Notwithstanding anything to the contrary herein or elsewhere, neither this Agreement nor any other Loan Document shall restrict the payment of Professional Fees benefitting from the Carve-Out. No part of the proceeds of any Advance will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry any margin stock (within the meaning of Regulation U) or to refinance any Debt originally incurred for such purpose, or for any other purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U and X. Notwithstanding the foregoing, except as required herein, no proceeds of the Advances may be used to pay any obligation arising prior to the Petition Date unless such payment is provided for in the DIP Budget, including any permitted variances, and approved by the Bankruptcy Court First Day Orders, and recognized by the Canadian Court; provided that the foregoing limitation shall not apply with respect to obligations benefiting from the Carve-Out.
Section 5.10    Nature of Business. Except as set forth in Schedule 5.10, maintain and operate its business including any business incidental thereto in substantially the manner in which it is conducted and operated on the Closing Date.
Section 5.11    Further Assurances in General.
(g)    Subject to the terms and conditions of the Loan Documents, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any Legal Requirement, or which the Administrative Agent or the Required Lenders may reasonably request, all at the expense of the Borrower Parties, including all such actions to establish, create, preserve, protect and perfect an Acceptable Lien on and in the Collateral in favor of the Administrative Agent for the benefit of the Secured Parties on substantially all of the assets of each Borrower Party (other than Excluded Collateral), whether now owned or hereafter acquired. Each Borrower Party also agrees to provide to the Administrative Agent, from time to time promptly following the reasonable request of the Administrative Agent or Required Lenders, evidence reasonably satisfactory to the Required Lenders as to the perfection and priority of the Liens created or intended to be created by the Security Documents. No Borrower Party shall effect or permit any change referred to in Section 5.07(e) unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have, and each Borrower Party agrees to take all necessary action to ensure that the Administrative Agent does continue at all times to have, a valid, legal and perfected security interest in all the Collateral.
(h)    Promptly (and no later than three (3) Business days) after the Debt of Horsehead Zinc owing to CCM Community Development IV LLC and Bank of America CDE III, LLC under each of the Horsehead Zinc Loan Agreements, as applicable, is repaid in full, Horsehead Zinc shall (i) become a debtor under the Chapter 11 Cases, (ii) execute and deliver to the Administrative Agent a joinder to this Agreement in form and substance reasonably acceptable to the Administrative Agent and the Required Lenders, and such other Security Documents as the Administrative Agent or Required Lenders may reasonably request, and (iii) deliver any certificates, opinions of counsel or other documents as the Administrative Agent or the Required Lenders may reasonably request relating to such Subsidiary.
Section 5.12    Cash Management.
(a)    Maintain the cash management of the Borrower Parties in accordance in all material respects with the Cash Management Order.
(b)    Notwithstanding the foregoing, the Required Lenders may require that the Borrower Parties use commercially reasonable efforts to ensure that all deposit accounts and securities accounts, which are not subject to a control agreement on account of Prepetition Indebtedness (other than Excluded Accounts), are made subject to control agreements, in form and substance reasonably satisfactory to the Required Lenders and the Administrative Agent, which establish “control” (as defined in UCC) in favor of the Administrative Agent for the benefit of the Secured Parties.
Section 5.13    Risk Management Policy. Comply in all material respects with the Risk Management Policy.
Section 5.14    Collateral.
(a)    Maintenance of Collateral. Except as set forth on Schedule 5.03, continuously maintain the material Collateral in good working condition (ordinary wear and tear, casualty and condemnation excepted) and in accordance in all material respects with customary industry standards considering the business needs of the Borrower Parties from time to time.
(b)    Collateral Records. Use commercially reasonable efforts to maintain accurate and complete records in all material respects of the Collateral (including, to the extent such information is reasonably available, its description, location, age, condition, cost and accumulated depreciation) used in connection with the conduct of Borrower’s business or the operation of Borrower’s Property.

(c)    Sale or Disposal of Collateral. When Borrower is permitted to dispose of any Collateral under the Security Documents, it shall do so in good faith, as permitted by the provisions of the Credit Agreement; provided that when a disposition of Collateral is permitted under the Credit Agreement, it shall automatically be permitted under each such Security Document notwithstanding anything to the contrary in any such Security Document.
Section 5.15    Compliance with Anti-Money Laundering and OFAC Laws.
(a)    comply at all times with the requirements of all Anti-Money Laundering Laws;
(b)    provide each Lender any information regarding any Borrower Party, its Affiliates, and its Subsidiaries necessary for such Lender to comply with all Anti-Money Laundering Laws;
(c)    comply at all times with the requirements of all OFAC Laws;
(d)    not, and shall cause its Subsidiaries not to, conduct business with or engage in any transaction with any Person that is (i) named in the OFAC SDN List, or (ii) included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the Persons referred to or described in the OFAC SDN List;
(e)    if it obtains knowledge or receives any written notice that any Borrower Party or Subsidiary is named on the OFAC SDN List (such occurrence, an “OFAC Violation”), immediately (i) give written notice to the Administrative Agent (for further distribution to each Lender and the advisors of the Lenders) of such OFAC Violation, and (ii) comply with all applicable laws with respect to such OFAC Violation (regardless of whether the party included on the OFAC SDN List is located within the jurisdiction of the United States of America), including the OFAC Laws, and the Borrowers hereby authorize and consent to the Administrative Agent and each Lender's taking any and all steps the Administrative Agent or such Lender deems necessary, in its sole discretion, to comply with all applicable laws with respect to any such OFAC Violation, including the requirements of the OFAC Laws (including the “freezing” and/or “blocking” of assets and reporting such action to OFAC); and
(f)    upon the Administrative Agent or any Lender’s reasonable request from time to time, deliver a certification confirming its compliance with the covenants set forth in this Section 5.15.
Section 5.16    Maintenance of Liens. Cause all Collateral to be subject at all times to an Acceptable Lien in favor of the Administrative Agent.
Section 5.17    [Reserved].
Section 5.18    Milestones. Comply with the following milestones:
(a)    On or prior to four (4) days after the Petition Date, entry of the Interim DIP Recognition Order by the Canadian Court;
(b)    On or prior to twenty-one (21) days after the Petition Date, entry of Final Order by the Bankruptcy Court;
(c)    On or prior to twenty-three (23) days after the Petition Date, entry of Final DIP Recognition Order by the Canadian Court;

(d)    On or prior to forty (40) days after the Petition Date, filing by the Debtors of a Reorganization Plan that is in form and substance acceptable to the Required Lenders, the ad hoc committee of Senior Secured Noteholders and the Debtors (as amended, modified or supplemented with the consent of the Required Lenders and the ad hoc committee of Senior Secured Noteholders, the “Acceptable Plan”) and disclosure statement with respect to the Acceptable Plan (as amended, modified or supplemented with the consent of the Required Lenders and the ad hoc committee of Senior Secured Noteholders, “the Disclosure Statement”) with the Bankruptcy Court;
(e)    On or prior to seventy-five (75) days after the Petition Date, entry by the Bankruptcy Court of an order approving the Disclosure Statement;
(f)    On or prior to seventy-seven (77) days after the Petition Date, entry by the Canadian Court of an order recognizing order by the Bankruptcy Court approving the Disclosure Statement;
(g)    On or prior to one hundred fifteen (115) days after the Petition Date, entry by the Bankruptcy Court of an order approving the Acceptable Plan;
(h)    On or prior to one hundred seventeen (117) days after the Petition Date, entry by the Canadian Court of an order recognizing such order by the Bankruptcy Court approving the Acceptable Plan; and
(i)    On or prior to one hundred thirty (130) days after the Petition Date, the Consummation Date of the Acceptable Plan.
Section 5.19    Chief Restructuring Officer and Information Officer.
(a)    Upon the request of the Required Lenders and subject to the approvals required from the Bankruptcy Court, the Borrowers shall promptly (and no later than ten (10) Business Days after such request) retain a chief restructuring officer reasonably acceptable to the Required Lenders (the “Chief Restructuring Officer”) and the scope of the engagement of such chief restructuring officer and fees shall be reasonably acceptable to the Required Lenders and the Borrowers. Upon the resignation or termination of the Chief Restructuring Officer or other occurrence rendering the Chief Restructuring Officer incapacitated or unavailable, subject to the approvals required under the Bankruptcy Court, the Borrowers shall promptly (and no later than fifteen (15) Business Days after such resignation, termination or such other occurrence) retain a replacement Chief Restructuring Officer reasonably acceptable to the Required Lenders and the Borrowers and the scope of the engagement of such replacement Chief Restructuring Officer and fees shall be reasonably acceptable to the Required Lenders and the Borrowers.
(b)    The Information Officer for the Recognition Proceedings to be selected by the Borrowers and approved by the Canadian Court shall be reasonably acceptable to the Required Lenders.
Section 5.20    Lender Conference Calls. Each calendar week after the delivery of the Variance Report required to be delivered pursuant to Section 5.06(g) or as otherwise reasonably requested by the Required Lenders, the Borrowers shall cause its senior management, including the Chief Restructuring Officer, if any, and its financial advisors to participate in a conference call with the Administrative Agent and the Lenders, who are subject a confidentiality agreement reasonably acceptable to the Borrowers, and Lenders’ advisors during which the Borrowers’ senior management and financial advisors shall review the DIP Budget, the Variance Reports, any other reports related to the DIP Budget or Loan Documents, the financial condition, performance and business affairs of the Borrower Parties and any other matters as the Administrative Agent or Lenders may reasonably request.

ARTICLE VI
NEGATIVE COVENANTS
Until the Termination Date, no Borrower Party shall, and shall not permit any of its Subsidiaries to:
Section 6.01    Liens, Etc. Create, assume, incur or suffer to exist, any Lien on or in respect of any of its Property whether now owned or hereafter acquired, or assign or sell any income or revenues (including accounts receivable) or rights in respect thereof, other than the following (“Permitted Liens”):
(c)    Liens created pursuant to any Loan Document;
(d)    Permitted Encumbrances;
(e)    Liens securing Capital Leases and purchase money Debt permitted by Section 6.02(d); and
(f)    Liens constituting cash collateral securing Debt in respect of letters of credit and reimbursement obligations in connection therewith permitted by Section 6.02(e) not to exceed 105% of the face amount of such letters of credit and to the extent included in the DIP Budget (including permitted variances).
Section 6.02    Debts, Guaranties and Other Obligations. Create, assume, suffer to exist or in any manner become or be liable, in respect of any Debt except:
(d)    Obligations;
(e)    Debt outstanding on the date hereof and listed on Schedule 6.02(b);
(f)    Debt in respect of the Hedge Agreements which are not prohibited under Section 6.15 and do not exceed $250,000 at any time;
(g)    Capital Leases and purchase money Debt that do not exceed $350,000 in the aggregate at any time;
(h)    Debt in respect of (i) letters of credit and reimbursement obligations in connection therewith listed on Schedule 6.02(b) and (ii) additional letters of credit and reimbursement obligations in connection therewith to the extent included in the DIP Budget (including permitted variances), in each case, entered into in the Ordinary Course of Business;
(i)    [Reserved];
(j)    Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the Ordinary Course of Business or other cash management services in the Ordinary Course of Business;
(k)    Guarantees of any Borrower Party in respect of Debt of another Borrower Party otherwise permitted hereunder;

(l)    Debt in respect of insurance premium financing for insurance being acquired by any Borrower Party or any Subsidiary under customary terms and conditions incurred in the Ordinary Course of Business;
(m)    Debt incurred in the Ordinary Course Of Business in connection with employee credit card and expense reimbursement programs;
(n)    Debt arising as a direct result of judgments, orders, awards or decrees, in each case, not constituting an Event of Default;
(o)    to the extent any such items constitute Debt, Debt arising from agreements providing for indemnification, contribution, adjustment of purchase price or similar obligations, in each case incurred or assumed in connection with any acquisition or disposition otherwise permitted under this Agreement;
(p)    Debt otherwise not permitted hereunder, in a total aggregate amount of $150,000; and
(q)    Debt between and among the Borrower Parties and their Subsidiaries; provided that any Debt owed by a Subsidiary which is not a Borrower Party to a Borrower Party shall also be permitted as an Investment pursuant to Section 6.05(f);
(r)    Debt incurred by the Borrower Parties in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the Ordinary Course of Business in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Debt with respect to reimbursement-type obligations regarding workers compensation claims; provided that any reimbursement obligations in respect thereof are reimbursed within 30 days following the incurrence thereof; and
(s)    obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by any Borrower Party or Subsidiary or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case, in the Ordinary Course of Business.
Section 6.03    Merger or Consolidation. Merge, amalgamate, dissolve, wind-up, liquidate or consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of the consolidated assets of any Borrower Party (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default to the knowledge of the Borrower Parties (other than with respect to clause (c) below) exists or would result therefrom:
(i)    (i) any Borrower Party may merge, amalgamate, liquidate, wind-up or consolidate with another Borrower Party and (ii) any Subsidiary (other than a Borrower Party) may merge, amalgamate or consolidate with any Borrower Party or other Subsidiary;
(j)    any Subsidiary of a Borrower may effect Asset Dispositions of all or substantially all of its assets (upon voluntary liquidation, winding up, or otherwise) to a Borrower Party; and
(k)    any Asset Disposition permitted by Section 6.04 (other than Section 6.04(i)).
Section 6.04    Asset Sales. Make any Asset Disposition, except:

(d)    Asset Dispositions of used, obsolete, worn out or surplus equipment or property in the Ordinary Course of Business;
(e)    sales of Inventory in the Ordinary Course of Business;
(f)    Asset Dispositions by one Borrower Party to another Borrower Party;
(g)    Asset Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset ;
(h)    Ordinary Course of Business dispositions of (i) inventory (or other similar transactions having substantially the same economic effect); (ii) cash equivalents; (iii) overdue accounts receivable in connection with the compromise or collection thereof; and (iv) leases, subleases, rights of way, easements, licenses, and sublicenses being sold in the Ordinary Course of Business that, individually and in the aggregate, do not materially interfere with the ordinary conduct of the business of the Borrower Parties and do not materially detract from the value or the use of the property which they affect;
(i)    other dispositions of assets not in the Ordinary Course of Business in an amount not exceeding $150,000 in the aggregate;
(j)    dispositions of equipment to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are reasonably promptly applied to the purchase price of such replacement property;
(k)    Asset Dispositions to the extent that receipt of the proceeds of such Asset Dispositions are included in the DIP Budget (including permitted variances);
(l)    any Asset Disposition that constitutes (1) an Investment permitted under Section 6.05 (other than Section 6.05(j)), (2) a Lien permitted under Section 6.01, (3) a merger, dissolution, consolidation or liquidation permitted under Section 6.03 (other than Section 6.03(c)) or (4) a Restricted Payment permitted under Section 6.06;
(m)    the sale or discount, in each case without recourse and in the Ordinary Course of Business, of delinquent accounts and notes receivable arising in the Ordinary Course of Business, but only in connection with the good faith compromise or collection thereof and not as part of any financing transaction; and
(n)    Asset Dispositions of cash and Cash Equivalents in the Ordinary Course of Business and in accordance with actions permitted hereunder.
Section 6.05    Capital Expenditures and Investments. (i) Make or become legally obligated to make any Capital Expenditures and (ii) make or suffer to exist any Investments, or commitments therefor, except:
(s)    Investments held by any Borrower Party or any of its Subsidiaries in deposit, securities, commodities or futures broker accounts;
(t)    [Reserved];

(u)    so long as no Event of Default then exists or would result therefrom, the acquisition or creation of a Subsidiary in compliance with Section 6.15;
(v)    Investments in cash and Cash Equivalents
(w)    extensions of trade credit in the Ordinary Course of Business (including, for the avoidance of doubt, extensions of credit in the Ordinary Course of Business under commodity contracts and Hedge Agreements);
(x)    Investments by any Borrower Party in any other Borrower Party or any Subsidiary of any Borrower Party which do not in the aggregate exceed, for a Subsidiary which is not a Borrower Party, amounts included in the DIP Budget (including permitted variances);
(y)    Investments consisting of cash and cash equivalents posted as collateral to satisfy margin requirements with counterparties of contracts or Hedge Agreements of any Borrower Party;
(z)    Investments (including debt obligations and equity securities) received in connection with the bankruptcy, insolvency, arrangement, reorganization or winding-up of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customer and suppliers arising in the Ordinary Course of Business;
(aa)    Investments in existence on the Closing Date and listed on Schedule 6.05, together with any renewals and extensions thereof so long as the principal amount of such renewal or extension does not exceed the original principal amount of such Investment;
(bb)    Investments consisting of Guarantees permitted by Section 6.02 or Asset Dispositions permitted by Section 6.04 (other than Section 6.04(i));
(cc)    Investments consisting of debt securities as partial consideration for the disposition of assets to the extent permitted by Section 6.04 (other than Section 6.04(i));
(dd)    Investments to the extent that payment for such Investments is made solely with equity interests of any Borrower Party to the extent such transaction would not result in a Change of Control;
(ee)    Investments to the extent constituting the reinvestment of proceeds arising from any permitted asset sale or proceeds of insurance to repair, replace or restore any property in respect of which such proceeds were paid or to reinvest in other properties or assets that are used or are otherwise useful in the business of any Borrower Party;
(ff)    Capital Expenditures and Investments to the extent included in the DIP Budget (including permitted variances);
(gg)    Obligations arising under Hedging Agreements permitted hereby; and
(hh)    Investments otherwise not permitted hereunder, in a total aggregate amount of $50,000 at any time.
Section 6.06    Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that so long as no Default exists or would result therefrom, any Borrower Party may make Restricted Payments to any other Borrower Party except Restricted Payments between or to Borrower Parties.
Section 6.07    Prepayment or Modification of Debt. Except as otherwise allowed pursuant to the DIP Orders or First Day Orders, (i) (x) make any payment or prepayment or redemption or acquisition for value or any cancellation or other retirement of any Prepetition Indebtedness or other obligations arising prior to the Petition Date of any Borrower Party in excess of $100,000 in the aggregate during the term of this Agreement or (y) file a motion or other pleading or support a motion or other pleading filed by any other Person requesting the foregoing unless the relief sought under such motion or pleading is expressly conditioned on obtaining the consent of the Required Lenders), (ii) pay any interest on any Prepetition Indebtedness of any Borrower Party (whether in cash, in kind securities or otherwise), or (iii) make any payment or create or permit any Lien pursuant to section 361 of the Bankruptcy Code (or pursuant to any other provision of the Bankruptcy Code authorizing adequate protection) on property of the Borrower Parties. In addition, no Borrower Party shall permit any of its Subsidiaries to make any payment, redemption or acquisition on behalf of such Borrower Party which such Borrower Party is prohibited from making under the provisions of this Section 6.07.
Section 6.08    Change in Nature of Business. Except as set forth in Schedule 6.08, engage in any line of business substantially different from those lines of business conducted by the Borrower Parties on the date hereof or any business substantially related or incidental thereto.
Section 6.09    Transactions With Affiliates. Enter into any transaction of any kind with any Affiliate of any Borrower Party, whether or not in the Ordinary Course of Business, other than (a) on fair and reasonable terms substantially as favorable to such Borrower Party as would be obtainable by such Borrower Party at the time in a comparable arm’s length transaction with a Person other than an Affiliate, including (i) agreements with directors, officers and employees of any Borrower Party or any Affiliate of any Borrower Party for services to any Borrower Party for fair and reasonable compensation and indemnities, (ii) the payment by any Borrower Party of reasonable customary expenses of such directors and officers and (iii) transactions between or among Borrower Parties, (b) as disclosed on Schedule 6.09 hereto, and (c) transactions permitted under Sections 6.02(n), 6.05 and 6.06.
Section 6.10    Agreements Restricting Liens and Distributions. Create or otherwise cause or suffer to exist any prohibition, encumbrance or restriction which prohibits or otherwise restricts the ability (a) of any Subsidiary of any Borrower Party to make Restricted Payments to any Borrower Party or to otherwise transfer property to such Borrower Party, (b) of any Borrower Party to Guarantee the Obligations of the Borrowers or (c) of any Borrower Party to create, incur, assume or suffer to exist Liens on property of such Person, other than:
(i)    customary provisions restricting subletting, transfer, license or assignment in any contract of the Borrower Parties entered into in the Ordinary Course of Business;
(ii)    restrictions in agreements evidencing Debt permitted under Sections 6.02(b) and (d) solely to the extent any such restriction relates to the property financed by or the subject of such Debt;
(iii)    customary encumbrances or restrictions on cash or other deposits imposed by customers under agreements entered into in the Ordinary Course of Business;
(iv)    customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.04 pending the consummation of such sale;

(v)    restrictions existing on the date hereof and (to the extent not otherwise permitted by this Section 6.10) listed on Schedule 6.10 hereto;
(vi)    encumbrances or restrictions on cash or other deposits imposed by counterparties under Hedge Agreements; and
(vii)    restrictions on transfers of assets subject to Permitted Liens (but, with respect to any such Permitted Liens, only to the extent that such transfer restrictions apply solely to the assets that are the subject of such Permitted Liens).
Section 6.11    Limitation on Accounting Changes or Changes in Fiscal Periods. Permit (a) any change in any of its accounting policies affecting the presentation of financial statements or reporting practices, except as required or permitted by GAAP or (b) the fiscal year of any Borrower Party to end on a day other than December 31 or change any such entity’s method of determining fiscal quarters.
Section 6.12    Sale and Leaseback Transactions. Enter into or suffer to exist any Sale and Leaseback Transactions.
Section 6.13    Other Debt. Permit any waiver, supplement, modification, amendment, termination or release of any indenture, instrument or agreement pursuant to which any of its Debt for borrowed money (other than Debt evidenced by other Loan Documents) is outstanding if such waiver, supplement, modification, amendment, termination or release would (i) increase the maximum principal amount of such Debt except as expressly provided in Section 6.02; (ii) accelerate the dates upon which scheduled payments of principal or interest are due on such Debt (other than in connection with a refinancing of such Debt permitted hereby); (iii) change any event of default or change or add any covenant with respect to such Debt which is adverse to the Lenders; or (iv) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights on the holder of such Debt in a manner adverse to any Borrower Party or any Secured Party.
Section 6.14    Legal Status; Amendment of Organizational Documents. (a) Change its jurisdiction of organization or (b) amend, modify or supplement any articles or certificate of incorporation or formation, bylaws or limited liability company agreement or any other agreement, instrument or document affecting any Borrower Party’s organization, management or governance without the consent of the Required Lenders except if (i) such amendment, modification or supplement does not adversely affect the rights or interests of the Administrative Agent or the Lenders under the Loan Documents, and (ii) any Borrower gives the Administrative Agent prior written notice of any such amendment, modification or supplement.
Section 6.15    Trading Limitations. Create, incur, assume or permit to exist any obligation under any Hedge Agreement, except those agreements and transactions entered into in the Borrower Parties’ Ordinary Course of Business to hedge or mitigate risks to which the Borrower Parties have actual exposure and not for any speculative purposes or that violate the Risk Management Policy which are with counterparties that have an Investment Grade Rating.
Section 6.16    Additional Subsidiaries and Guarantors.
(a)    Create or acquire any additional Subsidiaries without (a) giving 5 days’ prior written notice to (and, if such additional Subsidiary is not incorporated or otherwise formed under the laws of the United States of America or any state thereof, prior written approval of the Required Lenders), (b) the equity holder of such Subsidiary executing and delivering to the Administrative Agent a pledge agreement pledging 100% of the Equity Interests owned by such equity holder along with the certificates pledged thereby, if any, and appropriately executed stock powers in blank, if applicable, (c) subject to the terms and conditions set forth in the Loan Documents, such new Subsidiary executing and delivering to the Administrative Agent a joinder to this Agreement in form and substance reasonably acceptable to the Required Lenders and the Borrowers, and such other Security Documents as the Administrative Agent may reasonably request in order for such Subsidiaries to grant an Acceptable Lien on its assets (other than Excluded Collateral), and (d) the delivery by such Subsidiary and the applicable Borrower Party any certificates, opinions of counsel, or other documents as the Administrative Agent or the Required Lenders may reasonably request relating to such Subsidiary, in each case, prior to or simultaneously with the creation of such Subsidiary.
Section 6.17    Intentionally Omitted.
Section 6.18    Intentionally Omitted.
Section 6.19    Intentionally Omitted.
Section 6.20    Intentionally Omitted.
Section 6.21    Financial Covenants.
(a)    Budget Variance. (i) As of the last day of each Test Period described in clauses (i), (ii) and (iii) of the definition of “Test Period”, permit (x) actual “Total Operating Receipts” to be less than 80% of projected “Total Operating Receipts” as set forth in the DIP Budget as of such day and (y) actual “Total Operating Disbursements” plus “Cumulative Accrued but Unpaid Professional Fees” to be greater than 120% of projected “Total Operating Disbursements” plus “Cumulative Accrued but Unpaid Professional Fees” as set forth in the DIP Budget as of such day and (ii) as of the last day of each other Test Period, permit (x) actual “Total Operating Receipts” to be less than 85% of projected “Total Operating Receipts” as set forth in the DIP Budget as of such day and (y) actual “Total Operating Disbursements” plus “Cumulative Accrued but Unpaid Professional Fees” to be greater than 115% of projected “Total Operating Disbursements” plus “Cumulative Accrued but Unpaid Professional Fees” as set forth in the DIP Budget as of such day.
(b)    Minimum EBITDA-R.
(i)    Permit EBITDA-R for INMETCO to be less than the corresponding amount set forth below opposite each EBITDA-R Test Period set forth below:

Period	Minimum EBITDA-R
EBITDA-R Test Period ending February 29, 2016	$(150,000)
EBITDA-R Test Period ending March 31, 2016	$(400,000)
EBITDA-R Test Period ending April 30, 2016	$(450,000)
EBITDA-R Test Period ending May 31, 2016	$(500,000)
EBITDA-R Test Period ending June 30, 2016	$(588,000)
EBITDA-R Test Period ending July 31, 2016	$(638,000)
EBITDA-R Test Period ending August 31, 2016	$(563,000)
EBITDA-R Test Period ending September 30, 2016	$(500,000)
EBITDA-R Test Period ending October 31, 2016	$(463,000)
EBITDA-R Test Period ending November 30, 2016	$(375,000)
EBITDA-R Test Period ending December 31, 2016	$(350,000)
EBITDA-R Test Period ending January 31, 2017	$(125,000)

(ii)    Permit EBITDA-R for Zochem to be less than the corresponding amount set forth below opposite each EBITDA-R Test Period set forth below:

Period	Minimum EBITDA-R
EBITDA-R Test Period ending February 29, 2016	$631,000
EBITDA-R Test Period ending March 31, 2016	$1,296,000
EBITDA-R Test Period ending April 30, 2016	$1,895,000
EBITDA-R Test Period ending May 31, 2016	$2,510,000
EBITDA-R Test Period ending June 30, 2016	$3,221,000
EBITDA-R Test Period ending July 31, 2016	$3,888,000
EBITDA-R Test Period ending August 31, 2016	$4,787,000
EBITDA-R Test Period ending September 30, 2016	$5,483,000
EBITDA-R Test Period ending October 31, 2016	$6,214,000
EBITDA-R Test Period ending November 30, 2016	$6,948,000
EBITDA-R Test Period ending December 31, 2016	$7,597,000
EBITDA-R Test Period ending January 31, 2017	$8,510,000

Section 6.22    Communications with Bankruptcy Court and Canadian Court. Except where not reasonably practicable, fail to provide prior notice and copies of any material motions or other material documents to be filed with the Bankruptcy Court or Canadian Court.
Section 6.23    Zochem. Notwithstanding anything herein to the contrary, during the Zochem Limitation Period, (i) the aggregate principal amount of Advances to Zochem under this Agreement plus (ii) the value of any assets and the amount of cash or Cash Equivalents transferred to Zochem shall not exceed the amount equal to the limitations on (x) any Obligations of Zochem under any Guaranty in connection with the Loan Documents or (y) any Lien, pledge and security interests granted by Zochem pursuant to the Security Documents, in each case, pursuant to the applicable DIP Order.
ARTICLE VII
EVENTS OF DEFAULT
Section 7.01    Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under any Loan Document:
(t)    Payment. The Borrowers shall fail to pay (i) any interest on the Advances, any fees, reimbursements, indemnifications, or other amounts payable in connection with the Obligations arising under this Agreement or under any other Loan Document within three Business Days when the same becomes due and payable, or (ii) any principal of any Advance (including, without limitation, any mandatory prepayment required by Section 2.06), when the same becomes due and payable;

(u)    Representation and Warranties. Any representation or statement made or deemed to be made by any Borrower or any other Borrower Party (or any of their respective officers or representatives) in this Agreement, in any other Loan Document, or in connection with this Agreement or any other Loan Document or in any report or certificate delivered from time to time hereunder shall prove to have been incorrect in any material respect when made or deemed to be made;
(v)    Covenant Breaches. The Borrowers or any other Borrower Party shall (i) fail to perform or observe any covenant contained in Sections 5.01, 5.07(a), 5.09, 5.11, 5.12, 5.16, and 5.18 and Article VI of this Agreement, or (ii) fail to perform or observe any other term or covenant set forth in this Agreement or in any other Loan Document which is not covered by clause (i) above or any other provision of this Section 7.01 if such failure under this clause (ii) shall remain unremedied for 15 days ((x) 2 Business Days with respect to Sections 5.06(g), (h) and (j), 5.19 and 5.20 and (y) 5 days with respect to any provision under Section 5.06 not set forth in clause (x)) after the earlier of (A) written notice of such default shall have been given to any Borrower by the Administrative Agent or any Lender or (B) any knowledge of such default by a Responsible Officer of any Borrower;
(w)    Cross-Default. (i) Any Borrower Party shall fail to pay any principal of or premium or interest on its Debt (but excluding Debt evidenced by the Advances) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and the effect of such failure to pay is to accelerate the maturity of Debt incurred after the Petition Date in an amount in excess of $500,000 (individually or when aggregated with all such Debt of the Borrower Parties and their Subsidiaries so in default) (collectively, “Material Debt”), (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to Material Debt of any Borrower Party (but excluding Debt evidenced by the Advances), if the effect of such event or condition is to accelerate the maturity of such Material Debt; or (iii) any Material Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;
(x)    Insolvency. Except for (x) Horsehead Zinc becoming a debtor under the Chapter 11 Cases or (y) the occurrence of any event described in clauses (i), (ii) or (iii) below with respect to Chestnut Ridge Railroad Corp. arising primarily as a result of actions taken by the Senior Secured Noteholders or the lenders under the Macquarie Credit Agreement:
(i)    any proceeding shall be instituted by or against any Subsidiaries of the Borrower Parties (other than the Debtors) seeking to adjudicate it as a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against such Person, either such proceeding shall remain undismissed for a period of 60 days or any of the actions sought in such proceeding shall occur; or such Person shall take any action to authorize any of the actions set forth above in this paragraph (e) or any analogous procedure or step is taken in any jurisdiction; or
(ii)    a court of competent jurisdiction enters an order, judgment or decree approving the reorganization of any Subsidiary of a Borrower Party (other than the Debtors) or appointing a conservator, receiver, trustee or liquidator of a Subsidiary of a Borrower Party (other than the Debtors) or of a substantial part of its assets, and the order, judgment or decree is not permanently stayed or reversed within 60 days after its entry.

(y)    Judgments. Any judgment, decree or order for the payment of money shall be rendered against any Borrower Party or any of its Subsidiaries in an amount in excess of $500,000 (or the equivalent in any other currency) (in excess of insurance) which is not stayed by the Chapter 11 Cases and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect (unless such judgment or order is discharged within such 60 day period);
(z)    Pension. (i) An ERISA Event occurs which has resulted or could reasonably be expected to result in liability of any Borrower Party or any ERISA Affiliate in excess of $5,000,000, (ii) any Borrower Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $5,000,000, (iii) any Borrower Party or any ERISA Affiliate fails to pay to any Canadian Pension Plans required contributions to the custodian or trustee thereof when due; (iv) an event occurs which would entitle a Person (without the consent of any Borrower Party) to wind up or terminate a Canadian Pension Plan in full or in part, or the receipt by any Borrower Party or any ERISA Affiliate of correspondence from a Governmental Authority relating to a potential or actual, partial or full, termination or wind up of either Canadian Pension Plan; or (v) either Canadian Pension Plan is amended to increase benefits payable thereunder or any other amendment which would have the effect of increasing the actuarial liabilities thereof on either a going concern or solvency basis;
(aa)    Loan Documents. Any Loan Document or any material provision thereof, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations (other than inchoate indemnity obligations and similar obligations that survive the termination of this Agreement), ceases to be in full force and effect; or any Borrower Party or any other Person contests in any manner the validity or enforceability of any Loan Document or any material provision thereof; or any Borrower Party or any other Person denies that it has any or further liability or obligation under any Loan Document or any material provision thereof, or purports to revoke, terminate or rescind any Loan Document or any material provision thereof;
(bb)    Security Documents. Any Security Document shall for any reason fail to create an Acceptable Lien in any Collateral purported to be covered thereby, in each case, except as permitted by the terms of any Security Document, or any Security Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Security Document (other than in accordance with its terms or as a result of the action or inaction of the Administrative Agent or the Lenders), or the Administrative Agent shall otherwise fail to have an Acceptable Lien in and on the Collateral except to the extent otherwise permitted by this Agreement or such Security Document;
(cc)    Change of Control. A Change of Control shall occur;
(dd)    Environmental Event. An Environmental Event shall occur;
(ee)    Borrower Party Cease to Exist. Except as permitted in this Agreement, any Borrower Party ceases to exist;
(ff)    Liens. Any federal Tax Lien or any other Liens (other than Permitted Liens or Liens stayed by the Chapter 11 Cases) totaling $500,000 or more arise of record against any Borrower Party or Borrower

Party’s Property and are not fully bonded or discharged within 60 days after a Borrower Party receives actual or constructive notice of their filing unless such Lien is Properly Contested; or
(gg)    Material Adverse Effect. At least fifteen (15) days have elapsed since the date of the occurrence or existence of any event which could reasonably be expected to result in a Material Adverse Effect since the Petition Date and such event remains in effect until the end of such fifteen (15) day period.
(hh)    Bankruptcy Related Events of Default.
(i)    any of the Chapter 11 Cases concerning the Borrower Parties shall be dismissed or converted to a case under chapter 7 of the Bankruptcy Code or any Borrower Party shall file a motion or other pleading or support a motion or other pleading filed by any other Person seeking the dismissal or conversion of any of the Chapter 11 Cases concerning the Borrower Parties under section 1112 of the Bankruptcy Code or otherwise; a trustee under chapter 7 or chapter 11 of the Bankruptcy Code, a responsible officer or an examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) under section 1106(b) of the Bankruptcy Code shall be appointed in any of the Chapter 11 Cases or any Borrower Party shall file a motion or other pleading or shall consent to a motion or other pleading filed by any other Person seeking any of the foregoing; or
(ii)    without the consent of the Required Lenders, the Recognition Proceedings concerning the Borrower Parties shall be terminated or the Borrower Parties shall become subject to the BIA or any Borrower Party shall file a motion or other pleading or support a motion or other pleading filed by any other Person seeking the termination of the Recognition Proceedings or bankruptcy under the BIA or otherwise; an order appointing a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against such Person; or any Borrower Party shall file a motion or other pleading or shall consent to a motion or other pleading filed by any other Person seeking any of the foregoing; or
(iii)    an order of the Bankruptcy Court or the Canadian Court shall be entered granting any other Superpriority Claim or any Lien (other than the Carve-Out, the Administration Charge the Macquarie Adequate Protection Claims, as otherwise set forth in the DIP Orders) which is pari passu with or senior to the claims of the Administrative Agent and the Secured Parties against any Borrower Party hereunder, or there shall arise or be granted any such pari passu or senior Superpriority Claim (other than the Carve-Out, the Administration Charge or as set forth in the DIP Orders) or any Borrower Party shall file a motion or other pleading or support a motion or other pleading filed by any other Person requesting any of the foregoing (other than in connection with any financing which would repay the Obligations in full in cash; or
(iv)    the Bankruptcy Court or the Canadian Court shall enter an order or orders granting relief from the automatic stay applicable under section 362 of the Bankruptcy Code or the applicable Canadian Court orders (i) to the holder or holders of any security interest to proceed against, including foreclosure (or the granting of a deed in lieu of foreclosure or the like) on, any assets of any of the Borrowers or the Guarantors that have a value in excess of $250,000 in the aggregate or (ii) to state or local environmental or regulatory agency or authority to proceed against, including foreclose (or the granting of a deed in lieu of foreclosure or the like) on, any assets of any of the Borrowers or the Guarantors that have a value in excess of $250,000; or
(v)    an order of the Bankruptcy Court (or any other court of competent jurisdiction) shall be entered, whether on appeal or otherwise, (A) without the written consent of the Required Lenders,

reversing, staying or vacating either of the DIP Orders, (B) without the written consent of the Required Lenders, amending, supplementing or modifying either of the DIP Orders in a manner adverse to the Lenders or (C) denying or terminating the use of cash collateral by the Borrower or the Guarantors pursuant to either of the DIP Orders; or any Borrower Party shall file a motion or other pleading or shall support a motion or other pleading filed by any other Person seeking any of the foregoing; or
(vi)    an order of the Canadian Court or any other court of competent jurisdiction shall be entered, whether on appeal or otherwise, (A) without the written consent of the Required Lenders, reversing, staying or vacating any of the Initial Recognition Order, Supplemental Order, Interim DIP Recognition Order or the Final DIP Recognition Order, (B) without the written consent of the Required Lenders, amending, supplementing or modifying any of the Initial Recognition Order, Supplemental Order, Interim DIP Recognition Order or the Final DIP Recognition Order in a manner adverse to the Lenders, or (C) denying or terminating the use of cash collateral by the Borrower or the Guarantors pursuant to either of the DIP Orders or DIP Recognition Orders; or any Borrower Party shall file a motion or other pleading or shall support a motion or other pleading filed by any other Person seeking any of the foregoing; or
(vii)    default shall be made by Borrower or any Guarantor in the due observance or performance of any term, condition or obligation contained in the DIP Orders, the Interim DIP Recognition Order or the Final DIP Recognition Order in each case beyond any grace period for such specific default set forth therein or herein, other than any such default of an administrative or procedural nature which is cured within 3 days after the earlier of (x) notice by the Administrative Agent or the Required Lenders or (y) knowledge of such default by any of the Borrower Parties; or
(viii)    subject to entry of the Final Order, the Bankruptcy Court shall enter an order imposing, surcharging or assessing against the Administrative Agent’s, Lender’s, Senior Secured Notes Collateral Agent’s or Senior Secured Noteholders’ interest in the Collateral, any costs of expenses, whether pursuant to 506(c) or 552 of the Bankruptcy Code or otherwise, or any Borrower Party shall file a motion or other pleading or support a motion or other pleading filed by any other Person requesting the foregoing; or
(ix)    the Bankruptcy Court shall terminate or reduce the period pursuant to section 1121 of the Bankruptcy Code during which the Borrower Parties have the exclusive right to file a Reorganization Plan and solicit acceptances thereof; or
(x)    the Borrower Parties, or any Person claiming by or through the Borrower Parties, shall obtain court authorization to commence, or shall commence, join in, assist or otherwise participate as an adverse party in any suit or other proceeding against the Administrative Agent or any of the Lenders; or
(xi)    an order of the Bankruptcy Court (or any other court of competent jurisdiction) or an order of the Canadian Court recognizing such order shall be entered approving any financing under Section 364 of the Bankruptcy Code other than the Facility without the written consent of the Required Lenders that does not repay the Obligations in full in cash or any Borrower Party shall file a motion or other pleading or shall support a motion or other pleading filed by any other Person seeking any of the foregoing; or
(xii)    any Borrower Party contests the validity or enforceability of any provision of any Loan Document or the validity, extent, perfection or priority of a Lien in favor of the Administrative

Agent or the Lenders on the Collateral or shall support or consent to any other Person contenting the foregoing; or
(xiii)    the filing by any Borrower Party of any Reorganization Plan that does not propose to satisfy in full in cash all Obligations under the Loan Document on the effective date of such plan; or
(ii)    Cessation of Business Operations. Except as set forth on Schedule 5.03 or the idling of the Mooresboro Facility, the cessation of all or any material part of the business operations of the Borrower Parties, taken as a whole; or
(jj)    Remittance, Use or Application of any Collateral Proceeds. The remittance, use or application of any proceeds of the Collateral other than in accordance with cash management procedures and as permitted by Section 5.09; or
(kk)    Credit Bid. (i) The inability of the Lenders, either individually or together with one or more Lenders, to credit bid the full amount of their claims in the Chapter 11 Cases in connection with any asset sale process or plan sponsorship process or any sale of assets (in whole or part) by any Borrower Party, including without limitation sales occurring pursuant to Section 363 of the Bankruptcy Code or included as part of any restructuring plan subject to confirmation under Section 1129(b)(2)(A)(ii)-(iii) of the Bankruptcy Code or (ii) other than due to such relief not being binding on the Debtors’ estates and all parties in interest upon entry of the Final Order, the inability of the Senior Secured Noteholders, either individually or together with one or more Senior Secured Noteholders, to credit bid the full amount of their claims in the Chapter 11 Cases in connection with any asset sale process or plan sponsorship process or any sale of assets (in whole or part) by any Borrower Party with respect to any asset subject to a duly perfected Lien in favor of the Senior Secured Notes Collateral Agent including without limitation sales occurring pursuant to Section 363 of the Bankruptcy Code or included as part of any restructuring plan subject to confirmation under Section 1129(b)(2)(A)(ii)-(iii) of the Bankruptcy Code; or
(ll)    DIP Budget. The updated DIP Budget required to be delivered pursuant to Section 5.06(h) on or prior to the third Business Day after the tenth week covered by the Initial DIP Budget is not satisfactory to the Required Lenders for whatever reason in their sole discretion.
Section 7.02    Optional Acceleration of Maturity. If any Event of Default shall have occurred and be continuing, then, and in any such event but subject to the terms and conditions of the DIP Orders:
(l)    the Administrative Agent (i) shall at the written request of the Required Lenders, by notice to Borrower, declare the Commitments and the obligation of each Lender to make extensions of credit hereunder, including making Advances, to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request of the Required Lenders, by notice to Borrower, declare all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon all such amounts shall become and be forthwith due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by each Borrower Party;
(m)    the Administrative Agent shall at the written request of the Required Lenders proceed to enforce its rights and remedies under the Security Documents, this Agreement, and any other Loan Document for the benefit of the Secured Parties by appropriate proceedings.

(n)    the Administrative Agent may at its option, and shall (subject to Article VIII hereof) at the written request of the Required Lenders (accompanied by sufficient funds to make any such payments), make payments in protecting the Collateral and the Administrative Agent's rights therein, in any case at Borrower’s expense as provided in Section 9.04.
(o)    the Administrative Agent (upon the direction of the Required Lenders) shall seek the appointment of a receiver, interim receiver, manager or receiver and manager (a “Receiver”) under the laws of Canada or any province thereof to take possession of all or any portion of the Collateral of any Borrower or Guarantor or to operate same and, to the maximum extent permitted by law, may seek the appointment of such a Receiver without the requirement of prior notice or a hearing. Any such Receiver shall, to the extent permitted by law, so far as concerns responsibility for his/her acts, be deemed to be an agent of such Borrower or Guarantor, as applicable, and not the Administrative Agent and the Lenders, and the Administrative Agent and the Lenders shall not be in any way responsible for any misconduct, negligence or non-feasance on the part of any such Receiver, or his/her servants or employees, absent the gross negligence, willful misconduct or bad faith of the Administrative Agent or the Lenders as determined pursuant to a final, non-appealable order of a court of competent jurisdiction. Subject to the provisions of the instrument appointing him/her, any such Receiver shall have power to take possession of Collateral of any Borrower or Guarantor, to preserve Collateral of such Borrower or Guarantor, as applicable, or its value, to carry on or concur in carrying on all or any part of the business of such Borrower or Guarantor, as applicable, and to sell, lease, license or otherwise dispose of or concur in selling, leasing, licensing or otherwise disposing of Collateral of such Borrower or Guarantor, as applicable. To facilitate the foregoing powers, any such Receiver may, to the exclusion of all others, including a Borrower or Guarantor, enter upon, use and occupy all premises owned or occupied by a Borrower or Guarantor wherein Collateral of such Borrower or Guarantor, as applicable, may be situated, maintain Collateral of a Borrower or Guarantor upon such premises, borrow money on a secured or unsecured basis and use Collateral of a Borrower or Guarantor directly in carrying on such Borrower’s or Guarantor’s, as applicable, business or as security for loans or advances to enable the Receiver to carry on such Borrower’s or Guarantor’s, as applicable, business or otherwise, as such Receiver shall, in its discretion, determine. Except as may be otherwise directed by the Administrative Agent (upon the direction of the Required Lenders), all money received from time to time by such Receiver in carrying out his/her appointment shall be received in trust for and paid over to the Administrative Agent. Every such Receiver may, in the discretion of the Required Lenders, be vested with all or any of the rights and powers of the Administrative Agent and the Lenders. The Administrative Agent (upon the direction of the Required Lenders) shall (subject to Article VIII hereof), either directly or through its nominees, exercise any or all powers and rights given to a Receiver by virtue of the foregoing provisions of this paragraph.
Section 7.03    [Reserved].
Section 7.04    Non-exclusivity of Remedies. No remedy conferred upon the Administrative Agent or any Lender is intended to be exclusive of any other remedy, and each remedy shall be cumulative of all other remedies existing by contract, at law, in equity, by statute or otherwise.
Section 7.05    Right of Set-off. If an Event of Default shall have occurred and be continuing, subject to the DIP Orders and First Day Orders, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all obligations (in whatever currency) (other than any Excluded Account) at any time owing by such Lender or any such Affiliate to or for the credit or the account of a Borrower or any other Borrower Party against any and all of the obligations of the Borrowers or such Borrower Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Borrower Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office obligated on such Debt. Subject to the DIP Orders and First Day Orders, the rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
Section 7.06    Application of Proceeds. From and during the continuance of any Event of Default, subject to the DIP Orders and First Day Orders, any monies or property actually received by the Administrative Agent pursuant to this Agreement or any other Loan Document, the exercise of any rights or remedies under any Security Document or any other agreement with any Borrower Party which secures any of the Obligations, shall be applied in the following order:
(a)    First, to payment of the expenses, liabilities, losses, costs, duties, fees, charges or other moneys whatsoever (together with interest payable thereon) as may have been paid or incurred in, about or incidental to any sale or other realization of Collateral or otherwise in connection with the Loan Documents, including reasonable compensation to the Administrative Agent and its agents and counsel, and to the ratable payment of any other unreimbursed expenses and indemnities for which the Administrative Agent or any Secured Party is to be reimbursed pursuant to this Agreement or any other Loan Document, in each case that are then due and payable, such reimbursement to be made (i) first, to the Administrative Agent and (ii) second, to the Lenders, ratably in accordance with their Pro Rata Share to the extent incurred;
(b)    Second, to the ratable payment of accrued but unpaid fees of the Administrative Agent or any Secured Party due under the Loan Documents, including, without limitation, commitment fees and fronting fees owing to the Administrative Agent and the Lenders in respect of the Advances under this Agreement;
(c)    Third, to the ratable payment of accrued but unpaid interest on the Advances then due and payable under this Agreement;
(d)    Fourth, ratably, according to the then unpaid amounts thereof, without preference or priority of any kind among them, to the payment of any Obligations then due and payable;
(e)    Fifth, to the ratable payment of all other outstanding Obligations then due and payable; and
(f)    Sixth, any excess after payment in full of all Obligations shall be paid to the Borrowers or any Borrower Party as appropriate or to such other Person who may be lawfully entitled to receive such excess.
If payment of all of the Obligations is tendered by the Borrowers or otherwise recovered by the Administrative Agent following an Event of Default under any circumstances, such tender or recovery shall be deemed a prepayment by the Borrowers, and the Borrowers shall pay the fees provided in the Fee Letter in accordance with the Fee Letter. Such fees shall also become immediately due and owing in the event of any acceleration of the Obligations whether at the election of the Administrative Agent or automatically pursuant to the terms of this Agreement. Such fees shall be secured by all security and Collateral for the Obligations and shall, after it becomes due and payable, be treated as if it were added to the Obligations for all purposes including accrual of interest, foreclosure (whether through power of sale, judicial proceeding, or otherwise) (“Foreclosure Sale”), redemption, and bankruptcy (including pursuant to Section 506 of the United States Bankruptcy Code or any successor provision); without limiting the generality of the foregoing, it is understood and agreed that such fees may be added to the Administrative Agent’s bid at any Foreclosure Sale. If such fee is due hereunder and pursuant to the Fee Letter, the Administrative Agent shall deliver to the Borrowers a statement setting forth the amount and determination of such fee, and, the Borrower shall not have the right to challenge the calculation or the method of calculation set forth in any such statement in the absence of manifest error.
ARTICLE VIII
THE ADMINISTRATIVE AGENT
Section 8.01    Appointment and Authority. Each of the Lenders hereby irrevocably appoints Cantor Fitzgerald Securities to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to it by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders, and none of the Borrowers nor any other Borrower Party shall have rights as a third party beneficiary of any of such provisions (other than in respect of Sections 8.01, 8.06 and 8.09). Each of the Lenders, by its execution hereof, authorizes and directs the Administrative Agent to execute and deliver the Security Documents, binding the Lenders to the terms thereof. Without limiting the generality of the foregoing, the Administrative Agent is hereby expressly authorized to negotiate, enforce or the settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the direction of the Required Lenders, which negotiation, enforcement or settlement will be binding upon each Lender. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law, instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
Section 8.02    Rights as a Lender. The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Borrower Party or Affiliate thereof as if such Person were not Administrative Agent hereunder and without any duty to account therefor to the Lenders.
Section 8.03    Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
(ii)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(jj)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required

Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(kk)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers, any other Borrower Party or any Affiliate thereof that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.01) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by a Borrower or a Lender.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, (vi) the existence, value, perfection or priority of any Collateral security or the financial or other condition of the Borrowers and their respective Subsidiaries or any other obligor or guarantor, or (vii) any failure by the Borrowers or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein.
Section 8.04    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Advance. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 8.05    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
Section 8.06    Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the prior consent of the Borrowers (so long as no Event of Default is continuing) such consent not to be unreasonably withheld or delayed, to appoint a successor, which shall be a Lender. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent (subject to the consent of the Borrower to the extent required above) as set forth above provided that if the Administrative Agent shall notify the Borrowers and the Lenders that no Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and upon such resignation or any removal, (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor's appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent's resignation hereunder and under the other Loan Documents, the provisions of this Article, Section 9.04 and Section 9.05 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
Section 8.07    Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
Section 8.08    Indemnification. The Lenders severally agree to indemnify upon demand the Administrative Agent, and each Related Party of any of the foregoing (to the extent not reimbursed by the Borrower Parties), according to their respective Pro Rata Shares, and hold harmless each Indemnitee (as defined in Section 9.05) from and against any and all Indemnified Liabilities (as defined in Section 9.05), including in connection with any Security Documents entered by the Administrative Agent that would create or perfect a security interest for the benefit of the Secured Parties; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender severally agrees to reimburse the Administrative Agent, promptly upon demand for its ratable share of any out of pocket expenses (including all fees, expenses and disbursements of any law firm or other external counsel) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document, to the extent that the Administrative Agent is required to be reimbursed by the Borrower Parties pursuant to Sections 9.04 or 9.05 and is not reimbursed for such by the Borrower Parties. The undertaking in this Section shall survive termination of the Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.
Section 8.09    Collateral Matters.
(c)    The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, without the necessity of any notice to or further consent from the Secured Parties:
(i)    [RESERVED]:
(ii)    to take the actions contemplated by Section 2.14;
(iii)    provide the Administrative Agent with written notice that Collateral may be released from the Liens of the Security Documents (A) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (B) subject to Section 9.01, if approved, authorized or ratified in writing by the Required Lenders.
(iv)    to take any actions with respect to any Collateral or Security Documents which may be necessary to create, perfect and maintain an Acceptable Lien upon the Collateral granted pursuant to the Security Documents; and
(v)    to take any action in exigent circumstances as may be reasonably necessary to preserve any rights or privileges of the Secured Parties under the Loan Documents or applicable Legal Requirements.
(d)    Each Lender hereby irrevocably agrees that any action taken by the Administrative Agent with respect to the Collateral in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Administrative Agent of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized by and binding upon all Lenders. The Administrative Agent is hereby irrevocably authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender to take any action with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected Collateral Agent’s Liens upon the Collateral, for its benefit and the ratable benefit of Lenders. Upon the request of the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent's authority to release particular types or items of Collateral pursuant to this Section 8.09.
(e)    Each Borrower Party hereby irrevocably appoints the Administrative Agent as such Borrower Party's attorney-in-fact, with full authority, to act for such Borrower Party and in the name of such Borrower Party to, in the Administrative Agent's discretion upon the occurrence and during the continuation of an Event of Default (and subject to the DIP Orders), file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral, to receive, endorse, and collect any accounts, drafts or other instruments, documents, and chattel paper which are part of the Collateral, and to ask, demand, collect, sue for, recover, compromise, receive, and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral and to file any claims or take any action or institute any proceedings which the Administrative Agent may reasonably deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Administrative Agent with respect to any of the Collateral. The power of attorney granted hereby is coupled with an interest and is irrevocable.
(f)    If any Borrower Party fails to perform any covenant contained in this Agreement or the other Security Documents, during the continuance of an Event of Default (and subject to the DIP Orders), the Administrative Agent may (but shall not be obligated to) itself perform, or cause performance of, such covenant, and such Borrower Party shall pay for the expenses of the Administrative Agent incurred in connection therewith in accordance with Section 9.04.
(g)    The powers conferred on the Administrative Agent under this Agreement and the Security Documents are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Beyond the safe custody thereof, the Administrative Agent and each Lender shall have no duty with respect to any Collateral in its possession or control (or in the possession or control of any agent or bailee) or with respect to any income thereon or the preservation of rights against prior parties or any other rights pertaining thereto. Except with respect to the standard of care described below, the Administrative Agent shall have no obligation to perfect or determine whether the Liens granted to the Administrative Agent herein or pursuant to the Security Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority. With respect to the perfection of any Liens granted hereunder, the Administrative Agent shall be entitled to rely solely on the direction of the Required Lenders and their representatives and counsel as to whether such Liens have been properly granted. The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own property. Neither the Administrative Agent nor any Lender shall be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehouseman, carrier, forwarding agency, consignee, broker or other agent or bailee selected by Borrower or selected by the Administrative Agent in good faith.
Section 8.10    [Reserved].
Section 8.11    Appointment for the Province of Québec. Without prejudice to Section 8.01 above, each of the Lenders hereby appoints the Administrative Agent as the person holding the power of attorney (fondé pouvoir) for the Lenders as contemplated under Article 2692 of the Civil Code of Québec, to enter into, to take and to hold on their behalf, and for their benefit, any deed of hypothec (“Deed of Hypothec”) to be executed by any of the Borrowers or Guarantors granting a hypothec pursuant to the laws of the Province of Québec (Canada) and to exercise such powers and duties which are conferred thereupon under such deed. Each of the Lenders hereby additionally appoints Agent as agent, mandatary, custodian and depositary for and on behalf of the Lenders (a) to hold and to be the sole registered holder of any bond (“Bond”) issued under the Deed of Hypothec, the whole notwithstanding any other applicable law, and (b) to enter into, to take and to hold on their behalf, and for their benefit, a bond pledge agreement (“Pledge”) to be executed by such Borrower or such Guarantor pursuant to the laws of the Province of Québec and creating a pledge of the Bond as security for the payment and performance of, inter alia, the Obligations. In this respect, (i) the Administrative Agent as agent, mandatary, custodian and depositary for and on behalf of the Lenders, shall keep a record indicating the names and addresses of, and the pro rata portion of the obligations and indebtedness secured by the Pledge, owing to each of the Lenders for and on behalf of whom the Bond is so held from time to time, and (ii) each of the Lenders will be entitled to the benefits of any property or assets charged under the Deed of Hypothec and the Pledge and will participate in the proceeds of realization of any such property or assets. The Administrative Agent, in such aforesaid capacities shall (A) upon the direction of the Required Lenders have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Administrative Agent with respect to the property or assets charged under the Deed of Hypothec and Pledge, any other applicable law or otherwise, and (B) benefit from and be subject to all provisions hereof with respect to the Administrative Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Lenders, the Borrowers or the Guarantors. The execution prior to the date hereof by the Administrative Agent of any Deed of Hypothec, Pledge or other security documents made pursuant to the laws of the Province of Québec (Canada) is hereby ratified and confirmed. The constitution of the Administrative Agent as the Person holding the power of attorney (fondé de pouvoir), and of the Administrative Agent, as agent, mandatary, custodian and depositary with respect to any bond that may be issued and pledged from time to time to the Administrative Agent for the benefit of the Lenders, shall be deemed to have been ratified and confirmed by each Person accepting an assignment of, a participation in or an arrangement in respect of, all or any portion of any of the Lender’s rights and obligations under this Agreement by the execution of an assignment or other agreement pursuant to which it becomes such assignee or participant, and by each successor Administrative Agent by the execution of an assignment agreement or other agreement, or by the compliance with other formalities, as the case may be, pursuant to which it becomes a successor Administrative Agent hereunder.
Section 8.12    Actions by Administrative Agent. Other than matters that are ministerial in nature (including, for example, maintaining the Register under Section 9.07(c) and taking perfection actions with respect to the Collateral), the Administrative Agent shall not take any action or exercise any powers (whether expressly contemplated by the terms of this Agreement or otherwise) except as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances) and in all cases they shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless they shall (a) receive written instructions from the applicable percentage of Lenders (including, in the Administrative Agent’s discretion, instructions by e-mail from counsel to the Required Lenders) or the Lenders, as applicable, (or such other number or percentage of the Lenders as shall be required under the circumstances) specifying the action to be taken and (b) be indemnified to each of their satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action. The instructions as aforesaid and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. If a Default has occurred and is continuing, then the Administrative Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (accompanied by indemnity reasonably satisfactory to the Administrative Agent) described in this Section 8.12), provided that, unless and until the Administrative Agent (as applicable) shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders. In no event, however, shall the Administrative Agent be required to take any action which exposes either of them to personal liability or which is contrary to this Agreement, the Loan Documents or applicable law. The Administrative Agent shall not be liable for any action taken or not taken by either of them with the consent or at the request of the Required Lenders or the Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances), and otherwise the Administrative Agent shall not be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith including its own ordinary negligence, except for its own gross negligence or willful misconduct (as determined by a final order of a court of competent jurisdiction not subject to further appeal).
ARTICLE IX
MISCELLANEOUS
Section 9.01    Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document (other than as to the Fee Letter), and no consent to any departure by any Borrower or any other Borrower Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent (at the direction of the Required Lenders) or the Required Lenders and the Borrowers, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall:
(o)    extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 7.02) without the written consent of such Lender;
(p)    postpone any scheduled date for any payment of principal, interest, fees or other amounts due to the Lenders hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby, it being further understood that mandatory prepayments may be postponed, delayed, waived or modified with the consent of Required Lenders;
(q)    reduce the principal of, or the rate of interest specified herein on, any Advance, or (subject to clause (ii) of the proviso to this Section 9.01) any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend Section 2.05(b) or to waive any obligation of the Borrowers to pay interest at the default rate specified therein;
(r)    change Section 2.10 or any other provision of this Agreement in a manner that would alter the pro rata sharing of payments or the pro rata allocation of disbursements required thereby without the written consent of each Lender;
(s)    change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, to reduce the percentage of Lenders having to amend, modify or waive, without the written consent of each Lender;
(t)    except as otherwise provided in Section 8.09, release any Guarantor from the Guaranty or all or substantially all of the Collateral, without the written consent of each Lender;

(u)    change Section 7.06 or any other provision of this Agreement in a manner that would alter the order of application of proceeds set forth in Section 7.06 without the written consent of each Lender directly affected thereby;
(v)    change or waive the application of Section 2.06(c) without the written consent of each Lender;
and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (ii) the Fee Letter and any fee letters, if any, between the Administrative Agent and the Borrowers may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver, or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.
Section 9.02    Notices, Etc.
(ll)    General. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (c) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by facsimile or (subject to subsection (d) below) electronic mail address as follows:
(i)    if to the Borrowers or any other Borrower Party, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 9.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties;
(ii)    if to the Administrative Agent, (x) in relation to notices which are specifically required pursuant to the terms of this Agreement to be delivered to the Administrative Office, to the address, facsimile number, electronic mail address or telephone number of the Administrative Office on Schedule 9.02 and (y) in relation to all other notices, to the address, facsimile number, electronic mail address or telephone number set forth as the Applicable Lending Office on Schedule 9.02, or in each case to such other address as shall be designated by such party in a notice to the other parties from time to time; and
(iii)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Administrative Agent.
(mm)    Effectiveness in General. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (d) below, shall be effective as provided in said paragraph (d). In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder. Notwithstanding the foregoing, notice to the Administrative Agent shall only be effective upon actual receipt.

(nn)    Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile or other electronic transmission. The effectiveness of any such documents and signatures shall, subject to applicable Legal Requirements, have the same force and effect as manually-signed originals and shall be binding on all Borrower Parties, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile or other electronic document or signature.
(oo)    Limited Use of Electronic Mail. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(pp)    Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. THE BORROWERS SHALL INDEMNIFY THE ADMINISTRATIVE AGENT, EACH LENDER AND THEIR RELATED PARTIES FROM ALL LOSSES, COSTS, EXPENSES AND LIABILITIES RESULTING FROM THE RELIANCE BY SUCH PERSON ON EACH NOTICE PURPORTEDLY GIVEN BY OR ON BEHALF OF THE BORROWERS IN ACCORDANCE WITH SECTION 9.05.
(qq)    Recordation. It is understood and agreed by Borrowers that the Administrative Agent reserves the right to record all telephone conversations between any Borrower and the Administrative Agent and to retain tapes of such conversations for such periods of time as Lender deems advisable from time to time.
(rr)    Borrower Agent. Each Borrower hereby designates Horsehead Corporation as its representative and agent (in such capacity, “Borrowers’ Agent”) for all purposes under this Agreement and the other Loan Documents, including requests for Advances, delivery or receipt of communications with any Secured Party, preparation and delivery of financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under this Agreement or the other Loan Documents (including in respect of compliance with covenants), and all other dealings with any Secured Party. Such Person hereby accepts such appointment. Each Secured Party shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by Borrowers’ Agent on behalf of any Borrower. Each Secured Party may give any notice or communication with a Borrower hereunder to Borrower’ Agent on behalf of such Borrower. Each Secured Party shall have the right, in its discretion, to deal exclusively with Borrowers’ Agent for any or all purposes under the Loan Documents. Each Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by Borrowers’ Agent shall be binding upon and enforceable against it.
(ss)    Chapter 11 Cases and Recognition Proceedings. Nothing in this Agreement or in any other Loan Document shall be construed to limit or affect the obligation of the Borrower Parties or any other Person to serve upon the Administrative Agent and the Lenders in the manner prescribed by the Bankruptcy Code or prescribed in the Recognition Proceedings any pleading or notice required to be given to the Administrative Agent and the Lenders pursuant to the Bankruptcy Code or the CCAA.
Section 9.03    No Waiver; Cumulative Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided in this Agreement are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
Section 9.04    Costs and Expenses. The Borrowers shall pay, whether accrued or incurred prior to, on or after the Petition Date, (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Lenders and Greywolf (including the (w) out-of-pocket fees, charges and disbursements of one primary counsel for each of the Administrative Agent, the Lenders and Greywolf and/or one firm of local counsel in each appropriate jurisdiction for the Administrative Agent, the Lenders and Greywolf, (x) reasonable and documented out-of-pocket fees, charges and disbursements of one financial advisor for the Lenders, (y) reasonable and documented out-of-pocket fees and expenses of one or more operational consultants for the Lenders and (z) out-of-pocket expenses incurred in connection with due diligence and travel, courier, reproduction, printing and delivery expenses) in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers (whether or not the transactions contemplated hereby or thereby shall be consummated) and in connection with the syndication of the Facility, (ii) all reasonable third party expenses incurred by the Administrative Agent or any Lender (including (w) in connection with executing, recording, filing and perfecting the Security Documents and the costs of any title policy in connection with the mortgages, including all endorsements, and any updated survey required by the Administrative Agent in connection therewith, (x) all collateral appraisals and field exams prepared or conducted by or on behalf of the Administrative Agent or the Lenders subject in all respects to the limitations set forth in Section 5.08), and (iii) all reasonable and documented out-of-pocket fees, costs and expenses (including but not limited to reasonable and documented legal fees and expenses (which shall include the fees and expenses of one primary counsel for each of the Administrative Agent and the Lenders and/or one firm of local counsel in each appropriate jurisdiction for each of the Administrative Agent and the Lenders in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Advances made hereunder, including all such third party expenses incurred during any workout, restructuring or negotiations in respect of such Advances. The foregoing costs and expenses shall include all search, filing, recording, appraisal charges and fees and Taxes related thereto, and other third party expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent. All amounts due under this Section 9.04 shall be payable within ten Business Days after written demand therefor. The agreements in this Section shall survive the termination of the Commitments and repayment of all other Obligations.
Section 9.05    Indemnification. Each Borrower Party shall indemnify the Administrative Agent, each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses, or disbursements (including all fees, expenses and disbursements of any law firm or other external counsel) of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against any Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance, or administration of this Agreement, any Loan Document, or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Advance or the use or proposed use of the proceeds therefrom, (c) any action taken or omitted by the Administrative under this Agreement or any other Loan Document (including the Administrative Agent’s own negligence), (d) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrowers or any other Borrower Party, or any Environmental Liability related in any way to the Borrowers or any other Borrower Party, (e) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of any Indemnitee, (f) the failure of any Borrower Party or any Affiliate to comply with any Legal Requirement, including any Environmental Law, including with respect to the presence, generation, storage, Release, threatened Release, use, transportation, disposal or arranging for the disposal or treatment of any solid waste or Hazardous Materials on, under, or from any Borrower Party’s or any Affiliate’s Property, (g) creating, perfecting, maintaining, or enforcing any Lien, (h) taking possession of, protecting, preserving and preparing for sale any of the Collateral as permitted by this Agreement and the Loan Documents when an Event of Default exists, and (i) the acquisition, ownership or operation of any of the Collateral or any other Property by any Borrower Party or any other Person; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (x) the gross negligence or willful misconduct of such Indemnitee except as may expressly be provided under this Agreement or (y) a material breach of the obligations of such Indemnitee (other than the Administrative Agent or any sub-agent thereof) under the Loan Documents except as may expressly be provided under this Agreement (all the foregoing, collectively, the “Indemnified Liabilities”).
TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER PARTY SHALL NOT ASSERT, AND HEREBY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW), ANY CLAIM AGAINST ANY INDEMNITEE, AND EACH INDEMNITEE SHALL NOT ASSERT, AND HEREBY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW), ANY CLAIM AGAINST ANY BORROWER PARTY, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, ANY ADVANCE OR THE USE OF THE PROCEEDS THEREOF; PROVIDED THAT NOTHING HEREIN SHALL RELIEVE ANY BORROWER PARTY OF ANY OBLIGATION IT MAY HAVE TO INDEMNIFY ANY INDEMNITEE AGAINST SPECIAL,

INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES ASSERTED AGAINST SUCH INDEMNITEE BY A THIRD PARTY IN ACCORDANCE WITH, AND SUBJECT TO, THE TERMS OF THIS SECTION 9.05. NO INDEMNITEE SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OTHER THAN DIRECT OR ACTUAL DAMAGES RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE AS DETERMINED BY A FINAL AND NONAPPEALABLE JUDGMENT OF A COURT OF COMPETENT JURISDICTION. ALL AMOUNTS DUE UNDER THIS SECTION 9.05 SHALL BE PAYABLE WITHIN TEN BUSINESS DAYS AFTER WRITTEN DEMAND THEREFOR SETTING FORTH IN REASONABLE DETAIL THE BASIS FOR THE AMOUNT CLAIMED. THE AGREEMENTS IN THIS SECTION SHALL SURVIVE THE RESIGNATION OF THE ADMINISTRATIVE AGENT, THE REPLACEMENT OF ANY LENDER, THE TERMINATION OF THE COMMITMENTS AND THE REPAYMENT, SATISFACTION OR DISCHARGE OF ALL THE OTHER OBLIGATIONS.
Section 9.06    Joint and Several Liability. .
(g)    NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, EACH BORROWER HEREBY EXPRESSLY AGREES FOR THE BENEFIT OF THE SECURED PARTIES THAT ALL OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS HEREUNDER ARE THE JOINT AND SEVERAL OBLIGATIONS OF ALL BORROWERS REGARDLESS OF WHICH BORROWER REQUESTS OR RECEIVES ANY ADVANCE CONTEMPLATED BY THIS AGREEMENT. EACH BORROWER CONFIRMS THAT IT WILL DERIVE SUBSTANTIAL DIRECT AND INDIRECT BENEFIT FROM THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND SUCH TRANSACTIONS ARE NECESSARY OR CONVENIENT TO THE CONDUCT, PROMOTION OR ATTAINMENT OF THE BUSINESS, PURPOSES OR ACTIVITIES OF SUCH BORROWER.
(h)    Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, the obligations of each Borrower under the Loan Documents on any date shall be limited to a maximum aggregate amount equal to the largest amount that would not, on such date, render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code of the United States, the BIA or any applicable provisions of comparable laws relating to bankruptcy, insolvency, or reorganization, or relief of debtors or relating to preferences (collectively, the “Fraudulent Transfer Laws”), but only to the extent that any Fraudulent Transfer Law has been found in a final non-appealable judgment of a court of competent jurisdiction to be applicable to such obligations as of such date, in each case (i) after giving effect to all liabilities of such Borrower, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws, but specifically excluding (x) any liabilities of such Borrower in respect of intercompany indebtedness to the other Borrower or other affiliates of such Borrower or the other Borrower to the extent that such indebtedness would be discharged in an amount equal to the amount paid by such Borrower hereunder; (y) any liabilities of such Borrower under the Loan Documents; and (z) any liabilities of such Borrower under other guarantees of and joint and several co-borrowings of indebtedness, entered into on the date the Loan Documents becomes effective, which contain a limitation as to maximum amount substantially similar to that set forth in this Section 9.06(b) (each such other guarantee and joint and several co-borrowing entered into on the date the Loan Documents becomes effective, a “Competing Guaranty”) to the extent such Borrower’s liabilities under such Competing

Guaranty exceed an amount equal to (1) the aggregate principal amount of such Borrower’s obligations under such Competing Guaranty (notwithstanding the operation of that limitation contained in such Competing Guaranty that is substantially similar to this Section 9.06(b)), multiplied by (2) a fraction (I) the numerator of which is the aggregate principal amount of such Borrower’s obligations under such Competing Guaranty (notwithstanding the operation of that limitation contained in such Competing Guaranty that is substantially similar to this Section 9.06(b)), and (II) the denominator of which is the sum of (A) the aggregate principal amount of the obligations of such Borrower under all other Competing Guaranties (notwithstanding the operation of those limitations contained in such other Competing Guaranties that are substantially similar to this Section 9.06(b)), (B) the aggregate principal amount of the obligations of such Borrower under the Loan Documents (notwithstanding the operation of this Section 9.06(b)), and (C) the aggregate principal amount of the obligations of such Borrower under such Competing Guaranty (notwithstanding the operation of that limitation contained in such Competing Guaranty that is substantially similar to this Section 9.06(b)); and (ii) after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, reimbursement, indemnification or contribution of such Borrower pursuant to applicable law or pursuant to the terms of any agreement (including any such right of contribution under Section 9.06(b)).
(i)    Each Borrower hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, as well as all defenses available to a surety, guarantor or accommodation co-obligor, that it may have at any time against the other Borrower or any other Borrower Party, and any successor or assign of any such Person, including any creditor representative or debtor in possession, howsoever arising, due or owing or whether heretofore, now or hereafter existing, to the payment in full of all Obligations (other than inchoate indemnity obligations and similar obligations that survive the termination of this Agreement).
Section 9.07    Successors and Assigns.
(i)    Generally. The terms and provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except to the extent permitted hereby, neither the Borrowers nor any other Borrower Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (f) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (d) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(j)    Assignments by Lenders. Any Lender may assign to one or more Eligible Assignees all or any portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments or the Advances); provided, however, that
(i)    except (A) in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and the Advances being assigned at the time owing to it or (B) in the case of an assignment to a Lender or an Affiliate of a Lender or Approved Fund with respect to such Lender, the aggregate amount of the Commitments and Advances, of such Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall not be less than $500,000;
(ii)    the parties to each such assignment shall execute and deliver to the Administrative Agent, for its execution, acceptance and recording in the Register, an Assignment and Acceptance; and
(iii)    each Eligible Assignee (other than an Eligible Assignee that is a Lender or an Affiliate of a Lender) shall pay to the Administrative Agent a $3,500 processing and recording fee.
Upon such execution, delivery, acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, (A) the Eligible Assignee thereunder shall be a party hereto for all purposes and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (B) such assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of such Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.07, 2.09, 9.04 and 9.05 with respect to facts and circumstances occurring prior to the effective date of such assignment).
(k)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and each of the Borrower Parties, the Administrative Agent, and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.
(l)    Pledge of Lender's Interest. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(m)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural Person, a Defaulting Lender or any of the Borrowers or the Borrower’s Subsidiaries or Affiliates) (each, a “Participant”) in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 8.08 with respect to any payments made by such Lender to its Participants. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement. Subject to subsection (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.07, 2.08 and 2.09 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 7.05 as though it were a Lender, provided such Participant agrees to be subject to Section 2.10 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(n)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 2.07 or 2.09 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.09 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.13(a) as though it were a Lender.
(o)    Transfers. Notwithstanding any other provision of this Agreement or the other Loan Documents, each Lender hereby agrees that it will not:
(i)    sell, transfer, assign, pledge or otherwise directly or indirectly dispose of (to “Transfer” or, if used as a noun, a “Transfer”) any interest in such Lender’s Commitments or Advances to any Person without the concurrent Transfer to such Person of its Senior Secured Notes in an aggregate principal amount equal to the product (x) the principal amount of such Lender’s Commitments and Advances Transferred and (y) the Credit Agreement Transfer Percentage.
(ii)    Transfer any interest in such Lender’s or its affiliates’ Senior Secured Notes to any Person (other than a Transfer to such Lender’s affiliates) without the concurrent Transfer to such Person of such Lender’s Commitments and Advances in an aggregate principal amount equal to the product of (A) the principal amount of such Purchaser’s or its affiliates’ Senior Secured Notes Transferred and (B) the Senior Secured Notes Transfer Percentage
(iii)    Any Transfer or attempted Transfer of any of the Commitments, Advances or Senior Secured Notes in violation of this Section 9.07(g) shall be void, and the Administrative Agent shall not record such Transfer on the Register or treat any purported transferee of such Commitment, Advance or Senior Secured Notes, as applicable, as the owner of such shares for any purpose.

The Administrative Agent shall have no obligation to monitor or verify any Lender’s compliance with this subparagraph (g).
Section 9.08    Confidentiality.
(h)    Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any judicial, legislative, or regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.08(a), (i) to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, (ii) to any actual or prospective counterparty to any derivative or securitization transaction related to the Obligations under this Agreement, and (iii) to any credit insurance provider relating to the Borrowers or any of its Subsidiaries, (g) with the consent of the Borrowers or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 9.08(a) or (y) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than a Borrower Party. For purposes of this Section, “Information” means all information received from any Borrower Party relating to any Borrower Party or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Borrower Party; provided that, in the case of information received from a Borrower Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information in accordance with safe and sound banking practices.
(i)    The obligations under this Section 9.08 shall survive the termination of the Commitments and repayment of the Obligations for a period of one (1) year.
Section 9.09    Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.
Section 9.10    Survival of Representations, etc. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any

Advance, and shall continue in full force and effect as long as any Advance or any other Obligation hereunder shall remain unpaid or unsatisfied.
Section 9.11    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 9.12    Governing Law. This Agreement and each of the other Loan Documents shall be governed by and construed in accordance with the laws of the State of New York without regard to any choice-of-law provisions that would require the application of the law of another jurisdiction and, to the extent applicable, the Bankruptcy Code; provided, to the extent any of the Security Documents (including the Canadian Security Documents) recite that they are governed by the law of another jurisdiction, or any action or event taken thereunder (such as foreclosure of the mortgaged property) requires application of or compliance with the law of another jurisdiction, such provisions and concepts shall apply.
Section 9.13    SUBMISSION TO JURISDICTION.
(b)    ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE BANKRUPTCY COURT AND IF THE BANKRUPTCY COURT DOES NOT HAVE (OR ABSTAINS FROM) JURISDICTION, IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR THE COURTS OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH BORROWER PARTY, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH BORROWER PARTY, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES (TO THE EXTENT PERMITTED UNDER APPLICABLE LAW) ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH BORROWER PARTY, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.
(c)    Nothing in this Section 9.12 shall affect the right of the Administrative Agent or any other Lender to serve legal process in any other manner permitted by law or affect the right of the Administrative Agent or any Lender to bring any action or proceeding against any Borrower Party (as a Borrower or as a Guarantor) in the courts of any other jurisdiction.
Section 9.14    WAIVER OF JURY TRIAL. The Borrowers hereby expressly and irrevocably waives (to the extent permitted by applicable law) any right to trial by jury of any claim, demand, action or cause of action arising under any Loan Document or in any way connected with or related or incidental to the dealings of the parties hereto or any of them with respect to any Loan Document, or the transactions related thereto, in each case whether now existing or hereafter arising, and whether founded in contract or tort or otherwise; and each Borrower hereby agrees and consents that any such claim, demand, action or cause of action shall be decided by court trial without a jury, and that any party to this Agreement may file an original counterpart or a copy of this section with any court as written evidence of the consent of the signatories hereto to the waiver of their right to trial by jury.
Section 9.15    USA PATRIOT Act Notification. Administrative Agent (for itself and not on behalf of any Lender) and each Lender hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record certain information and documentation that identifies each Borrower Party, which information includes the name and address of such Borrower Party and such other information that will allow Administrative Agent or such Lender, as applicable, to identify Borrower in accordance with the USA PATRIOT Act.
Section 9.16    Notice to Debtor; Entire Agreement.
(f)    THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS ARE THE FINAL EXPRESSION OF THE AGREEMENT BETWEEN THE PARTIES. THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR ORAL AGREEMENT OR OF ANY CONTEMPORANEOUS ORAL AGREEMENT BETWEEN THE PARTIES. ANY AND ALL SUCH PRIOR OR CONTEMPORANEOUS ORAL AGREEMENTS ARE EXPRESSLY SUPERSEDED BY THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS.
(g)    THE PARTIES TO THIS AGREEMENT HEREBY ACKNOWLEDGE AND AFFIRM THAT NO UNWRITTEN ORAL AGREEMENT BETWEEN THE PARTIES EXISTS.
Section 9.17    Incorporation of DIP Orders by Reference. Each of the Borrower Parties, the Administrative Agent and the Lenders agrees that any reference contained herein to (i) the Interim Order and the Interim DIP Recognition Order shall include all terms, conditions and provisions of such Interim Order and Interim DIP Recognition Order and that the Interim Order and Interim DIP Recognition Order are incorporated herein for all purposes and (ii) the Final Order and the Final DIP Recognition Order shall include all terms, conditions and provisions of such Final Order and the Final DIP Recognition Order and that the Final Order and the Final DIP Recognition Order are incorporated herein for all purposes. To the extent there is any inconsistency between the terms of this Agreement and the terms of either the Interim Order, the Final Order, the Interim DIP Recognition Order or the Final DIP Recognition Order, the terms of the Interim Order, the Final Order, the Interim DIP Recognition Order or the Final DIP Recognition Order, as applicable, shall govern.
Section 9.18    Force Majeure. In no event shall the Administrative Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, it being understood that the Administrative Agent shall use reasonable best efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.
Section 9.19    Zochem Limitations. Notwithstanding anything to the contrary in any Loan Document, (i) any Obligations of Zochem under any Guaranty in connection with the Loan Documents and

(ii) any Lien, pledge and security interests granted by Zochem pursuant to the Security Documents, in each case, shall be subject to any limitations set forth in the applicable DIP Order.
ARTICLE X
COLLATERAL
Section 10.01    Grant of Security Interest. As security for all Obligations, each Borrower Party hereby collaterally assigns and grants to the Administrative Agent, for the benefit of the Secured Parties, a continuing first priority (subject to the Carve-Out and as otherwise set forth in the applicable DIP Order and DIP Recognition Order) security interest in all property and assets of such Borrower Party, whether now owned or existing or hereafter acquired or arising, regardless of where located, including the following:
(i)    all Accounts;
(ii)    all contract rights;
(iii)    all chattel paper;
(iv)    all documents;
(v)    all instruments;
(vi)    all supporting obligations and letter-of-credit rights;
(vii)    all General Intangibles (including payment intangibles, intercompany accounts, intellectual property and software);
(viii)    all inventory and other goods;
(ix)    all motor vehicles, equipment and fixtures;
(x)    all Investment Property, financial assets and all securities accounts;
(xi)    all money, cash, cash equivalents, securities, and other property of any kind;
(xii)    all deposit accounts;
(xiii)    all notes, and all documents of title;
(xiv)    all books, records and other property related to or referring to any of the foregoing, including books, records, account ledgers, data processing records, computer software and other property, and General Intangibles at any time evidencing or relating to any of the foregoing;
(xv)    all commercial tort claims;
(xvi)    all real property owned or leased by such Borrower Party;
(xvii)    all other personal property of such Borrower Party, including, subject to entry of the Final Order, proceeds from any avoidance actions under Chapter 5 of the United States Bankruptcy Code and recoveries therefrom (but not the actions thereunder); and

(xviii)    all accessions to, substitutions for, and replacements, products and proceeds of any of the foregoing, including, but not limited to, dividends or distributions on Investment Property, rents, profits, income and benefits, proceeds of any insurance policies, claims against third parties, and condemnation or requisition payments with respect to all or any of the foregoing.
All of the foregoing is herein collectively referred to as the “Collateral”; provided that the Collateral shall exclude Excluded Collateral. Notwithstanding anything herein to the contrary, in no event shall the Collateral (or any component term thereof) include or be deemed to include (i) any contracts, instruments, licenses, license agreements or other documents (or any rights thereunder), to the extent (and only to the extent) that the grant of a security interest would (A) constitute a violation of a restriction in favor of, or requires a consent not obtained prior to the Closing Date of, a third party on such grant, (B) give any other party to such contract, instrument, license, license agreement or other document the right to terminate its obligations thereunder, or (C) violates any law or requires the consent not obtained prior to the Closing Date of any Governmental Authority; provided that the limitation set forth in this clause (i) above shall not affect, limit, restrict or impair the grant by a Borrower Party of a security interest pursuant to this Agreement in any such right, to the extent that an otherwise applicable prohibition or restriction on such grant is rendered ineffective by any applicable law, including the UCC, the PPSA, the United States Bankruptcy Code or the CCAA; (ii) any direct or indirect interest in any capital stock of any joint venture, partnership or other entity if and for so long as the grant of such security interest or Lien shall constitute a default under or termination pursuant to the terms of the joint venture agreement, partnership agreement or other organizational documents of, or contract or other agreement of (or covering or purporting to cover the assets of) such joint venture, partnership or entity or its direct or indirect parent, or require the payment of a fee, penalty or similar increased costs or result in the loss of economic benefit or the abandonment or invalidation of such Borrower Party’s or any Subsidiary’s interest in such capital stock or shall otherwise adversely impact such joint venture, partnership or other entity; provided that the limitation set forth in this clause (ii) above shall not affect, limit, restrict or impair the grant by a Borrower Party of a security interest pursuant to this Agreement in any such right, to the extent that an otherwise applicable prohibition or restriction on such grant (whether applicable to such Borrower Party or to any parent company or Person owned by such Borrower Party) is rendered ineffective by any applicable law, including the UCC, the PPSA or the United States Bankruptcy Code; (iii) any property subject to a Lien permitted by Section 6.01(c) if the terms of the Debt secured thereby prohibit other Liens on such property; (iv) any application to register any trademark or service mark prior to the filing under applicable law of a verified statement of use (or the equivalent) for such trademark or service mark to the extent the creation of a security interest therein or the grant of a mortgage thereon would void or invalidate such trademark or service mark; (v) escrow accounts, payroll accounts, employee benefit accounts or tax withholding accounts (“Excluded Accounts”); (vi) Avoidance Actions (provided, for the avoidance of doubt, that proceeds of Avoidance Actions shall be Collateral upon entry of the Final Order); and (vii) the PNC Cash Collateral (including the PNC L/C Cash Collateral) (collectively, “Excluded Collateral”); provided, further, that any such security interest and Lien shall attach immediately and automatically after any such disqualifying condition specified in clauses (i), (ii), (iii), and (iv) of this paragraph shall cease to exist.
Section 10.02    Perfection of Security Interest.
(a)    Notwithstanding the perfection of any security interest granted hereunder pursuant to the order of the Bankruptcy Court under the applicable DIP Order, to the fullest extent permitted by applicable law, the Administrative Agent may file or authorize the filing of one or more financing statements disclosing the Liens under the Facility on the Collateral.
(b)    In the event that a motion for dismissal from any of the Chapter 11 Cases is filed with respect to any Subsidiary and equity interests of such Subsidiary are owned by a Borrower Party, and to the extent the capital stock of such Subsidiary is in certificated form, such Borrower Party shall promptly deliver all certificates or instruments at any time representing or evidencing such capital stock in such Subsidiary to the Administrative Agent, and shall be in suitable form for transfer by delivery, or shall be accompanied by instruments of transfer or assignment, duly executed in blank, all in form and substance sufficient to transfer such instruments to the Administrative Agent (or otherwise reasonably satisfactory to the Administrative Agent) . The Administrative Agent shall have the right, at any time, after the occurrence and during the continuance of an Event of Default, to transfer to or to register in the name of the Administrative Agent or its nominee any capital stock in such wholly-owned Subsidiary. In addition, the Administrative Agent shall have the right at any time to exchange certificates or instruments representing or evidencing capital stock of such Subsidiaries for certificates or instruments of smaller or larger denominations during the continuance of an Event of Default.

Section 10.03
Right to Cure. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have the right to (but not the obligation to), at the written direction of the Required Lenders (accompanied by sufficient funds to pay any such amounts) and upon ten (10) days’ notice to the applicable Borrower Party, pay any amount or do any act required of any Borrower Party hereunder or under any other Loan Document (other than in respect of principal, interest or fees on the Advances) in order to preserve, protect, maintain, or enforce the Obligations, the Collateral, or the Liens under the Facility therein, and which any Borrower Party fails to pay or do, including payment of any judgment against any Borrower Party, any insurance premium, any warehouse charge, any finishing or processing charge, any landlord’s or bailee’s claim, and any other obligation secured by a Lien upon or with respect to the Collateral; provided that the Administrative Agent shall not pay any amount being diligently contested by appropriate proceedings. All payments that the Administrative Agent or any Lender makes under this Section 10.03 and all out-of-pocket costs and reasonable expenses that the Administrative Agent pays or incurs in connection with any reasonable action taken by it hereunder shall be considered part of the Obligations. Any payment made or other action taken by the Administrative Agent under this Section 10.03 shall be without prejudice to any right to assert an Event of Default hereunder and to proceed thereafter as herein provided.

Section 10.04	[Reserved].

Section 10.05
The Administrative Agent’s and Lenders’ Rights, Duties, and Liabilities. The Borrower Parties assume all responsibility and liability arising from or relating to the use, sale, or other disposition of the Collateral. The Obligations shall not be affected by any failure of the Secured Parties to take any steps to perfect the Liens under the Facility or to collect or realize upon the Collateral, nor shall loss of or damage to the Collateral release any Borrower Party from any of the Obligations. Nothing in this Agreement shall be interpreted as giving the Administrative Agent responsibility for or any duty concerning the validity, perfection, priority or enforceability of the Liens granted hereunder or giving the Administrative Agent any obligation to take any action to procure or maintain such validity, perfection, priority or enforceability, including, without limitation, any duty to file any financing statements, amendments, continuation statements or other documents to perfect or maintain the perfection of the security interest granted hereunder.

Section 10.06
Rights in Respect of Investment Property. During the existence of an Event of Default, subject to any order of the Bankruptcy Court (including the DIP Orders), (i) the Administrative Agent at the direction of the Required Lenders may, upon written notice to the relevant Borrower Party, transfer or register in the name of the Administrative Agent or any of its nominees, for the benefit of the Secured Parties, any or all of the Collateral consisting of Investment Property, the proceeds thereof (in cash or otherwise), and all liens, security, rights, remedies and claims of any Borrower Party with respect thereto (as used in this Section 10.06 collectively, the “Pledged Collateral”) held by the Administrative Agent hereunder, and the Administrative Agent or its nominee may thereafter, after written notice to the applicable Borrower Party, exercise all voting and corporate rights at any meeting of any corporation, partnership, or other business entity issuing any of the Pledged Collateral and any and all rights of conversion, exchange, subscription, or any other rights, privileges, or options pertaining to any of the Pledged Collateral as if it were the absolute owner thereof, including the right to exchange at its discretion any and all of the Pledged Collateral upon the merger, amalgamation, consolidation, reorganization, recapitalization, or other readjustment of any corporation, partnership, or other business entity issuing any of such Pledged Collateral or upon the exercise by any such issuer or the Administrative Agent of any right, privilege or option pertaining to any of the Pledged Collateral, and in connection therewith, to deposit and deliver any and all of the Pledged Collateral with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as it may determine, all without liability except to account for property actually received by it, but the Administrative Agent shall have no duty to exercise any of the aforesaid rights, privileges or options, and the Administrative Agent shall not be responsible for any failure to do so or delay in so doing, (ii) to the extent permitted under applicable law, after the Administrative Agent’s giving of the notice specified in clause (i) of this Section 10.05, all rights of any Borrower Party to exercise the voting and other consensual rights which it would otherwise be entitled to exercise and to receive the dividends, interest and other distributions which it would otherwise be authorized to receive and retain thereunder shall be suspended until such Event of Default shall no longer exist, and all such rights shall, until such Event of Default shall no longer exist, thereupon become vested in the Administrative Agent which shall thereupon have the sole right to exercise such voting and other consensual rights and to receive and hold as Pledged Collateral such dividends, interest, and other distributions (provided that any such Pledged Collateral the Administrative Agent shall collect shall promptly be returned to each applicable Borrower Party after such Event of Default is cured or waived to the extent such Pledged Collateral was not applied to repay the Obligations), and (iii) each Borrower Party shall promptly execute and deliver (or cause to be executed and delivered) to the Administrative Agent all such proxies and other instruments as are necessary or that the Administrative Agent or a Lender may reasonably request for the purpose of enabling the Administrative Agent to exercise the voting and other rights which it is entitled to exercise pursuant to this Section 10.05 and to receive the dividends, interest, and other distributions which it is entitled to receive and retain pursuant to this Section 10.05.

Section 10.07	Remedies.
(a)    Each Borrower Party recognizes that the Administrative Agent may be unable to effect a public sale of any or all of the Collateral that constitutes securities to be sold by reason of certain prohibitions contained in the laws of any jurisdiction outside the United States or in applicable federal, provincial, territorial or state securities laws but may be compelled to resort to one or more private sales thereof to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such Collateral to be sold for their own account for investment and not with a view to the distribution or resale thereof. Each Borrower Party acknowledges and agrees that any such private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall, to the extent permitted by law, be deemed to have been made in a commercially reasonable manner. Unless required by applicable law, the Administrative Agent shall not be under any obligation to delay a sale of any of such Collateral to be sold for the period of time necessary to permit the issuer of such securities to register such securities under the laws of any jurisdiction outside the United States or under any applicable federal, provincial, territorial or state securities laws, even if such issuer would agree to do so. Each Borrower Party further agrees to do or cause to be done, to the extent that such Borrower Party may do so under applicable law, all such other acts and things as may be necessary to make such sales or resales of any portion or all of such Collateral or other property to be sold valid and binding and in compliance with any and all applicable laws at the Borrower Parties’ expense. Each Borrower Party further agrees that a breach of any of the covenants contained in this Section 10.07(a) will cause irreparable injury to the Secured Parties for which there is no adequate remedy at law and, as a consequence, agrees that each covenant contained in this Section 10.07(a) shall be specifically enforceable against such Borrower Party, and each Borrower Party hereby waives and agrees, to the fullest extent permitted by law, not to assert as a defense against an action for specific performance of such covenants that (i) such Borrower Party’s failure to perform such covenants will not cause irreparable injury to the Secured Parties or (ii) the Secured Parties have an adequate remedy at law in respect of such breach. Each Borrower Party further acknowledges the impossibility of ascertaining the amount of damages which would be suffered by the Secured Parties by reason of a breach of any of the covenants contained in this Section 10.07(a) and, consequently, agrees that, if such Borrower Party shall breach any of such covenants and the Secured Parties shall sue for damages for such breach, such Borrower Party shall pay to the Administrative Agent, for the benefit of the Secured Parties, as liquidated damages and not as a penalty, an aggregate amount equal to the value of the Collateral or other property to be sold on the date the Administrative Agent shall demand compliance with this Section 10.07(a).
(a)    Subject to the terms of the DIP Orders and the DIP Recognition Orders, if an Event of Default has occurred and is continuing, the Administrative Agent shall have for the benefit of the Secured Parties, in addition to all other rights of the Secured Parties, the rights and remedies of a secured party under the UCC and the PPSA, and without limiting the generality of the foregoing, the Administrative Agent shall be empowered and entitled to: (i) take possession of, foreclose on and/or request a receiver of the Collateral and keep it on any Borrower Party’s premises at any time, at no cost to the Secured Parties, or remove any part of it to such other place or places as the Administrative Agent may desire, or the Borrower Parties shall, upon the Administrative Agent’s or the Required Lender’s demand, at the Borrower Parties’ cost, assemble the Collateral and make it available to the Administrative Agent at a place reasonably convenient to the Administrative Agent; (ii) exercise of set-off rights on cash collateral or deposits (other than, for the avoidance of doubt, with respect to Excluded Accounts); (iii) sell and deliver any Collateral at public or private sales, for cash, upon credit or otherwise, at such prices and upon such terms as the Administrative Agent deems advisable, in its sole discretion, and may postpone or adjourn any sale of the Collateral by an announcement at the time and place of sale or of such postponed or adjourned sale; (iv) hold, lease, develop, manage, operate, control and otherwise use the Collateral upon such terms and conditions as may be reasonable under the circumstances (making such repairs, alterations, additions and improvements and taking other actions, from time to time, as may be reasonably necessary or desirable), exercise all such rights and powers of each Borrower Party with respect to the Collateral, whether in the name of such Borrower Party or otherwise, including without limitation the right to make, cancel, enforce or modify leases, obtain and evict tenants, and demand, sue for, collect and receive all rents, in each case, in accordance with the standards applicable to the Administrative Agent under the Loan Documents, and (v) take any other reasonable actions, as may be reasonably necessary or desirable, in connection with the Collateral (including preparing for the disposition thereof), and all actual, reasonable, out-of-pocket fees and expenses incurred in connection therewith shall be borne by the Borrower Parties. Promptly following written demand from the Administrative Agent, the applicable Borrower Party shall direct the grantor or licensor of, or the contracting party to, any property agreement with respect to any property to recognize and accept the Administrative Agent, for the benefit of and on behalf of the Secured Parties, as the party to such agreement for any and all purposes as fully as it would recognize and accept such Borrower Party and the performance of such Borrower Party thereunder and, in such event, without further notice or demand and at such Borrower Party’s sole cost and expense, the Administrative Agent, for the benefit of and on behalf of the Secured Parties, may exercise all rights of such Borrower Party arising under such agreements. Without in any way requiring notice to be given in the following manner, each Borrower Party agrees that any notice by the Administrative Agent of sale, disposition or other intended action hereunder or in connection herewith, whether required by the UCC and the PPSA or otherwise, shall constitute reasonable notice to such Borrower Party if such notice is mailed by registered or certified mail, return receipt requested, postage prepaid, or is delivered personally against receipt, at least five (5) Business Days prior to such action to the Borrower Parties’ address specified in or pursuant to Section 9.02. If any Collateral is sold on terms other than payment in full at the time of sale, no credit shall be given against the Obligations until the Administrative Agent or the Lenders receive payment, and if the buyer defaults in payment, the Administrative Agent may resell the Collateral. In the event the Administrative Agent seeks to take possession of all or any portion of the Collateral by judicial process, each Borrower Party irrevocably waives (to the extent permitted by applicable law): (A) the posting of any bond, surety or security with respect thereto which might otherwise be required; (B) any demand for possession prior to the commencement of any suit or action to recover the Collateral; and (C) any requirement that the Administrative Agent retain possession and not dispose of any Collateral until after trial or final judgment. Each Borrower Party agrees that the Administrative Agent has no obligation to preserve rights to the Collateral or marshal any Collateral for the benefit of any Person. The Administrative Agent is hereby granted a license or other right to use, without charge, each Borrower Party’s labels, patents, copyrights, name, trade secrets, trade names, trademarks and advertising matter, or any similar property, in completing production of, advertising or selling any Collateral, and each such Borrower Party’s rights under all licenses and all franchise agreements shall inure to the Administrative Agent’s benefit for such purpose. The Administrative Agent will return any excess to the applicable Borrower Party and the Borrower Parties shall remain liable for any deficiency. The proceeds of sale shall be applied as required pursuant to Section 7.06 hereof.
(b)    Notwithstanding anything herein to the contrary, (i) neither the Administrative Agent nor any Lender shall take any action under this Section 10.07 (or similar provisions of any Loan Document) except after compliance with any applicable notice requirements applicable thereto set forth in accordance with the DIP Orders and the DIP Recognition Orders and (ii) following the occurrence and during the continuance of an Event of Default, all amounts received by the Administrative Agent on account of the Obligations, from the Borrower Parties and/or all amounts with respect to the proceeds of any Collateral shall be (subject to the proviso below) promptly disbursed by the Administrative Agent as required pursuant to Section 7.06 hereof.
ARTICLE XI
GUARANTY

Section 11.01	Guaranty; Limitation of Liability.
(a)    Each Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees the performance and punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Borrower Party now or hereafter existing under or in respect of the Loan Documents, whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all reasonable out-of-pocket expenses (including reasonable out-of-pocket fees and expenses of counsel to the extent reimbursable pursuant to Section 9.04 but excluding allocated costs of in-house counsel) incurred by the Administrative Agent in enforcing any rights under this Guaranty or any other Loan Document. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Borrower Party to the Administrative Agent or any Lender under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization, winding-up or similar proceeding involving such other Borrower Party.
(b)    Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to the Administrative Agent or any Lender under this Guaranty, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor so as to maximize the aggregate amount paid to the Administrative Agent and the Lenders under or in respect of the Loan Documents.

Section 11.02
Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any Lender with respect thereto. The Obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Borrower Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrowers or any other Borrower Party or whether the Borrowers or any other Borrower Party is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a)    any lack of validity or enforceability of any provision under this Agreement, any Loan Document or any agreement or instrument relating thereto;
(b)    any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Borrower Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Borrower Party or otherwise;
(c)    any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;
(d)    any manner of application of Collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Guaranteed Obligations or any other Obligations of any Borrower Party under the Loan Documents or any other assets of any Borrower Party;
(e)    any change, restructuring or termination of the corporate structure or existence of any Borrower Party;

(f)    any failure of the Administrative Agent or any Lender to disclose to any Borrower Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Borrower Party now or hereafter known to the Administrative Agent or such Lender, as the case may be (each Guarantor waiving any duty on the part of the Administrative Agent and the Lenders to disclose such information);
(g)    the failure of any other Person to execute or deliver this Guaranty or the release or reduction of liability of any Guarantor or surety with respect to the Guaranteed Obligations; or
(h)    any other circumstance (including any statute of limitations) or any existence of or reliance on any representation by the Administrative Agent or any Lender that might otherwise constitute a defense available to, or a discharge of, any Borrower Party or any other guarantor or surety, in its capacity as a guarantor or surety (other than payment or performance).
This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Administrative Agent or any Lender or any other Person, for whatever reason, all as though such payment had not been made.

Section 11.03	Waivers and Acknowledgments.
(e)    Each Guarantor hereby unconditionally and irrevocably waives (to the extent permitted by applicable law) any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.
(f)    Each Guarantor hereby unconditionally and irrevocably waives (to the extent permitted by applicable law) (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Administrative Agent or any Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Borrower Parties, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder.
(g)    Each Guarantor acknowledges that the Administrative Agent may, to the extent permitted by applicable law and the DIP Orders and the DIP Recognition Orders, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Guaranty, foreclose under any Loan Document by non-judicial sale, and each Guarantor hereby waives (to the extent permitted by applicable law) any defense to the recovery by the Administrative Agent and the Lenders against such Guarantor of any deficiency after such non-judicial sale and any defense or benefits that may be afforded by applicable law.
(h)    Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of the Administrative Agent or any Lender to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Borrower Party or any of its Subsidiaries now or hereafter known by the Administrative Agent or such Lender, as the case may be.
(i)    Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 11.02 and this Section 11.03 are knowingly made in contemplation of such benefits.

Section 11.04
Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrowers or any other Borrower Party that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under or in respect of this Guaranty or any other Loan Document, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Administrative Agent or any Lender against the Borrowers or any other Borrower Party, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from the Borrowers or any other Borrower Party, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations (other than inchoate indemnity obligations and similar obligations that survive the termination of this Agreement) and all other amounts payable under this Guaranty (other than inchoate indemnity obligations and similar obligations that survive the termination of this Agreement) shall have been paid in full in cash and the Commitments shall have expired or been terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the later of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty (other than inchoate indemnity obligations and similar obligations that survive the termination of this Agreement) and (b) the Maturity Date, such amount shall be received and held in trust for the benefit of the Administrative Agent and the Lenders, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) any Guarantor shall make payment to the Administrative Agent of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty (other than inchoate indemnity obligations and similar obligations that survive the termination of this Agreement) shall have been paid in full in cash and (iii) the Maturity Date shall have occurred, the Administrative Agent and the Lenders will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

Section 11.05
Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the payment in full in cash of the Guaranteed Obligations (other than inchoate indemnity obligations and similar obligations that survive the termination of this Agreement) and all other amounts payable under this Guaranty (other than inchoate indemnity obligations and similar obligations that survive the termination of this Agreement) and the termination or expiration of all Commitments, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Administrative Agent and the Lenders and their respective successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Eligible Assignee that has been assigned or transferred all or any portion of a Lender’s Advances, Commitments or rights and obligations under this Agreement in accordance with Section 9.07, shall thereupon become vested with all the benefits granted to such transferring Lender under this Guaranty. No Guarantor shall have the right to assign its rights hereunder or any interest herein or delegate any of its duties, liabilities or obligations hereunder or under any other Loan Document without the prior written consent of the Required Lenders, except as otherwise permitted hereby.
Section 11.06    Release.
(a)    A Borrower Party shall automatically be released from its obligations hereunder and the security interest in the Collateral of such Borrower Party shall be automatically released as it relates to the Obligations, upon the consummation of any transaction permitted under this Agreement as a result of which such Borrower Party ceases to be a Borrower Party.
(b)    The security interest granted hereby in any Collateral shall automatically and without further action be released upon the effectiveness of any written consent to the release of the security interest granted hereby in such Collateral pursuant to Section 9.01 of this Agreement. Any such release in connection with any sale, transfer or other disposition of such Collateral shall result in such Collateral being sold, transferred or disposed of, as applicable, free and clear of the Lien and security interest created hereby.
(c)    In connection with any termination or release pursuant to paragraph (a) or (b), so long as the Borrower shall have provided the Administrative Agent and Lenders such certifications or documents as the Agent or the Required Lenders shall reasonably request, the Administrative Agent shall execute and deliver to any Borrower Party, at such Borrower Party’s expense, all documents that such Borrower Party shall reasonably request to evidence such termination or release.
[Remainder of this page intentionally left blank. Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
BORROWERS:
HORSEHEAD CORPORATION

By:    /s/ Robert D. Scherich
Name:    Robert D. Scherich
Title:    Chief Financial Officer

THE INTERNATIONAL METALS RECLAMATION COMPANY, LLC

By:    /s/ Robert D. Scherich
Name:    Robert D. Scherich
Title:    Chief Financial Officer

HORSEHEAD METAL PRODUCTS, LLC

By:    /s/ Robert D. Scherich
Name:    Robert D. Scherich
Title:    Chief Financial Officer

HORSEHEAD HOLDING CORP.

By:    /s/ Robert D. Scherich
Name:    Robert D. Scherich
Title:    Chief Financial Officer

ZOCHEM, INC.

By:    /s/ Robert D. Scherich
Name:    Robert D. Scherich
Title:    Chief Financial Officer

[SIGNATURE PAGE TO SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION
CREDIT, SECURITY AND GUARANTY AGREEMENT]

CANTOR FITZGERALD SECURITIES,
as Administrative Agent

By:    /s/ James Bond
Name:    James Bond
Title:    Chief Operating Officer

[SIGNATURE PAGE TO SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION
CREDIT, SECURITY AND GUARANTY AGREEMENT]

CANTOR FITZGERALD SECURITIES,
as Lender

By:    /s/ James Bond
Name:    James Bond
Title:    Chief Operating Officer

[SIGNATURE PAGE TO SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION
CREDIT, SECURITY AND GUARANTY AGREEMENT]

Hotchkis and Wiley High Yield Fund,
as Lender

By:    /s/ Anna Marie Lopez
Name:    Anna Marie Lopez

Title:	Chief Operating Officer of Hotchkis and Wiley Capital Management, LLC, as investment advisor to the Hotchkis and Wiley High Yield Fund

[SIGNATURE PAGE TO SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION
CREDIT, SECURITY AND GUARANTY AGREEMENT]

Hotchkis and Wiley Capital Income Fund,
as Lender

By:    /s/ Anna Marie Lopez
Name:    Anna Marie Lopez

Title:	Chief Operating Officer of Hotchkis and Wiley Capital Management, LLC, as investment advisor to the Hotchkis and Wiley Capital Income Fund

[SIGNATURE PAGE TO SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION
CREDIT, SECURITY AND GUARANTY AGREEMENT]

Greywolf Capital Management LP, on behalf of Greywolf Event Driven Master Fund, as Lender

By:    /s/ Christopher Samios
Name:    Christopher Samios

Title:	General Counsel

Greywolf Capital Management LP, on behalf of Greywolf Strategic Master Fund SPC Ltd. — MSP 2, as Lender

By:    /s/ Christopher Samios
Name:    Christopher Samios
Title:    General Counsel

[SIGNATURE PAGE TO SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION
CREDIT, SECURITY AND GUARANTY AGREEMENT]

MAK Capital Fund LP,
as Lender

By:    /s/ Michael Kaufman
Name:    Michael Kaufman

Title:	Managing Member

MAK-ro Capital Master Fund LP,
as Lender

By:    /s/ Michael Kaufman
Name:    Michael Kaufman

Title:	Managing Member

[SIGNATURE PAGE TO SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION
CREDIT, SECURITY AND GUARANTY AGREEMENT]

Pine River Deerwood Fund Ltd., as Lender
By: Pine River Capital Management L.P.
Its: Investment Manager

By:    /s/ Jeff Stolt
Name:    Jeff Stolt

Title:	Chief Financial Officer

Pine River Fixed Income Master Fund Ltd., as Lender
By: Pine River Capital Management L.P.
Its: Investment Manager

By:    /s/ Jeff Stolt
Name:    Jeff Stolt

Title:	Chief Financial Officer

Pine River Convertibles Master Fund Ltd., as Lender
By: Pine River Capital Management L.P.
Its: Investment Manager

By:    /s/ Jeff Stolt
Name:    Jeff Stolt

Title:	Chief Financial Officer

Pine River Master Fund Ltd., as Lender
By: Pine River Capital Management L.P.
Its: Investment Manager

By:    /s/ Jeff Stolt
Name:    Jeff Stolt

Title:	Chief Financial Officer

[SIGNATURE PAGE TO SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION
CREDIT, SECURITY AND GUARANTY AGREEMENT]

Trishield Special Situations Master Fund Ltd.,
as Lender

By:    /s/ Alan Jeffrey Buick Jr.
Name:    Alan Jeffrey Buick Jr. (“Jeff Buick”)

Title:	CIO, Trishield Capital Management, its investment manager

[SIGNATURE PAGE TO SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION
CREDIT, SECURITY AND GUARANTY AGREEMENT]

WFM Fund (HoldCo-1) Inc,
as Lender

By:    /s/ R. Valdez
Name:    R. Valdez

Title:	Authorized Person

[SIGNATURE PAGE TO SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION
CREDIT, SECURITY AND GUARANTY AGREEMENT]